As filed with the Securities and Exchange Commission on December 21, 2011
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-1

REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933

AXION INTERNATIONAL HOLDINGS, INC.
(Exact name of registrant as specified in its charter)

Colorado	3086	84-0846389

(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

180 South Street
New Providence, New Jersey 07974
(908) 542-0888

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Steven L. Silverman
Chief Executive Officer
180 South Street
New Providence, New Jersey 07974
(908) 542-0888

(Name, address, including zip code, and telephone number,
Including  area code, of agent for service)

Copies to:

Mark J. Wishner, Esq.
Greenberg Traurig, LLP
1750 Tysons Boulevard, Suite 1200
McLean, Virginia 22102
(703) 749-1300

Approximate date of proposed sale to the public:  as soon as practicable after the effective date of this Registration Statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 (“Securities Act”), check the following box. ☒

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See definition of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one): Large accelerated filer ☐ Accelerated filer ☐ Non-accelerated filer ☐ Smaller Reporting Company ☒.

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Proposed Maximum Aggregate Offering Price(1)	Amount of Registration Fee
Series A convertible preferred shares	$-	$-
Common shares issuable upon conversion of Series A preferred shares(2)	$-	$-
Common shares issuable in lieu of cash payment of dividends (and certain make-whole payments) on the Series A preferred shares	$-	$-
Warrants to purchase common shares(2)	$-	$-
Common shares issuable upon exercise of warrants	$-	$-
Total	$10,000,000	$1,146

(1)
Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(o) under the Securities Act. Pursuant to Rule 416 under the Securities Act of 1933, as amended, the shares being registered hereunder include such indeterminate number of common shares as may be issuable with respect to the shares being registered hereunder as a result of share splits, share dividends, anti-dilution provisions, or similar transactions. No additional registration fee is being paid for these shares.

(2)	No additional consideration is payable upon conversion of the convertible preferred shares or upon issuance of the warrants.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act, as amended, or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to such Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED DECEMBER 21, 2011

PROSPECTUS

AXION INTERNATIONAL HOLDINGS, INC.

10,000 6% Series A Convertible Preferred Shares
(and      Common Shares underlying the 6% Series A Convertible Preferred Shares)
Warrants
(and      Common Shares underlying the Warrants)

We are offering up to 10,000 6% Series A convertible preferred shares, or the Series A preferred shares, and warrants to purchase up to         common shares to purchasers in this offering. We are also offering up to         of our common shares issuable upon conversion of the Series A preferred shares and         of our common shares issuable upon exercise of the warrants. The Series A preferred shares and warrants will be sold in units for a purchase price equal to $1,000 per unit. Each unit will consist of (1) one Series A preferred share which is convertible into         of our common shares at a conversion price of $         per common share, (2) one Class A Warrant to purchase         of our common shares for every common share underlying the preferred share included in such unit, exercisable at any time after the closing date at an exercise price of $        per common share and (3) one Class B Warrant to purchase         of our common shares for every common share underlying the preferred share included in such unit, exercisable at any time after the closing date at an exercise price of $         per common share. The conversion price of the Series A preferred shares and the exercise prices for the warrants will depend upon market conditions and will be determined by our Board of Directors after consulting with the placement agent for this offering.  The conversion price of the Series A preferred shares and the exercise price of the Warrants are expected to be between $        and $        .

Until         , 2014, the Series A preferred shares will have a stated dividend rate of 6% per annum, payable quarterly in cash or, at our election and subject to certain conditions described in this prospectus, in our common shares, which are also being offered by this prospectus.  Thereafter, each holder of Series A preferred shares will be entitled to receive dividends equal, on an as-if-converted to common shares basis, to and in the same form as dividends actually paid on common shares when, as, and if such dividends are paid on common shares. The Company has never paid dividends on its common shares and does not intend to do so for the foreseeable future. The conversion of the Series A preferred shares and the exercise of the warrants are subject to certain ownership limitations described in this prospectus.  If certain conditions described in the prospectus are met, we may, at our option, require the holders to convert the Series A preferred shares into common shares.  For a more detailed description of the Series A preferred shares, the warrants, and our common shares, see the section entitled “Description of Securities” beginning on page 60 of this prospectus.

Our common stock is quoted on the Over-the-Counter Bulletin Board under the symbol “AXIH.”  The last reported sale price of our common stock on the Over-the-Counter Bulletin Board on December 20, 2011 was $0.70 per share.  There is no established public trading market for the Series A preferred shares or the warrants being sold in this offering and we do not expect such a market to develop.

We have retained Ladenburg Thalmann & Co. Inc., or the Placement Agent, to act as our exclusive placement agent in connection with this offering and to use its “best efforts” to solicit offers to purchase the units. We intend to enter into a Placement Agency Agreement with the Placement Agent, relating to the units offered by this prospectus.  The Placement Agent is not purchasing or selling any of our units pursuant to this prospectus, nor are we requiring any minimum purchase or sale of any specific number of units. Because there is no minimum offering amount required as a condition to the closing of this offering, the actual public offering amount, Placement Agent fees and proceeds to us are not presently determinable and may be substantially less than the maximum amounts set forth below. See “Plan of Distribution” beginning on page 65 of this prospectus for more information regarding this arrangement.

	Price to Public	Placement Agent Fees (1)	Proceeds, Before Expenses, to Axion International Holdings, Inc. (2)
Per Share	$	$	$
Total	$	$	$

(1)
For the purpose of estimating the Placement Agent’s fees, we have assumed that they will receive their maximum commission on all sales made in the offering.  The Placement Agent will also be entitled to receive warrants exercisable for a number of shares of common stock equal to 2% of the aggregate number of shares of common stock underlying the Series A preferred shares (but excluding the shares underlying the warrants) issued in this offering and a non-accountable expense reimbursement in an amount equal to 1% of the gross proceeds raised in the offering.

(2)
We estimate total expenses of this offering, excluding the Placement Agent’s fees and expenses, will be approximately $       .  For information concerning our obligation to reimburse the Placement Agent for certain of its expenses see “Plan of Distribution” beginning on page 65 of this prospectus.

This offering expires on the earlier of (i) the date upon which all of the units being offered have been sold, or (ii)           , 2012.  We expect that delivery of the units being offered pursuant to this prospectus will be made to purchasers on or about            , 2012.  In either event, the offering may be closed without further notice to you.

Investing in our common stock involves risks. You should consider the risks that we have described in “Risk Factors” beginning on page 14 of this prospectus before buying our common stock.

You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with different information. We are not making an offer of these securities in any state where such offer is not permitted.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Ladenburg Thalmann & Co. Inc.

The date of this prospectus is         , 2011.

You should rely only on the information contained in this prospectus. Neither the selling stockholder nor we have authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. Neither the selling stockholder nor we are making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus is accurate as of the date on the front cover of this prospectus only. Our business, financial condition, results of operations and prospects may have changed since that date.

TRADEMARKS AND TRADE NAMES

This prospectus includes our trademarks such as “STRUXURE” and “ECOTRAX” which are protected under applicable intellectual property laws and are the property of us or our subsidiaries. This prospectus also contains trademarks, service marks, trade names and copyrights of other companies, which are the property of their respective owners. Solely for convenience, trademarks and trade names referred to in this prospectus may appear without the ™ or © symbols, but such references are not intended to indicate, in any way, that we will not assert, to the fullest extent under applicable law, our rights or the rights of the applicable licensor to these trademarks and trade names.

PROSPECTUS SUMMARY

This summary highlights selected information contained in this prospectus. This summary does not contain all of the information you should consider before investing in our common stock. You should read this entire prospectus carefully, including the risk factors and the financial statements before making an investment decision. This prospectus contains forward-looking statements, which involve risks and uncertainties. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including those set forth under “Risk Factors” and elsewhere in this prospectus.

Unless the context requires otherwise, “we,” “us,” “our,” “our business,” “our company,” “Axion,” and the “Company” and similar terms collectively refer to Axion International Holdings, Inc. and its wholly owned subsidiary, Axion International, Inc.

Our Company

We manufacture, market and sell composite rail ties and structural building products, such as pilings, I-beams, T-beams and boards, which, based upon patented technology, are fully derived from common recycled plastics and high-density polymers, such as polyethylene, polystyrene and polypropylene. These recycled plastics, which are combined with recycled plastic composites containing encapsulated fiberglass, achieve structural thickness and strength and are resistant to changing shape under constant stress (or creep resistant). Our products, manufactured through an extrusion process, are eco-friendly, non-corrosive, moisture impervious, non-chemical leaching and insect and rot resistant. Our products possess superior lifecycles and generally have greater durability and require less maintenance than competitive products made from wood, steel or concrete. We market our products in two lines, the first being ECOTRAX™, our line of rail ties, and the second being STRUXURE™, our line of structural building products.

Our ECOTRAX rail ties have been extensively tested and have garnered initial market acceptance, with in excess of 150,000 rail ties installed in track that were produced based on the formulations we use. We are currently receiving a growing number of orders from an expanding customer base and anticipate a rapid expansion of this product.

The strength and durability of our STRUXURE building products have been well documented through their use in the construction of three, short-span bridges at Fort Bragg, North Carolina, designed to support the extreme tonnage requirements for armored military vehicles such as tanks, and two at Fort Eustis, Virginia, designed to support high-load railroad traffic. We are now undertaking the necessary steps to bring our STRUXURE building products to a broader market such as state departments of transportation, golf courses, municipalities and parks and recreation departments for applications such as boardwalks, short-span light-traffic and pedestrian bridges and marinas.

Although we compete in both business lines with suppliers of traditional products made from wood, concrete and steel, we do not yet know of any competitors offering composite products with the mechanical and structural qualities of our products. As we generate the market acceptance we feel our products are capable of achieving, it is our objective to become the market leader in the manufacture and sale of 100% composite structural products capable of supporting material weight loads and withstanding harsh environmental conditions.

The combination of the materials that are extruded to result in the products we sell is based upon patents which Rutgers University holds and which have been exclusively licensed to us for North and South America, the Caribbean, South Korea, Australia, Saudi Arabia, United Arab Emirates, Russia, Africa (except for South Africa) and China (where we are a co-licensee). There is one other licensee of the patents with whom we are in negotiations to provide us rights for the sale of rail ties in the territories not subject to our license, particularly in Europe, India, Southeast Asia and South Africa. Under our license, we can grant sublicenses for territories and product applications that we may not exploit. Rutgers continues to expand the patent portfolio upon which our license is based, which serves to enhance our position in the market. Our association with Rutgers’ Center for Advanced Materials via Immiscible Polymer Processing provides us access to their scientists to provide ongoing research for the products and composition of products we desire to produce, thereby eliminating much of the cost associated with internal research and development (or R&D) efforts and reducing our overall R&D expenses.

We rely upon several contract manufacturers to produce our products, thereby enabling us to avoid the capital-intensive costs of constructing our own manufacturing facilities. To protect our proprietary interests, we currently supply and maintain ownership of some of the specialized equipment, including molds and quality-assurance components, required by the manufacturing process. Our intent is to have manufacturing facilities in proximity to customers and sources of supply of the materials we require for our manufacturing process to reduce the costs to us and our customers. We have quality control managers in place at these manufacturers to ensure that our products are being manufactured to the specifications our customers require, and will continue to do so as we add new contract manufacturers.

The process through which our products are created is done in an environmentally beneficial way, transforming recycled consumer and industrial plastic wastes that would otherwise be discarded into landfills. Our products consist entirely of recycled materials and, unlike other composites, are not dependent on wood-based materials or other natural materials. In addition, our products sequester carbon and, in the case of rail ties, do not contain creosote, a carcinogen used to coat conventional wood rail ties.

Our success is dependent on our and our contract manufacturers’ continued ability to ensure that we have access to an adequate supply of the recycled plastics and plastic composites required for our manufacturing process. Our purchasing opportunities are greater than other purchasers of recycled plastics and plastic composites because we do not require washed or clear products, which increases the supply of raw materials available to us. Previously, we were a “spot” buyer through brokers of recycled materials. In order to eliminate the middleman and reduce our costs, we currently purchase recycled materials from sources closer to the materials’ points of collection, which also reduces our freight costs. We now purchase baled recycled materials directly from waste-management companies and have contracted with a municipality to purchase their sorted recycled waste. We intend to seek similar arrangements that will enhance our sources of supply, and acquire materials from companies that collect and sort industrial waste. As recycling efforts increase, so should the supply of suitable raw materials we require for our products.

Our principal executive offices are located at 180 South Street, New Providence, New Jersey 07974, and our telephone number is (908) 542-0888.  We maintain a website at http://www.axionintl.com.  Information contained on our website is not considered to be a part of, nor incorporated by reference in, this prospectus.

Our Competitive Strengths

We believe we derive a competitive advantage from the following aspects of our products:

•
Superior long-term physical attributes. Our products, unlike many of the traditional products with which we compete, are impervious to moisture and are non-corrosive, rot and insect resistant and non-chemical leaching. Early indications also show that our products are resistant to changing shape under constant stress, or “creep.”

•
Documented, successful projects and results. Our products have been thoroughly tested and their various attributes have been validated through independent third parties. Our products are based on a proprietary technology that has been developed, tested and validated over a period longer than 20 years, and the lack of access to that technology by others, coupled with the long-term testing that is required to validate products like ours, creates a barrier to entry for prospective competitors.

•
Documented cost savings. Our products represent cost savings over their lifecycles, as the very nature of the material prevents corrosion, rusting, moisture absorption, chemical leaching and rot, thereby increasing their durability and reducing maintenance costs. Our products are often lighter in weight and often feature quick-assembly designs that allow for projects to be built quickly, reducing downtime and inconvenience.

•	Environmentally beneficial. Our products are made from recycled waste and have no natural or environmentally harmful additives that are sometimes used in connection with products of our competitors.

•
Uniqueness of components. We have the ability to engineer and manufacture highly specialized components. We work closely with customers to deliver products that are engineered specifically to meet the challenges of each job or project.

Our Industry

Overview

The deteriorating state of the infrastructure in the United States presents enormous opportunities for our two product lines, ECOTRAX and STRUXURE. Conditions affecting standard building materials such as corrosion, crumbling, material rot, the application of toxic chemicals to retard product failure and maintenance and repair concerns such as painting, staining, rust treatments, and, replacement and downtime costs can be reduced or eliminated by the use of our recycled structural composite building products.

Our two product lines are aimed at different markets, each of which presents unique opportunities.

•
Our ECOTRAX rail tie products are targeted toward railroad customers who are expected to significantly increase capital expenditures in the next several years as a result of increased infrastructure spending globally by both governments and transportation companies.

•
The potential applications for our STRUXURE building products are diverse and can provide solutions across multiple industries. Our intended client base will be various Federal agencies, including the Department of Defense, as well as other local municipalities that look to rebuild public infrastructure, and managers of recreational spaces including, parks, golf courses and marinas.

Railroads

While there are limited miles of new rail track being built each year in the United States, the nation’s railroads still must spend billions annually to repair and maintain the nation’s network of 140,490 miles (operated by mainly freight companies). Replacing worn out rail ties is one of the industry’s biggest ongoing expenses. Railroads have traditionally relied on wood ties, but plastic rail ties, using the latest in plastic technology, offer advantages of lower long-term operating costs and several environmental benefits. ECOTRAX rail ties are 58% and 75% less expensive than wood and concrete rail ties, respectively, over the course of its lifetime. Due to its durability and longevity, ECOTRAX rail ties are well positioned to take advantage of the spending on railroad infrastructure.

•
According to the Policy & Economics Department of the Association of American Railroads (ARA), over the 24-year period from 1980-2003, Class I railroads spent more than $320 billion, a little more than $13 billion per year (approximately 44% of their operating revenue) on capital expenditures and maintenance expenses related to infrastructure and equipment.

•
The ARA believes that including the cost of maintenance, railroads in recent years have been pouring roughly $20 billion a year in private investments into the nation’s rail infrastructure and will continue to do so.

•	The Railway Tie Association estimates that the total number of rail ties sold will total nearly 20.4 million units in 2011, 20.9 million units in 2012, and 21.4 million units in 2013.

Structural Building Products

We plan to market our STRUXURE building components for applications that are required to withstand environmental conditions that generally result in higher maintenance and replacement costs. The success of our building products in the construction of pedestrian and short-span heavy-load bridges has been well documented by the incorporation of our products in the construction of several vehicular and heavy-load bridges for the Department of Defense at Fort Leonard Wood, Missouri and Fort Bragg, North Carolina. These bridges have supported heavy armored vehicles, including tanks. (See Figure 1 below.) The U.S. Department of Defense’s evaluation of these structures resulted in a pronouncement that these bridges should last for 50 years with little maintenance, should be considered for current use by others (including the Department of Transportation), and promote environmental goals.

Congress has mandated that DOD consider corrosion prevention technologies in the acquisition process and mandated that DOD establish a coordinated research and development program for the prevention and mitigation of corrosion for military equipment and infrastructure.

•	According to the Government Accountability Office (GAO), the Department of Defense spends $22.5 billion annually on equipment and infrastructure as an impact of corrosion.

In addition to supplying municipal government customers who have a need to rebuild infrastructure, we believe we are well positioned to introduce our products as components with diverse applications in certain recreational markets, including for use in parks, golf courses and marinas that have routinely used traditional products for piers, bulk heads, boardwalks, light traffic and pedestrian bridges and similar applications.

•	The American Society of Civil Engineers has recommended that the U.S. spend $17 billion a year on bridge maintenance, significantly more than the $10.5 billion that is currently spent each year.

•
Regarding docks, marinas, and piers, the GAO Report on Marine Transportation stated that 13 federal agencies spent an average of $3.9 billion annually on the construction and maintenance of federally authorized projects.

The long-term opportunities for our recycled structural components are substantial and include cell towers, wind turbine poles, sound barriers, boardwalk and residential decking, highway guard rails and posts, sign posts, and other products for State and Federal Departments of Transportation.

Our Growth Strategy

The key elements of our growth strategy include:

•	Developing and expanding market opportunities for our STRUXURE building products;

•	Concentrating on sales of our ECOTRAX rail tie products, where customers and sales opportunities are readily identifiable;

•	Collaborating with the other licensee of our licensed patents for the right to sell ECOTRAX rail ties in its licensed territory;

•	Working with strategic partners in specific geographic and product markets to expand our marketing and sales opportunities;

•	Building brand recognition through the use of trademarks and marketing; and

•
Continue to focus on market segments such as railroads, federal and municipal government agencies and departments who are rebuilding public infrastructure, and the operators and owners of recreational facilities such as golf courses and marinas.

Risks Associated with Our Business, the Offering and Our Common Stock

There are a number of risks related to our business, this offering and our common stock that you should consider before you decide to participate in this offering. You should carefully consider all the information presented in the section entitled “Risk Factors” in this prospectus. Some of the principal risks related to our business include the following:

•
Our products are relatively new to the market and, to date, have limited exposure and acceptance in the marketplace. If our products do not receive market acceptance or meet our quality standards, our ability to execute our business plan most likely will be adversely affected.

•	Our auditors have expressed substantial doubt as to our ability to remain as a going concern and we must raise capital to remain in business.

•
We are dependent on our ability to raise capital from external funding sources. If we are unable to continue to obtain necessary capital from outside sources, we will be forced to reduce or curtail operations.

•	We have substantial convertible debt and redeemable convertible preferred stock with maturity and redemption dates through April 2014.

•
Our business depends on our and our contract manufacturers’ ability to purchase adequate amounts of recycled plastic and plastic composite materials at acceptable prices. If we are unable to purchase such materials reliably, or at acceptable prices, our business will be adversely affected.

•
Our business is reliant on contract manufacturers. If one or more contract manufacturers that we engage do not meet our manufacturing requirements, our ability to manufacture and sell our products will be materially impaired.

•	We face competition from traditional wood, concrete and steel providers of rail ties and structural building components, many of which are sold at prices that are lower than our prices.

•
We derive a competitive advantage from the patents that are licensed to us. If these patents are ever invalidated or if we are ever determined to infringe the rights of third parties, our ability to compete or to produce our products could be threatened.

These and other risks are more fully described in the section entitled “Risk Factors” in this prospectus. If any of these risks actually occurs, our business, financial condition, results of operations, cash flows and prospects could be materially and adversely affected. As a result, you could lose all or part of your investment in our common stock.

THE OFFERING

Issuer	Axion International Holdings, Inc.

Units
Each unit consists of (1) one Series A convertible preferred share that is convertible into      common shares; (2) one Class A Warrant to purchase 0.5 of our common shares for every common share underlying the Series A preferred share included in such unit; and (3) one Class B Warrant to purchase 0.5 of our common shares for every common share underlying the Series A preferred share included in such unit.

Unit Price	$1,000 per unit.

Series A Preferred Shares
Each unit includes one Series A preferred share.  Each Series A preferred share is convertible at the option of the holder into       of our common shares, and has a stated value and liquidation preference of $1,000 per share.  The Company also has the right to require the holders to convert the Series A preferred shares in certain circumstances described in this prospectus.  Until the second anniversary of the closing, the Series A preferred shares will have a stated dividend rate of 6% per annum, payable quarterly in cash or, subject to certain Equity Conditions, in common shares or a combination of cash and common shares, at our election.  After the second anniversary of the closing, the Series A preferred shares will participate in any dividends payable upon our common shares on an as-converted basis.  The Series A preferred shares will not have voting rights, except as may be provided by Colorado law. The Series A preferred shares are pari passu  in dividend rights and liquidation preference with the Company’s outstanding 10% convertible preferred stock. See the section entitled “Description of Securities—Series A Preferred Shares” beginning on page 58 of this prospectus.

Dividends and Make-Whole Payment
Until the second anniversary of the closing, each holder of the Series A preferred shares is entitled to receive dividends at the rate of 6% per annum of the stated value for each preferred share held by such holder payable quarterly on January 1, April 1, July 1 and October 1, beginning on the first such date after the original issue date, and on each conversion date.  Except in limited circumstances (including a failure to meet the Equity Conditions), we can elect to pay the dividends in cash or in duly authorized, validly issued, fully paid and non-assessable common shares, or a combination thereof.  If the Equity Conditions are not met, we must pay the dividends in cash.  If the Equity Conditions have been met and we choose to pay the dividends in common shares, the common shares used to pay the dividends will be valued at 90% of the average volume weighted average price of our common shares for the 20 consecutive trading days ending on the trading day immediately prior to the applicable dividend payment date.  From and after the second anniversary of the closing, each holder of Series A preferred shares will be entitled to receive dividends equal, on an as-if-converted to common shares basis, to and in the same form as dividends actually paid on common shares when, as, and if such dividends are paid on common shares.  We have never paid dividends on our common shares and we do not intend to do so for the foreseeable future.

In the event a holder converts his, her or its Series A preferred shares, or we elect to force conversion of the Series A preferred shares as described herein, prior to the second anniversary of the closing, we must also pay to the holder in cash, or at our option, subject to satisfaction of the Equity Conditions, in common shares valued as described above, or a combination of cash and common shares, with respect to the Series A preferred shares so converted, an amount equal to $120 per $1,000 of the stated value of the Series A preferred shares, less the amount of any dividends paid in cash or in common shares on such Series A preferred shares on or before the date of conversion.

Conversion Price of Series A Preferred Shares	$ per share, subject to adjustment as described in this prospectus. See the section entitled “Description of Securities—Series A Preferred Shares” beginning on page 58 of this prospectus.

Common Shares Underlying Series A Preferred Shares
Based on the conversion price of $       per share, each Series A preferred share is convertible into       of our common shares and all 10,000 Series A preferred shares offered hereby would be converted into       of our common shares.

Class A Warrant Terms
Each unit includes a Class A Warrant to purchase 0.5 of our common shares for every common share underlying the preferred share included in such unit, which equals 50% of the common shares underlying each Series A preferred share.  Class A Warrants will entitle the holder to purchase common shares for an exercise price equal to $       per share, subject to adjustment as described in this prospectus.  Class A Warrants are exercisable immediately after the date of issuance and expire five years after the date of issuance.  See the section entitled “Description of Securities—Warrants” beginning on page 59 of this prospectus.

Class B Warrant Terms
Each unit includes a Class B Warrant to purchase 0.5 of our common shares for every common share underlying the preferred share included in such unit, which equals 50% of the common shares underlying each Series A preferred share.  Class B Warrants will entitle the holder to purchase common shares for an exercise price equal to $       per share, subject to adjustment as described in this prospectus.  Class B Warrants are exercisable immediately after the date of issuance and expire two years after the date of issuance.  See the section entitled “Description of Securities—Warrants” beginning on page 59 of this prospectus.

Anti-Dilution Protection
The Series A preferred shares and warrants included in the units shall have full ratchet anti-dilution protection (including “full-ratchet” price protection from future issuance of stock) subject to customary carve outs, in the event of a down round financing below the conversion price or exercise price, respectively.

Right of Participation	The Investors shall have the right to participate in future financings of the Company for any financing within a period of 24 months from the closing of this Offering.

Conversion
The holders shall have the right to convert the Series A preferred shares, in whole, or in part, at any time, into shares of the common stock of the Company.

The Company shall have the right to require the conversion of the Series A preferred shares if the Company’s common stock trades at 150% of the conversion price for any 20 of 30 consecutive trading days, subject to satisfaction of the Equity Conditions.

Limitations on Beneficial Ownership
Notwithstanding anything herein to the contrary, the Company will not permit any holder to convert the Series A preferred shares or exercise the warrants if, after such conversion or exercise, such holder would beneficially own more than 4.99% (or 9.99%, as elected by the holder pursuant to the terms of the Series A preferred shares or warrants, as applicable) of the shares of common stock then outstanding.

Liquidation Preference
The Series A preferred shares would rank, with respect to rights upon liquidation, winding-up or dissolution, (1) senior to common shares, (2) senior to any series of preferred shares ranked junior to the Series A preferred shares, (3) pari passu to the 10% convertible preferred shares, and (4) junior to all existing and future indebtedness of the Company.

Common Shares Outstanding Before the Offering	25,197,261 shares.

Common Shares Outstanding After the Offering	Approximately shares.

Use of Proceeds
Assuming all units are sold, we estimate that the net proceeds to us from this offering will be approximately $        million.  We intend to use the net proceeds from this offering for working capital and general corporate purposes. See the section entitled “Use of Proceeds.”

Risk Factors
You should carefully read and consider the information set forth under “Risk Factors,” together with all of the other information set forth in this prospectus, before deciding to invest in the units offered by this prospectus.

The number of common shares outstanding before and after the offering is based on 25,197,261 shares outstanding as of December 19, 2011 and excludes:

•	6,479,589 shares of common stock reserved for future issuance under our 2003 and 2010 Stock Option Plans with regard to outstanding awards and awards that may be issued in the future under the plans;

•	762,076 shares of common stock reserved for future issuance pursuant to outstanding stock option awards based on individual arrangements;

•	5,418,806 shares of common stock issuable upon exercise of warrants outstanding as of December 19, 2011;

•
6,078,184 shares of common stock issuable upon conversion of 10% convertible preferred stock outstanding as of December 19, 2011; Pursuant to terms of the sale of our 10% convertible preferred stock, in the event our net revenue for the twelve months ending December 31, 2011 is less than $10 million, an additional 1,519,546 shares of common stock will be issuable upon the conversion of the 10% convertible preferred stock. In addition, warrants for the purchase of up to 3,798,865 shares of common stock will be awarded if we do not reach that threshold.

•
466,816 shares of common stock upon exercise of 10% convertible preferred stock placement agent warrants outstanding as of December 19, 2011 and subsequent conversion of the 10% convertible preferred stock; and

•	1,138,000 shares of common stock issuable upon conversion of all convertible debt outstanding as of December 19, 2011.

RISK FACTORS

This offering and an investment in our common stock involve a high degree of risk. You should carefully consider the risks described below, together with the financial and other information contained in this prospectus, before you decide to purchase shares of our common stock. If any of the following risks actually occurs, our business, financial condition, results of operations, cash flows and prospects could be materially and adversely affected. As a result, the trading price of our common stock could decline and you could lose all or part of your investment in our common stock.

Risks Related to Our Business

Our independent auditors have expressed that there is substantial doubt about our ability to continue as a going concern.

Our independent auditors issued an explanatory paragraph expressing substantial doubt about our ability to continue as a going concern on our financial statements for the three-month transition period ended December 31, 2010 and for the fiscal years ended September 30, 2010 and 2009, based on our significant operating losses and the requirement for external financing. Our financial statements do not include any adjustments that resulted from the outcome of this uncertainty.  Our inability to continue as a going concern would require a restatement of assets and liabilities on a liquidation basis, which would differ materially and adversely from the going concern basis on which our consolidated financial statements have been prepared.

We have generated limited operating revenues. If we are unable to commercially manufacture higher volumes and sell our recycled structural plastic products, we will not be able to generate profits and we may be forced to curtail operations.

As of the date hereof, we have generated limited revenues. As a result, we have limited operating revenue and we anticipate that, for at least the near future, we will operate at a loss.  Our ultimate success will depend on our ability to commercially manufacture higher volumes and sell our recycled structural plastic products.  If we are unable to do so, we will not be able to generate profits and we may be forced to curtail operations.

We are dependent on our ability to raise capital from external funding sources.  If we are unable to continue to obtain necessary capital from outside sources, we will be forced to reduce or curtail operations.

We have not generated any significant cash flow from operations and we will not be cash flow positive for at least the near future.  We also have limited financial resources.  As a result, we will need to obtain additional capital from outside sources to continue operations and commercialize our business plan.  Our ability to execute our business plan depends upon our ability to obtain financing through:

•	bank and other debt financing;

•	equity financing;

•	strategic relationships; and/or

•	other means.

Due to circumstances that we may be unable to control, such as a general market disruption or an operational problem that affects third parties or us, our ability to raise capital from outside sources could be impaired by an inability to access the capital markets or an unforeseen outflow of cash. If we are unable at any point to obtain needed capital from outside sources, we will be forced to reduce or curtail our operations.

The demand for rail ties and structural building products fluctuates, which could adversely affect our results of operations.

Demand in the end markets served by our customers is influenced by many factors, including the following:

•	global and regional economic, political and military events and conditions;

•	fluctuations in energy, fuel, oil and natural gas prices and the availability of such fuels;

•	changes in residential and commercial construction demands, driven in part by fluctuating interest rates and demographic shifts;

•	changes in demand for our products due to technological innovations;

•	changes in laws and regulations (or the interpretation thereof) related to the production of structural plastic products or the environment;

•	prices, availability and other factors relating to our products;

•	continued preferences for wood, metal or concrete, rather than plastic, structural products;

•	increases in costs of labor and labor strikes; and

•	population growth rates.

We cannot predict or control the factors that affect demand for our products. Negative developments in the above factors, among others, could cause the demand for structural plastic products to decline, which could adversely affect our business, financial condition, results of operations, cash flows and prospects.

If we cannot produce enough of our products to satisfy customer demand, our ability to execute our business plan will be adversely affected.

            Our customers’ needs will often require the fulfillment of orders within short periods. As a result, a sudden increase in demand from our customers without a correlative increase of our production capacity or inventory may prevent us from timely satisfying our customers’ demand for our products. Because our customers’ demand will persist regardless of our ability to meet that demand, our inability to produce enough of our product to satisfy our customers’ needs may lead to the use by those customers of wood, concrete or metal products, which could adversely affect our business, financial condition, results of operations, cash flows and prospects.

Our business is subject to risks in obtaining the recycled materials we use at acceptable prices.

The production of our products requires substantial amounts of recycled plastic and recycled plastic composite materials. Our business could suffer from the loss of significant sources of these materials, the payment of higher prices for these materials or the failure to obtain sufficient additional materials to meet planned increases in production. In addition, the price of recycled plastic and recycled plastic composite materials sometimes experiences cyclical variation in cost as a commodity. Our ability to obtain adequate supplies of recycled materials at acceptable cost and quality depends on our success in developing diverse sources of supply that meet our requirements, maintaining favorable relationships with suppliers and managing the collection of supplies from geographically dispersed locations.

As of December 19, 2011, we had substantial convertible debt outstanding with maturity dates over the next six months.

We had approximately $773,000 in convertible debt outstanding as of December 19, 2011 with maturity dates ranging through June 2012. We may not have the capability to repay these obligations when they become due, and will either need to generate appropriate cash flows from operations, raise additional capital from other sources or negotiate with the debt holders to extend the maturity to allow us to commercialize our business plan and further generate the necessary capital for ultimate repayment. If we are unable to do this, we will be forced to curtail or cease operations.

As of December 19, 2011, we had substantial convertible preferred stock issued, containing a redemption feature by the holder anytime after their three-year anniversary of the original purchase.

We had 10% convertible preferred stock with a face value of approximately $7.6 million issued and outstanding at December 19, 2011. At the holder’s election, they may force the redemption of their 10% convertible preferred stock any time after the three-anniversary of their original purchase. Currently, we do not have the resources to redeem these securities, and will either need to generate appropriate cash flows from operations, raise additional capital from other sources or negotiate with the preferred stockholders to eliminate or postpone the redemptions. If we are unable to do this, we will be forced to curtail or cease operations.

Our products are new and, to date, have limited exposure and acceptance in the marketplace.  If our products do not receive market acceptance, our ability to execute our business plan will be adversely affected.

Although earlier versions of our composite rail ties and structural building products, such as I-beams, T-beams, pilings and boards were sold by a predecessor licensee, our products are relatively new to the marketplace. As a result, the claims regarding their attributes have not been fully validated in the marketplace through actual extended use.  Potential customers may be resistant to trying new products such as ours or, after actual use, may determine that our products do not meet their needs.  If our products do not receive market acceptance, our business, financial condition, results of operations, cash flows and prospects will be adversely affected.

Our business is highly reliant on contract manufacturers. If one or more of the manufacturers we engage do not meet our manufacturing requirements, our ability to manufacture and subsequently sell our products will be materially impaired.

We rely on third parties to manufacture our products and we currently have agreements with two contract manufacturers to manufacture our products. Consequently, we are dependent on third parties for the manufacture of our products. Our business is dependent upon our retention of contract manufacturers and the development and deployment of their manufacturing capabilities. There can be no assurance that we will obtain the requisite contract manufacturers or, once retained, that these contract manufacturers will be able to meet our manufacturing needs in a satisfactory and timely manner, or that we can obtain additional contract manufacturers when and if needed. Although we believe there are a number of potential contract manufacturers available, if we are unable to retain them quickly or cost effectively, our ability to manufacture and sell our products will be materially impaired. Our reliance on contract manufacturers involves a number of additional risks, including the absence of guaranteed capacity and reduced control over the manufacturing process, quality assurance, delivery schedules, production yields and costs, and early termination of, or failure to renew, contractual arrangements. Although we believe that these contract manufacturers will have an economic incentive to perform such manufacturing for us, the amount and timing of resources to be devoted to these activities is not within our control, and there can be no assurance that manufacturing problems will not occur in the future. A significant price increase, an interruption in supply from one or more of such contract manufacturers, or the inability to obtain additional contract manufacturers when and if needed, could have a material adverse effect on our business, results of operations and financial condition.

Our business is highly reliant on a small group of customers. If we lose business from those customers, our sales will be materially impaired.

We are subject to risk related to customer concentration because of the relative importance of our largest customers and the increased ability of those customers to influence pricing and other contract terms. Although we strive to broaden and diversify our customer base, a significant portion of our revenue is derived from a relatively small number of customers. Consequently, a significant loss of business from, or adverse performance with regard to, any of our major customers may have a material adverse effect on our financial condition, results of operations and cash flows. Similarly, the renegotiation of major customer contracts may also have an adverse effect on our financial results.

If we are unable to develop substantial sales and marketing capabilities, we most likely will not be able to generate adequate sales.

Sales and marketing have, to date, been conducted by our senior management team.  In the future, we may utilize a joint venture business strategy in certain markets in order to gain sales in a timely and efficient manner. Alternatively, with incremental funding, we may hire sales and marketing staff, additional engineers and supporting staff and implement a detailed marketing program. However, there can be no assurance that we will be successful in entering into joint ventures or developing a sales and marketing force or that our sales and marketing efforts will be successful.

If, as our international sales operations increase, our employees or agents violate the U.S. Foreign Corrupt Practices Act or anti-bribery laws in other jurisdictions, we may incur substantial fines or penalties, or experience other adverse consequences.

Since the quarter ended June 30, 2010, we have received international orders and increased our efforts to arrange international selling activities.  We are subject to the U.S. Foreign Corrupt Practices Act, or the FCPA, and other laws that prohibit improper payments or offers of payments to foreign governments and their officials and political parties by the United States and other business entities for the purpose of obtaining or retaining business. As we begin to operate and sell internationally, there is an increasing risk of unauthorized payments or offers of payments by one of our employees, consultants, sales agents or distributors that could be in violation of various laws including the FCPA, even though these parties are not always subject to our effective control.  Our attempts to implement safeguards may not be effective in preventing employees, consultants, sales agents or distributors from engaging in conduct for which we might be held responsible. Violations of the FCPA may result in severe criminal or civil sanctions, and we may be subject to other liabilities, which could negatively affect our business, operating results and financial condition.

Because our competitors may have greater financial, marketing and research and development resources, we may not be able to successfully compete in our markets.

We compete with suppliers of traditional wood and concrete rail ties and building products and several composite product companies that offer products in our markets.  Most of our competitors and potential competitors have substantially greater financial and marketing resources and capabilities. These companies and others may independently develop technology for the production of plastic rail ties and structural building products similar or superior to our technology, which may result in our products becoming less competitive or obsolete. Competition from other companies may increase as advances in technology are made. We cannot guarantee that we will be able to compete successfully against these competitors in the future or that competition will not have a material adverse effect on our business, financial condition, results of operations, cash flows and prospects.

We depend upon senior management and key personnel. Any loss of their services could negatively affect our business. Our failure to retain and attract such personnel could harm our business, operations and product development efforts.

Our success will depend, to a significant extent, on the performance of our senior management team, and others who we may hire. To the extent that the services of any of our key personnel become unavailable, we will be required to retain other qualified persons. We may not be able to find a suitable replacement for any such person. The loss of the services of key persons could have a material adverse effect on our business, financial condition and results of operations.

Our products require sophisticated research and development, quality-assured manufacturing and a significant marketing and sales effort. Our success will depend on our ability to attract, train and retain qualified personnel for these functions and responsibilities. Competition for personnel in all these areas is intense and we may not be able to hire sufficient personnel to achieve our goals. If we fail to attract and retain qualified personnel, our business, operations and product development efforts most likely would suffer.

We may not have adequate protection for the intellectual property rights on which our business depends.

Our success depends, in part, on our ability to protect our important intellectual property rights (including those licensed from Rutgers). The steps we have taken may not be adequate to deter misappropriation or unauthorized use of our proprietary information or to enable us to detect unauthorized use and take appropriate steps to enforce our intellectual property rights. Rutgers University has obtained multiple U.S. patents that are licensed to us and continues to seek patents with respect to newly developed technologies related to our products. We also rely on a combination of trade secret, nondisclosure and other contractual arrangements, and copyright laws to protect our proprietary rights. We enter into confidentiality agreements with our employees and limit access to and distribution of our proprietary information, and if it is necessary to disclose proprietary information to third parties for business reasons, we require that such third parties sign a confidentiality agreement prior to any disclosure. However, these confidentiality agreements cannot guarantee there will not be disclosure or misappropriation of such proprietary information. In addition, litigation may be necessary to enforce our intellectual property rights, protect trade secrets, determine the validity and scope of the proprietary rights of others, or defend against claims of infringement or invalidity. Intellectual property laws provide limited protection. Moreover, the laws of some foreign countries do not offer the same level of protection for intellectual property as the laws of the United States. Litigation may result in substantial costs and diversion of resources and the attention of senior management, which may limit the development of our business.

If we or our contract manufacturers were found to be infringing any third-party patents, we or they could be required to pay damages, alter our or their products or processes, obtain licenses or cease certain activities. We cannot be certain that if we or they required licenses for patents held by third-parties that they would be made available on terms acceptable to us or them, if at all.

Environmental liabilities and environmental regulations may have an adverse effect on our business.

The company with which we merged previously held minority and non-operating interests in oil and gas properties.  The oil and gas business is subject to environmental hazards such as spills, leaks or discharges of petroleum products and hazardous substances.  Although no claims have been made to date and we no longer have any such interests, potential environmental liability may not be extinguished with regard to a holder, such as us, of oil and gas interests during the period in which the interests were held.

Our current operations, and those of our contract manufacturers, are subject to various federal, state and foreign environmental laws and regulations. Environmental laws and regulations change regularly and we may become subject to increasingly stringent environmental standards in the future, particularly with respect to standards related to climate change issues, such as reporting of greenhouse gas emissions. In addition, we and our contract manufacturers are required to comply with environmental laws and the terms and conditions of multiple environmental permits. Failure to comply with these laws or permits could result in fines and penalties, interruption of manufacturing operations, or the need to install pollution-control equipment that could be costly.

Material weaknesses in our disclosure controls and procedures or our failure to remediate such material weaknesses could result in a material misstatement in our financial statements not being prevented or detected and could affect investor confidence in the accuracy and completeness of our financial statements, as well as our common stock price.

We have identified material weaknesses in our disclosure controls and procedures, including a lack of sufficient internal accounting resources, formal procedures and segregation of duties necessary to ensure that adequate review of our financial statements and notes thereto is performed, and have concluded that our internal control over financial reporting was not effective as of December 31, 2010. These material weaknesses and our remediation plans are described further in Item 9A of our Form 10-KT for the transition period ended December 31, 2010. Weaknesses in our disclosure controls and procedures could result in material misstatements in our financial statements not being prevented or detected. We may experience difficulties or delays in completing remediation or may not be able to successfully remediate material weaknesses at all. Any material weakness or unsuccessful remediation could affect our ability to file periodic reports on a timely basis and investor confidence in the accuracy and completeness of our financial statements, which in turn could harm our business and have an adverse effect on our stock price and our ability to raise additional funds.

During the three-month period ended December 31, 2010, we hired experienced financial staff and have initiated the review, development and implementation of processes, procedures and controls over our financial reporting practices to provide the appropriate level of segregation of responsibilities and oversight.

We have limited operating history with regard to our new business and, as a result, there is a limited amount of information about us on which to make an investment decision.

We commenced our current operations in November 2007 and have recognized limited revenues to date. Accordingly, there is very little operating history upon which to judge our current operations or financial results.

Risks Related to This Offering and Ownership of Our Stock

We have outstanding options, warrants, convertible debentures and convertible preferred stock, and we are able to issue “blank check” preferred stock, that could be issued, resulting in the dilution of common stock ownership.

As of December 19, 2011, we had outstanding options, warrants, convertible debentures and convertible preferred stock that, when exercised or converted, could result in the issuance of up to approximately 19 million additional shares of common stock. Pursuant to the terms of the sale of our 10% convertible preferred stock, if our net revenue does not exceed $10 million for the year ending December 31, 2011, the conversion price is to be reduced to $1.00 per share from $1.25 which may result in an additional 1.5 million shares of common stock issued as a result of conversion, and the Company must grant warrants for the purchase of 50% of the number of common shares issuable upon conversion of the preferred stock at an exercise price equal to the conversion price, which would result in the issuance of an additional 3.8 million shares of common stock.

In addition, our Articles of Incorporation allow the board of directors to issue up to 2,500,000 shares of preferred stock and to fix the rights, privileges and preferences of those shares without any further vote or action by the shareholders. Between March 22, 2011 and April 21, 2011, we issued 759,773 shares of our 10% convertible preferred stock, which shares are convertible into 6,078,184 shares of common stock. To the extent that outstanding options, warrants and convertible debentures or similar instruments or convertible preferred stock issued in the future are exercised or converted, these shares will represent a dilution to the existing shareholders.  The preferred stock could hold dividend priority and a liquidation preference over shares of our common stock.   Thus, the rights of the holders of common stock are and will be subject to, and may be adversely affected by, the rights of the holders of any preferred stock that we have issued or may issue in the future. Any such issuance could be used to discourage an unsolicited acquisition proposal by a third party.

Future sales of our common stock, or the perception in the public markets that these sales may occur, may cause the price of our common stock to decline.

Sales of substantial amounts of our common stock in the public market, or the perception that these sales may occur, could cause the market price of our common stock to decline.  In addition, the sale of our common stock could impair our ability to raise capital through the sale of additional common or preferred stock.

As a new investor, you will incur substantial dilution as a result of this offering and future equity issuances, and as result, our share price could decline.

The Series A conversion price is substantially higher than the net tangible book value per share of our outstanding common shares. On a pro forma basis, after giving effect to the sale of 10,000 Series A preferred shares in this offering and assuming the conversion of all the Series A preferred shares sold in the offering (and excluding common shares issuable upon exercise of warrants), our net tangible book value as of December 31, 2010 would have been $        , or $         per share. This represents an immediate increase in net tangible book value of $        per share to existing shareholders and an immediate dilution in net tangible book value of $         per common share purchased, without giving effect to the potential exercise of warrants offered by this prospectus. In addition to this offering, subject to market conditions and other factors, it is likely that we will pursue additional capital to finance our operations and the development, manufacture and marketing of other products under development and new product opportunities. Accordingly, we may conduct future offerings of equity or debt securities. The exercise of outstanding options and warrants and future equity issuances, including future public offerings or future private placements of equity securities and any additional shares issued in connection with acquisitions, may result in dilution to investors. In addition, the market price of our common shares could fall as a result of resales of any of these common shares due to an increased number of shares available for sale in the market.

Anti-takeover provisions in our articles of incorporation, bylaws and Colorado law could make a third-party acquisition of us difficult.

Our articles of incorporation and bylaws contain provisions that may make it more difficult for a third party to acquire control of us, including provisions that determine when and by whom special meetings of our stockholders may be called. In addition, certain provisions of Colorado law, including provisions that specify that control of shares acquired in excess of certain specified thresholds will not possess any voting rights unless these voting rights are approved by a majority of a corporation’s disinterested shareholders, could make it more difficult for a third party to acquire control of us, even if such change in control would be beneficial to our shareholders.

The price of our common stock, as quoted on the Over-the-Counter Bulletin Board, is highly volatile and the purchase or sale of relatively few shares can disproportionately influence the share price.

The trading price and volume of our common stock has been and may continue to be subject to significant fluctuations in response to:

•	our ability to execute our business plan;

•	actual or anticipated quarterly variations in our operating results;

•	the success of our business and operating strategy; and

•	the operations and stock price performance of other comparable companies.

The trading price of our common stock may vary without regard to our operating performance. Historically, we have been a thinly traded stock, therefore relatively few shares traded can disproportionately influence share price.

Our common stock is deemed to be a “penny stock” and trading of our shares is subject to special requirements that could impede our stockholders' ability to resell their shares.

Our shares are subject to the Penny Stock Reform Act of 1990 which may potentially decrease your ability to easily transfer our shares. Broker-dealer practices in connection with transactions in “penny stocks” are regulated. Penny stocks generally are equity securities with a price of less than $5.00. The penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from the rules, to deliver a standardized risk disclosure document that provides information about penny stocks and the risks in the penny stock market. The broker-dealer also must provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker-dealer and its salesperson in the transaction, and monthly account statements showing the market value of each penny stock held in the customer's account. In addition, the penny stock rules generally require that prior to a transaction in a penny stock, the broker-dealer make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser's written agreement to the transaction. These disclosure requirements may have the effect of reducing the level of trading activity in the secondary market for a stock that is subject to the penny stock rules.

We currently do not intend to pay dividends on our common stock and consequently your only opportunity to achieve a return on your investment is if the price of our common stock appreciates.

We currently do not plan to declare dividends on our common stock in the foreseeable future. Any payment of cash dividends will depend upon our financial condition, capital requirements, earnings and other factors deemed relevant by our board of directors. Consequently, your only opportunity to achieve a return on your investment in our common stock will be if the market price of our common stock appreciates and you sell your common stock at a profit.

There is no public market for the Series A preferred shares or warrants to purchase common shares to be sold in this offering.

There is no established public trading market for the Series A preferred shares and warrants being sold in this offering, and we do not expect a market to develop.  In addition, we do not intend to apply for listing the Series A preferred shares or warrants on any securities exchange. Without an active market, the liquidity of these securities will be limited.

If you are not an institutional investor, you may purchase securities in this offering only if you reside within the states in which we will apply to have the securities registered or are exempt from registration, and, if required, meet any requisite suitability standards.

Because our common stock is quoted on the OTC Bulletin Board and not listed on a national securities exchange, this offering must be registered, or be exempt from registration, in any state in which the units are to be offered or sold. We will apply to register the units, or will seek to obtain an exemption from registration, only in certain states. If you are not an “institutional investor,” you must be a resident of these jurisdictions to purchase our units in the offering. The definition of an “institutional investor” varies from state to state, but generally includes financial institutions, broker-dealers, banks, insurance companies and other qualified entities. If you are not an institutional investor, you may purchase units in this offering only if you reside in the jurisdictions where there is an effective registration or an available exemption, and, if required, meet any requisite suitability standards.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

Certain statements made in this prospectus constitute forward-looking statements. Forward-looking statements include statements preceded by, followed by or that include the words “may,” “could,” “would,” “should,” “believe,” “expect,” “anticipate,” “plan,” “estimate,” “target,” “project,” “potential,” “intend” or similar expressions. These statements include, among others, statements regarding our expected business outlook, anticipated financial and operating results, business strategy and means to implement the strategy, the amount and timing of capital expenditures, the likelihood of our success in building our business, financing plans, budgets, working capital needs and sources of liquidity. We believe it is important to communicate our expectations to our stockholders. However, there may be events in the future that we are not able to predict accurately or over which we have no control.

Forward-looking statements, estimates and projections are based on management’s beliefs and assumptions, are not guarantees of performance and may prove to be inaccurate. Forward-looking statements also involve risks and uncertainties that could cause actual results to differ materially from those contained in any forward-looking statement and which may have a material adverse effect on our business, financial condition, results of operations and liquidity. A number of important factors could cause actual results or events to differ materially from those indicated by forward-looking statements. These risks and uncertainties include, but are not limited to:

•	fluctuations in demand for structural products;

•	the cyclical nature of our customers’ businesses;

•	our dependence on third-party manufacturers;

•	the level of spending by railroads, governments and consumers;

•
federal, state and local legislative and regulatory initiatives relating to infrastructure development and the potential for related regulatory action or litigation affecting our customers’ operations;

•
our ability to implement our capacity expansion plans within our current timetable and budget and our ability to secure arrangements for increased production capacity, and the actual operating costs once we have completed the capacity expansion;

•	our ability to succeed in competitive markets;

•	loss of, or reduction in, business from our largest customers;

•	our ability to make capital expenditures to maintain, develop and increase our asset base and our ability to obtain needed capital or financing on satisfactory terms;

•	substantial indebtedness;

•	restrictions imposed by our indebtedness on our current and future operations;

•	a shortage of skilled labor and rising labor costs for our third-party manufacturers;

•	our ability to attract and retain key personnel;

•	our ability, and our third-party manufacturers’ abilities, to maintain satisfactory labor relations;

•	our reliance on trade secrets and contractual restrictions to protect our proprietary rights;

•	plastics-related health issues and corresponding litigation;

•	our ability to maintain effective quality control systems at our production facilities;

•	fluctuations in our sales and results of operations due to seasonality and other factors;

•	interruptions or failures in our information technology systems;

•	the impact of a terrorist attack or armed conflict;

•	our failure to maintain adequate internal controls;

•	extensive and evolving environmental, health and safety, licensing, reclamation and other regulation (and changes in their enforcement or interpretation); and

•	other factors disclosed in the section entitled “Risk Factors” and elsewhere in this prospectus.

You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this prospectus. Forward-looking statements involve known and unknown risks and uncertainties that may cause our actual future results to differ materially from those projected or contemplated in the forward-looking statements.

All forward-looking statements included herein attributable to us or any person acting on our behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section. Except to the extent required by applicable laws and regulations, we undertake no obligation to update these forward-looking statements to reflect events or circumstances after the date of this report or to reflect the occurrence of unanticipated events. You should be aware that the occurrence of the events described in the “Risk Factors” section and elsewhere in this prospectus could have a material adverse effect on us.

USE OF PROCEEDS

Assuming all units are sold, we estimate that we will receive approximately $     million in net proceeds from the sale of our units in this offering, at the public offering price of $       per unit and after deducting our Placement Agent’s fees and estimated offering expenses payable by us.  However, this offering does not specify any minimum sale of any specific number of units, as a result of which the net proceeds actually received by us may be considerably less than this estimate.  We currently intend to use the proceeds for general corporate purposes, including working capital for international expansion, sales and marketing, building product line expansion and capital expenditures for tooling and equipment.  In addition, the amount and timing of what we actually spend for these purposes may vary significantly and will depend on a number of factors, including our future revenue and cash generated by operations and the other factors described in “Risk Factors.” Accordingly, our management will have discretion and flexibility in applying the net proceeds of this offering.

DETERMINATION OF OFFERING PRICE

Some of the factors considered in determining the offering price of the units were the history and prospects of our Company and comparable companies, similar prior offerings of comparable companies, our management, our capital structure, and currently prevailing general conditions in equity securities markets, including current market valuations of publicly traded companies considered comparable to our company.  We cannot assure you, however, that the price at which the units, Series A preferred shares, common shares or warrants will sell in the public market after this offering will not be lower than the current offering price or that an active trading market in our units, Series A preferred shares, common shares or warrants will develop and continue after this offering. The conversion price of the Series A preferred shares and the exercise prices for the warrants will depend upon market conditions and will be determined by our Board of Directors after consulting with our Placement Agent for this offering.

CAPITALIZATION

The following table summarizes our short-term debt and capitalization as of September 30, 2011, (a) on an actual basis, and (b) on a pro forma basis to reflect the sale of 10,000 Series A preferred shares in this offering and assuming the conversion of all the Series A preferred shares sold in the offering (and excluding common shares issuable upon exercise of warrants), after deducting the Placement Agent’s fees and other estimated offering related expenses payable by us.

The offering does not specify any minimum purchase or sale of any specific number of units. As a result, our actual total capitalization following completion of the offering may be significantly less than the “Pro forma” total capitalization reflected in the below table.

	(Unaudited) September 30, 2011
	Actual	Pro Forma

Cash and cash equivalents	$2,663,846	$

Convertible debt, net	$463,928	$

Fair value of 10% convertible preferred stock warrants	487,555

10% convertible preferred stock, no par value; authorized 880,000 shares; 759,773 issued and outstanding as of September 30, 2011, net	6,594,341

Stockholders’ Equity (Deficit):
Series A preferred stock; ____ authorized shares, ____ shares issued and outstanding as of ____	-

Common stock, no par value; authorized 100,000,000 shares; 24,947,261 shares issued and outstanding at September 30, 2011	22,256,845		22,256,845

Accumulated deficit	(25,260,476)		(25,260,476)
Total stockholders' equity (deficit)	(3,003,631)
Total capitalization	$4,542,193	$

Based on 24,947,261 shares outstanding on September 30, 2011. The number of shares to be outstanding as of September 30, 2011 and after this offering excludes the following:

•	6,442,089 shares of common stock reserved for future issuance under our 2003 and 2010 Stock Option Plans with regard to outstanding awards and awards that may be issued in the future under the plans;

•	762,076 shares of common stock reserved for future issuance pursuant to outstanding stock option awards based on individual arrangements;

•	5,352,136 shares of common stock issuable upon exercise of outstanding warrants;

•
6,078,184 shares of common stock issuable upon conversion of outstanding 10% convertible preferred stock. Pursuant to terms of the sale of our 10% convertible preferred stock, in the event our net revenue for the twelve months ending December 31, 2011 is less than $10 million, an additional 1,519,546 shares of common stock will be issuable upon the conversion of the 10% convertible preferred stock, and warrants for the purchase of up to 3,798,865 shares of common stock will be awarded;

•	466,816 shares of common stock upon exercise of outstanding 10% convertible preferred stock placement agent warrants and subsequent conversion of the 10% convertible preferred stock; and

•	1,138,000 shares of common stock issuable upon conversion of all outstanding convertible debt.

You should read this table in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the consolidated financial statements and related notes included elsewhere in this prospectus.

As of December 19, 2011, there were approximately 1,350 registered holders of our common stock and 60 registered holders of our preferred stock. These figures do not reflect persons or entities that hold their stock in nominee or “street” name through various brokerage firms.

DILUTION

Our net tangible book value as of September 30, 2011 was $         or $         per common share. Net tangible book value per share represents total tangible assets less total liabilities, divided by the number of common shares outstanding. After giving effect to the sale of  10,000 Series A preferred shares in this offering and assuming the conversion of all the Series A preferred shares sold in the offering (and excluding common shares issuable upon exercise of warrants), our net tangible book value as of September 30, 2011 would have been $         , or $           per share. This represents an immediate increase in net tangible book value of $          per share to existing shareholders and an immediate dilution in net tangible book value of $          per share to investors in this offering. The following table illustrates this calculation.

Series A preferred share conversion price		$-
Net tangible book value per share as of September 30, 2011	$-
Increase per share attributable to this offering	$-
As adjusted tangible book value per share after this offering		$-
Dilution per share to new investors in this offering		$-

Based on 24,947,261 shares outstanding on September 30, 2011. The number of shares to be outstanding after this offering excludes the following:

•	6,442,089 shares of common stock reserved for future issuance under our 2003 and 2010 Stock Option Plans with regard to outstanding awards and awards that may be issued in the future under the plans;

•	762,076 shares of common stock reserved for future issuance pursuant to outstanding stock option awards based on individual arrangements;

•	5,352,136 shares of common stock issuable upon exercise of outstanding warrants;

•
6,078,184 shares of common stock issuable upon conversion of outstanding 10% convertible preferred stock. Pursuant to terms of the sale of our 10% convertible preferred stock, in the event our net revenue for the twelve months ending December 31, 2011 is less than $10 million, an additional 1,519,546 shares of common stock will be issuable upon the conversion of the 10% convertible preferred stock, and warrants for the purchase of up to 3,798,865 shares of common stock will be awarded;

•	466,816 shares of common stock upon exercise of outstanding 10% convertible preferred stock placement agent warrants and subsequent conversion of the 10% convertible preferred stock; and

•	1,138,000 shares of common stock issuable upon conversion of all outstanding convertible debt.

DIVIDEND POLICY

We have not paid any dividends on our common stock to date and do not anticipate paying any dividends in the foreseeable future. We intend to retain future earnings, if any, in the operation and expansion of our business. Any future determination to pay cash dividends will be made at the discretion of our board of directors and will depend on our financial condition, results of operations, capital requirements and other factors that our board of directors deems relevant. In addition, under the certificates of designation for the 10% convertible preferred stock and Series A preferred stock, dividends shall not be declared, paid or set aside for any series or other class of stock ranking junior to the preferred stock until all dividends have been paid in full on the preferred stock. Investors should not purchase our common stock with the expectation of receiving cash dividends. The Series A preferred shares included in this offering are pari passu in dividend rights to the 10% convertible preferred shares. The Series A preferred shares and 10% convertible preferred shares have a stated dividend rates of 6% per annum and 10% per annum, respectively as described in the section entitled, “Description of Securities.”

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL
CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis summarizes the significant factors affecting the consolidated operating results, financial condition, liquidity and cash flows of our company as of and for the periods presented below. The following discussion and analysis should be read in conjunction with our combined financial statements and the related notes included elsewhere in this prospectus. This discussion contains forward-looking statements that are based on the beliefs of our management, as well as assumptions made by, and information currently available to, our management. Actual results could differ materially from those discussed in or implied by forward-looking statements as a result of various factors, including those discussed below and elsewhere in this prospectus, particularly in the section entitled “Risk Factors.”

Overview

Our predecessor company was formed in 1981 under the name Analytic Surveys, Inc.  In 2006, our predecessor determined that it would not be able to sustain the operations of its historical business related to digital mapping services and focused on completing long-term contracts that would generate cash, sold certain operations and briefly transitioned its principal business into that of an independent oil and gas enterprise.  In May 2007, our predecessor began to wind down its oil and gas business and exited that business prior to March 2008. On March 20, 2008, the predecessor consummated an Agreement and Plan of Merger (or the Merger) with Axion International, Inc., which became a wholly owned subsidiary of our predecessor. As part of the Merger, the stockholders of Axion International, Inc. succeeded to approximately 90.7% of our predecessor’s issued and outstanding common stock and our predecessor changed its name to Axion International Holdings, Inc. The Merger has been accounted for as a reverse merger in the form of a recapitalization with Axion as the successor.

Axion manufactures, markets and sells composite rail ties and structural building products, such as pilings, I-beams, T-beams and boards which, based upon patented technology and know-how, are fully derived from common recycled plastics and high-density polymers, such as polyethylene, polystyrene and polypropylene. We market our products in two lines, the first being “ECOTRAX,” our line of rail ties, and the second being “STRUXURE,” our line of structural building products.

Sources of Revenues

We derive our revenues through the sale of our ECOTRAX rail ties and STRUXURE building products. Our strategic focus is to advance rapidly the sale of our ECOTRAX rail ties and to create a broad-based market for our STRUXURE building products. To the latter end, we have undertaken strategic initiatives, such as the ongoing development and deployment of supporting documentation, research and publications of the structural properties and performance of our products, with the goal to educate the engineers and developers who might use our products in projects for their clients.

In late 2010, we began the next phase of our development. Having completed a number of commercially engineered solution projects over the past several years, we began refocusing our activities from a proof-of-concept demonstrator to a strategically focused, sales-oriented growth company. Over the past several years, we had focused on advancing the development of our technology and products.  As proof-of-concept, we completed the deployment of our products across multiple customers, applications and industries. Beginning late in 2010 we began introducing our ECOTRAX rail products to mass markets globally and, during the nine months ended September 30, 2011, we began to formulate our sales strategy in regards to our STRUXURE building products to other public- and private-sector buyers. Our strategic focus is on the continued growth of sales, initially within the rail tie sectors, the expansion of our technology within and across markets, and the expansion of our infrastructure in order to manufacture our products and support our growing sales order pipeline.

Cost of Sales and Operating Expenses

Costs of Sales. Our costs of sales are primarily comprised of the cost of raw materials and the costs and expenses associated with our contract manufacturing arrangements.  The price of the raw materials depends principally on the stage and source of the material. We purchase the raw materials in various stages, from bulk plastic containers, which require further processing before use, to ready-for-production pellets. Typically, more processed raw material is more expensive, on a per-pound basis, than less processed material. Likewise, raw materials purchased through third-party brokers or other intermediaries are more expensive than materials purchased directly from municipalities.

Our current strategies to reduce our raw materials costs include broadening our raw materials sources, bidding on recycled municipal materials and purchasing other low-cost, unprocessed materials. Previously, due to the limited amount of time we could devote to materials sourcing, we acquired our raw materials primarily from intermediaries, and purchased production-stage material, which resulted in the acquisition of raw materials at less-than favorable prices. We have recently had some success with acquiring and contracting for raw materials in bulk form, resulting in more favorable prices. For example, during the three months ended June 30, 2011, we bid on and were awarded two contracts for bulk raw materials directly from municipal sources and have identified facilities to wash, dry, grind and prepare it for production. As the cost of our raw materials is the single largest determinant of our costs of sales, we continue to seek out, and secure agreements with, sources of cheaper raw materials, while ensuring those materials meet or exceed our quality standards.

We have also taken steps to reduce our production costs and expenses, while at the same time increasing capacity. Our current effort has been in increasing production capacity, both through a focused joint effort with our existing manufacturing partner, as well as adding an additional manufacturing partner. During the three months ended September 30, 2011, we entered into a third-party manufacturing agreement intended to provide us with a significant increase in production capacity of rail ties. We had anticipated achieving full production capacity by September 1, 2011, but we initiated test production runs in late September 2011, and anticipate reaching full capacity production levels during the three months ending December 31, 2011. As with our existing manufacturing partner, the agreement allows for the production of our products utilizing our manifolds, molds and controllers, at predetermined and fixed production costs during the term of the agreement.

Even with the fluctuations in the prices in the raw materials market, recent steps—from the sourcing of our raw materials to the relationships with our contract manufacturing partners—should continue to benefit us in reducing and controlling our costs of goods sold. We anticipate that the benefit of the lower raw material acquisition costs, increased attention to materials sourcing and lower production costs will be realized in subsequent periods.

Research and Development. Research and development expenses are incurred as we perform ongoing evaluations of materials and processes for existing products, as well as the development of new products and processes. Such expenses typically include costs associated with the design and required testing procedures associated with our two product lines. We continue to work with the scientific team at Rutgers University to enhance our product formulations, develop innovative products and expand the reach of our existing products.

Marketing and Sales. Expenses related to marketing and sales consist primarily of compensation for our sales and marketing personnel, sales commissions and incentives, advertising, trade shows and related travel. We have increased our marketing and sales effort and anticipate incurring significant marketing and sales expenses in the future. The strategy we employ in reaching out to our target markets—whether through collaborative approaches, such as joint ventures, by building our own sales and marketing infrastructure, or by sub-licensing our technology to others—will have a significant effect on our marketing and sales expenses. We expect that in the future, marketing and sales expenses will increase in absolute dollars but will remain relatively consistent as a percentage of revenues.

General and Administrative. General and administrative expenses consist of compensation and related expenses for executive, finance, accounting, administrative, legal, accounting, shareholder services and other corporate expenses. We anticipate that we will continue to use stock-based compensation when compensating consultants and others, in certain situations. In addition, we anticipate as we continue to grow our business, our general and administrative expenses will increase. As a result, we expect that in subsequent periods, general and administrative expenses will increase in absolute dollars as revenue increases, but will decrease as a percentage of revenues.

Depreciation and Amortization. For the three months ended September 30, 2011, we recorded depreciation expense for manufacturing and production equipment as a charge to cost of sales. For prior periods, depreciation of manufacturing equipment was not material and was categorized in operating expenses on our statement of operations.

As we continue to increase our production capacity, we anticipate acquiring additional production equipment and would anticipate an increase in depreciation and amortization expenses as a component of cost of sales.

Interest Expense and Amortization of Debt and Preferred Stock Discount. Interest expense primarily consists of the contractual interest rate we pay on our various convertible debt instruments. Amortization of debt discount consists of the periodic amortization of the debt discounts associated with our convertible debt, the amortization of the fair value of the bonus warrants issued to the holders of the convertible debt, and the amortization of the 10% convertible preferred stock discount.

Critical Accounting Policies

Management’s Discussion and Analysis of Financial Condition and Results of Operations are based upon our financial statements, which have been prepared in accordance with generally accepted accounting principles (or GAAP) in the U.S. The preparation of financial statements in conformity with GAAP requires management to make estimates, judgments and assumptions that affect the amounts reported in our consolidated financial statements and accompanying notes. Our critical accounting policies are those that affect our financial statements materially and involve difficult, subjective or complex judgments by management.

An accounting policy is deemed to be critical if it requires an accounting estimate to be made based on assumptions about matters that are highly uncertain at the time the estimate is made, and if different estimates that reasonably could have been used or changes in the accounting estimate that are reasonably likely to occur could materially change the financial statements.

Use of Estimates. The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date the financial statements and the reported amount of revenues and expenses during the reporting period.  Actual results could differ from those estimates.

Revenue and Cost Recognition. We recognize revenue when a fixed commitment to purchase our products is received, title or ownership has passed to the customer, the amount due from the customer is fixed or determinable, collectability is reasonably assured, and we do not have any specific performance obligations remaining, such that the earnings process is complete. In most cases, we receive a purchase order from our customer specifying the products requested and delivery instructions. We recognize revenue upon our delivery of the products as specified in the purchase order.

In other cases where we have a contract which provides for a large number of products and few actual deliveries, the revenues are recorded each month as the products are produced and the risk of ownership passes to the customer upon pre-delivery acceptance. Prior to deliveries, our customer’s products are segregated from our inventory and not available for fulfilling other orders.

Stock-based Compensation.  We record stock-based compensation for transactions in which we exchange our equity instruments for services of directors, employees, consultants and others based on the fair value of the equity instruments issued at the date of grant or other measurement date.  The fair value of common stock awards is based on the observed market value of our stock.  We calculate the fair value of options and warrants using the Black-Scholes option pricing model. The Black-Scholes model requires the input of subjective assumptions including volatility, expected term, risk-free interest rate and dividend yield. We use a measure of volatility based on the historical volatility of our common stock of a similar period. The expected term of an award is based on the vesting period.  We base the risk-free rate on the rate of U.S. Treasury obligations with maturities similar to the expected term used in the model. Historically, we have not, and do not anticipate paying in the foreseeable future, dividends on our common stock, and accordingly use an expected dividend yield of zero.

Recent Accounting Pronouncements

See Note 1 of the Notes to the Unaudited Condensed Consolidated Financial Statements for the Nine Months Ended September 30, 2011 for a full description of new accounting pronouncements, including the respective expected dates of adoption and effects on results of operations and financial condition.

Results of Operations

The following discussion should be read in conjunction with the information set forth in the consolidated financial statements and the related notes thereto appearing elsewhere in this prospectus.

Nine Months Ended September 30, 2011 and 2010

Revenue. For the nine months ended September 30, 2011 and 2010, we recognized revenue of approximately $2.2 million and $1.3 million, respectively. Sales of our rail ties for the nine months ended September 30, 2011 and 2010 were approximately $1.5 million (with approximately 40% from one customer) and $0.6 million, respectively. The balance for the nine months ended September 30, 2011 was sales of our structural products, and for the same period in 2010, was primarily from the re-construction of the two bridges in Virginia. During the nine months ended September 30, 2011, we shipped products to nineteen customers, including seven new customers during the three months ended September 30, 2011. We have increased our sales backlog and pipeline as a result of our re-focused strategic growth initiative. As of November 2, 2011, our backlog of purchase orders and multi-year delivery contracts in hand of approximately $14.5 million includes approximately $0.8 million in rail ties accepted by our customer at September 30, 2011 but for which transfer of ownership has not occurred. Our pipeline as of November 2, 2011 includes multiple opportunities in the negotiation and review phase totaling approximately $2.0 million and approximately $86.2 million in opportunities in the proposal delivery phase.

Costs of Sales. For the nine months ended September 30, 2011 and 2010, our costs of sales were approximately $2.1 million and $1.3 million, respectively. Because we are in the early stages of commercial activities, costs of sales are highly dependent on the pricing of raw materials and the timing and mix of production activities. With the initiatives underway in the sourcing of our raw materials, we experienced a small reduction in the cost of the raw material component of costs of sales.

Research and Development. Research and development expenses were approximately $0.3 million for the nine months ended September 30, 2011, as compared to $0.2 million for the corresponding period in 2010. We anticipate our research and development expenses may fluctuate significantly as we pursue new products or projects.

Marketing and Sales. We incurred marketing and sales expenses of approximately $0.2 million during the nine months ended September 30, 2011, compared to $0.3 million for the corresponding period in 2010. We have increased our marketing and sales effort and anticipate incurring significant marketing and sales expenses in the near future. The strategy we employ in reaching out to our target markets whether through collaborative approaches, such as joint ventures, by building our own sales and marketing infrastructure, or by out-licensing our technology to others, will have a significant effect on our marketing and sales expenses.

General and Administrative. During the nine months ended September 30, 2011, we incurred approximately $5.1 million in general and administrative expenses. The expenses represent the costs incurred by our senior management team, administrative support provided to them, and the services of consultants to advise and assist with our strategic and financial plan activities.  During the nine months ended September 30, 2011, we recognized approximately $2.8 million in stock-based compensation expense in the form of the fair value of shares of our common stock, warrants or options issued to consultants, collaborators, employees and directors.

General and administrative expenses for the nine months ended September 30, 2010 were approximately $3.2 million. We recognized approximately $1.4 million in stock-based compensation expenses for the nine months ended September 30, 2010.

We anticipate we will continue to use stock-based compensation when compensating consultants and others, in certain situations. In addition, we anticipate as we continue to grow our business, our general and administrative expenses will increase.

Depreciation and Amortization. For the nine months ended September 30, 2011 and 2011, we recorded depreciation and amortization expense of approximately $0.07 million and $0.2 million respectively. For the three months ended September 30, 2011, we recorded additional depreciation expense of approximately $23,000 for manufacturing and production equipment as a charge to costs of sales. For prior periods, depreciation of manufacturing equipment was not material and was categorized in operating expenses on our statement of operations.

During the nine months ended September 30, 2011, we purchased approximately $833,000 of equipment for our production lines. We have outstanding purchase orders for additional production equipment which we anticipate delivery of before December 31, 2011. We anticipate that we will continue to increase our production capacity as necessary and will continue to purchase manifolds, molds, controllers and other equipment necessary to manufacture our products. This may increase depreciation and amortization charged to costs of sales in the future.

Interest Expense and Amortization of Debt and Preferred Stock Discount. Interest expense, primarily related to our convertible debt, the amortization of related convertible debt discount, the amortization of the fair value of warrants issued as additional interest pursuant to our amended convertible debentures, and the amortization of our convertible preferred stock discount, was approximately $1.0 million and $0.6 million for the nine months ended September 30, 2011 and 2010, respectively. The contractual interest and fair value of warrants issued as additional interest on our convertible debt for the nine months ended September 30, 2011, was approximately $0.3 million. At the time of issuance, we recorded discounts on our convertible securities primarily due to the imbedded conversion features, the fair value of any related warrants issued in conjunction with the securities and any costs incurred in issuing the security. These discounts are amortized over the term of the underlying convertible security. For the nine months ended September 30, 2011 we amortized approximately $0.7 million to expense. Any unamortized discount remaining when the security is repaid or converted is written off to expense in that period.

At September 30, 2011, the unamortized discounts for our convertible securities were approximately $1.3 million. The unamortized discount associated with the convertible debentures will be expensed through June 2012. The unamortized discount associated with the convertible preferred stock is being amortized over three years (the period of time after which the preferred stock may be redeemed), and the balance remaining unamortized at September 30, 2011, will be amortized through April 2014.

Income Taxes. We have unused net operating loss carry forwards, which included losses incurred from inception through September 30, 2011. Due to the uncertainty that sufficient future taxable income can be recognized to realize associated deferred tax assets, we have not recorded an income tax benefit from inception through September 30, 2011.

Three Months Ended December 31, 2010 and 2009

Revenue. We did not recognize any revenue during the three months ended December 31, 2010 compared to revenue of approximately $0.3 million during the three months ended December 31, 2009. Revenue of approximately $0.3 million was recognized during the three months ended December 31, 2009 related to engineering and production efforts pursuant to an order for the demolition and construction of two bridges on the U.S. Army base at Fort Eustis, in Virginia. The remaining revenue recognized during that period primarily pertains to the sale of rail ties and other construction activities.

Costs of Sales. For the three months ended December 31, 2009, our costs of sales were approximately 81% of sales. Because we continue in the early stages of commercial activities, our historical costs of sales may not be indicative of the costs of sales in the future.

Research and Development. Research and development expenses increased to approximately $43,000 for the three months ended December 31, 2010 as compared to approximately $27,000 for the corresponding period in 2009.

Marketing and Sales. We incurred marketing and sales expenses of approximately $0.07 million during the three months ended December 31, 2010 compared to approximately $0.1 million for the corresponding period in 2009. As the focus to date has been on advancing our technology and products, we have not incurred significant expenses in marketing and sales effort.  During the three months ended December 31, 2010, we began to increase this effort and anticipate incurring significant market and sales expenses in the near future.

General and Administrative. During the three months ended December 31, 2010 we incurred approximately $1.9 million in general and administrative expenses which compares to approximately $2.5 million for the three months ended December 31, 2009. For both periods, the expenses primarily represent the costs incurred by our senior management team, administrative support provided to them, and the services of consultants to advise and assist with our strategic and financial plan activities.  During the three months ended December 31, 2010 and 2009, we incurred approximately $1.3 million and $1.5 million, respectively in stock-based compensation expense in the form of shares or our common stock or warrants, issued to consultants.

Depreciation and Amortization. Depreciation and amortization of our property, plant and equipment for the three months ended December 31, 2010 and 2009 were comparable at approximately $0.07 million versus $0.06 million, respectively.

Interest Expense and Amortization of Debt Discount. Interest expense related to our convertible debentures and notes was approximately $27,000 and $25,000 for the three months ended December 31, 2010 and 2009, respectively. At the time of issuance, we recorded discounts on these convertible debentures and notes primarily due to the imbedded conversion features and related warrants issued in conjunction with the debt instruments. These discounts are amortized over the term of the underlying convertible debenture or note, and totaled approximately $0.1 million and $10,000 for the three month ended December 31, 2010 and 2009, respectively.

Income Taxes. We have unused net operating loss carry forwards, which included losses incurred from inception through December 31, 2010. Due to the uncertainty that sufficient future taxable income can be recognized to realize associated deferred tax assets, we have not recorded an income tax benefit from inception through December 31, 2010.

Fiscal Years Ended September 30, 2010 and 2009

Revenue. For the years ended September 30, 2010 and 2009 we recognized revenue of approximately $1.6 million and $1.4 million, respectively.  During the year ended September 30, 2010, we fulfilled the orders for two bridges at Fort Eustis, in Virginia, for which we recognized approximately $1.0 million of revenue. In addition, we also recorded sales of rail ties and assorted other products of approximately $0.6 million, including $0.3 million from one customer, during that same period.  During the year ended September 30, 2009, we recognized approximately $0.8 million in revenue associated with two bridges and recorded sales of rail ties of approximately $0.6 million.

Costs of Sales. Cost of sales amounted to approximately $1.5 million and $1.0 million for the years ended September 30, 2010 and 2009, respectively, resulting in gross margins of approximately $57,000 and $0.4 million, respectively. The lower gross profit for the year ended September 30, 2010 was a result of being in the early stages of our manufacturing and commercial activities and included, among other factors, inefficient manufacturing processes and methods and costs of additional materials supplied to the bridge projects. Because we are in the early stages of commercial activities, cost of sales may not be indicative of cost of sales in the future, which may vary significantly and are highly dependent on the pricing of products, concurrent production activities, use of subcontractors and timing and mix of the sales and services.

Research and Development. Research and development costs totaled approximately $0.2 million and $0.5 million for the fiscal years ended September 30, 2010 and 2009, respectively. This decrease reflects the completion of multiple projects with emphasis on product development, prototype molds and other products.  During the fiscal year ended September 30, 2009 we initiated or continued studies with Rutgers University and other third parties to enhance our product formulations, develop new innovative products, and expand the reach of our existing products.

Marketing and Sales.  Marketing and selling expenses decreased to approximately $0.4 million for the year ended September 30, 2010 from $0.5 million for the year ended September 30, 2009. The decrease was primarily due to more emphasis on fulfilling our projects and contracts and less emphasis and personnel effort on building our sales pipeline. Subsequent to September 30, 2010, we hired senior staff with substantial experience in the design, building and execution of a commercial strategic plan and anticipate marketing and sales expenses to increase significantly in the future.

General and Administrative.  General and administrative costs totaled approximately $5.7 million and $3.4 million for the fiscal years ended September 30, 2010 and 2009, respectively. This increase was primarily due to stock-based compensation in the form of shares and warrants issued to consultants. During fiscal year ended September 30, 2010 we recorded approximately $2.3 million in charges related to the issuances of shares of our common stock or warrants providing the right to purchase shares of our common stock at a predetermined price in the future.

Depreciation and Amortization. Depreciation and amortization totaled approximately $0.3 million in the year ended September 30, 2010 compared to $0.2 million in the fiscal year ended September 30, 2009.  This increase primarily reflected our increased investments made in our inventory of molds and the related depreciation.

Interest Expense. Interest expense recognized during the fiscal years ended September 30, 2010 and 2009 was approximately $0.7 million and $0.6 million, respectively. The increase in interest expense resulted from increased amortization of discounts recorded on the notes during the fiscal year ended September 30, 2010.

Debt Conversion Expense. During the fiscal year ended September 30, 2009 we incurred approximately $1.0 million of debt conversion expense associated with the conversion and restructuring of several debentures. There were no corresponding conversions or restructurings during the fiscal year ended September 30, 2010.

Income Taxes. We have unused net operating loss carry forwards, which included losses incurred from inception through September 30, 2010. Due to the uncertainty that sufficient future taxable income can be recognized to realize associated deferred tax assets, no income tax benefit from inception through September 30, 2010 has been recorded.

Liquidity, Capital Resources and Plan of Operations

At September 30, 2011 we had approximately $5.1 million in current assets and $1.9 million in current liabilities resulting in working capital of $3.2 million. This compares to working capital deficits of $0.7 million and $0.6 million at December 31, 2010 and September 30, 2010, respectively, and working capital of $0.5 million at September 30, 2009.

 We used approximately $4.1 million, $0.6 million, $3.1 million and $2.6 million in our operating activities during the nine months ended September 30, 2011, the three months ended December 31, 2010, and fiscal years ended September 30, 2010 and 2009, respectively.

To increase production capacity, we purchased property and equipment of approximately $0.8 million during the nine months ended September 30, 2011. The corresponding amounts for the three month period ended December 31, 2010 and the fiscal years ended September 30, 2010 and 2009 were not material. We anticipate purchasing additional property and equipment during the next twelve months as we continue to expand our manufacturing capacity. We spend approximately $0.7 million to have a typical production line made, delivered and installed. Additional orders for production equipment have been and will be made, for which we will be required to make substantial additional payments.

Financing activities during the nine months ended September 30, 2011 consisted primarily of the sale of our 10% convertible preferred stock of $6.8 million, net of expenses. Financing activities have generated cash proceeds net of expenses and repayments of approximately $0.5 million, $2.8 million and $3.8 million during the three months ended December 31, 2010 and the fiscal years ended September 30, 2010 and 2009, respectively.

During the three months ended December 31, 2010 we were able to finalize amendments to certain of our convertible debentures, which among other amended terms, extended the maturity dates into 2012. Of $772,500 in principal amount of convertible debt at September 30, 2011, $172,500 is due by January 31, 2012 and $600,000 is due in June 2012.

Subsequent to September 30, 2011, we entered into a revolving credit agreement with an unaffiliated, third-party lender. Under the terms of the agreement, the lender has agreed to lend us up to $2.0 million on a revolving basis, which we refer to herein as the Loan. The Loan bears interest at 12% per annum on the outstanding principal amount. The lender may elect to have all or a portion of accrued interest paid in our shares of common stock. The common stock will be valued at the lesser of (a) $0.80 per share or (b) $0.10 per share less than the variable weighted average price, or VWAP, of our common stock for the thirty days ending one trading prior to the date of issuance of such shares. The Loan will mature on September 30, 2012. The lender may convert up to fifty percent of the trailing ninety-day average of outstanding principal amount under the Loan into our common stock. Such common stock shall be valued at the lesser of (a) $0.80 per share or (b) $0.10 per share less than the VWAP for our common stock for any thirty days ending one trading day prior to the date of issuance of such shares. In consideration for the Loan, we were obligated to pay all legal and accounting costs associated with the documentation of the Loan and issued 250,000 shares of our restricted common stock to the lender. We have agreed to use our commercial and reasonable efforts to register the common stock issued to the lender within six months from date of closing provided, however, if such common stock is not registered we will redeem all of the lender’s unregistered stock in cash at a price equal to the greater of (a) the average VWAP for the thirty days ending one trading day prior to the date of issuance or (b) $0.90 per share. We gave the lender a security interest in all of our inventory and accounts pursuant to terms of a security agreement.

Our ability to redeem our convertible preferred stock when and if redeemed by the holder, pay principal and interest on our outstanding debt and to fund our planned operations, including certain minimum royalties pursuant to our license agreement with Rutgers University, depends on our future operating performance or our ability to raise capital. Pursuant to the terms of our 10% convertible preferred stock, we elected to pay the dividend for the quarters ended June 30, 2011 and September 30, 2011 in shares of our common stock, rather than in cash. Whether or not we make the same election for future quarters will have an impact on our cash balances. The timing and amount of our financing needs will be highly dependent on our ability to manufacture our products at a cost which provides for an appropriate return, the success of our sales and marketing programs, our ability to obtain purchase commitments, the size of such purchase commitments and any associated working capital requirements.

Our current operating plans for the next fiscal year are to enhance and significantly expand our manufacturing capacity to meet our customer commitments, expand our marketing and sales capabilities to enhance and expand our pipeline of sales orders, and continue to develop innovative solutions for our customers. Although we have raised additional funds through the issuance of our 10% convertible preferred stock and are currently exploring other financing sources, there can be no assurance that we will achieve our financing needs or if it will be available, or if available, that such financing will be pursuant to terms acceptable to us.  Further, if we issue additional equity or debt securities, stockholders may experience additional dilution or the new equity securities may have rights, preferences or privileges senior to those of existing holders of our common stock.

Disclosure About Off-Balance Sheet Arrangements

We do not have any transactions, agreements or other contractual arrangements that constitute off-balance sheet arrangements.

BUSINESS

Overview

We manufacture, market and sell composite rail ties and structural building products, such as pilings, I-beams, T-beams and boards, which, based upon patented technology, are fully derived from common recycled plastics and high-density polymers, such as polyethylene, polystyrene and polypropylene. These recycled plastics, which are combined with recycled plastic composites containing encapsulated fiberglass, achieve structural thickness and strength and are resistant to changing shape under constant stress (or creep resistant). Our products, manufactured through an extrusion process, are eco-friendly, non-corrosive, moisture impervious, non-chemical leaching and insect and rot resistant. Our products possess superior lifecycles and generally have greater durability and require less maintenance than competitive products made from wood, steel or concrete. We market our products in two lines, the first being ECOTRAX™, our line of rail ties, and the second being STRUXURE™, our line of structural building products.

Our ECOTRAX rail ties have been extensively tested and have garnered initial market acceptance, with in excess of 150,000 rail ties installed in track that were produced based on the formulations we use. We are currently receiving a growing number of orders from an expanding customer base and anticipate a rapid expansion of this product.

The strength and durability of our STRUXURE building products have been well documented through their use in the construction of three, short-span bridges at Fort Bragg, North Carolina, designed to support the extreme tonnage requirements for armored military vehicles such as tanks, and two at Fort Eustis, Virginia, designed to support high-load railroad traffic. We are now undertaking the necessary steps to bring our STRUXURE building products to a broader market such as state departments of transportation, golf courses, municipalities and parks and recreation departments for applications such as boardwalks, short-span light-traffic and pedestrian bridges and marinas.

Although we compete in both business lines with suppliers of traditional products made from wood, concrete and steel, we do not yet know of any competitors offering composite products with the mechanical and structural qualities of our products. As we generate the market acceptance we feel our products are capable of achieving, it is our objective to become the market leader in the manufacture and sale of 100% composite structural products capable of supporting material weight loads and withstanding harsh environmental conditions.

The combination of the materials that are extruded to result in the products we sell is based upon patents which Rutgers University holds and which have been exclusively licensed to us for North and South America, the Caribbean, South Korea, Australia, Saudi Arabia, United Arab Emirates, Russia, Africa (except for South Africa) and China (where we are a co-licensee). There is one other licensee of the patents with whom we are in negotiations to provide us rights for the sale of rail ties in the territories not subject to our license, particularly in Europe, India, Southeast Asia and South Africa. Under our license, we can grant sublicenses for territories and product applications that we may not exploit. Rutgers continues to expand the patent portfolio upon which our license is based, which serves to enhance our position in the market. Our association with Rutgers’ Center for Advanced Materials via Immiscible Polymer Processing provides us access to their scientists to provide ongoing research for the products and composition of products we desire to produce, thereby eliminating much of the cost associated with internal research and development (or R&D) efforts and reducing our overall R&D expenses.

Scientists associated with Rutgers developed the technologies that underlie the patents starting in the 1980s. This technology combines recycled consumer and industrial plastic wastes, that would otherwise be discarded into landfills, with encapsulated recycled fiberglass and transforms these materials through an extrusion process into structural products which are more durable, have a substantially greater useful life and offer more flexible design features than traditional products made from wood, steel and concrete.  Our products also resist rot and damaging insects without the use of chemical treatments and require significantly less maintenance throughout their lifecycles than traditional wood, concrete or steel products.  In addition, beyond the use of recycled products as part of our manufacturing process, our recycled composite products are environmentally friendly, in part because they sequester carbon and do not contain creosote, a carcinogen used to coat conventional wood crossties.

We are currently marketing our products to both the U.S. domestic and international railroad industry, the U.S. military, and industrial engineering and contracting firms. Our initial products consist of:

•	composite rail ties marketed under the brand name ECOTRAX; and

•	structural composite I-beams, T-beams, pilings along with tongue-and-groove planking and various sizes of boards, all marketed under the brand name STRUXURE.

Although relatively new to the marketplace, our products have been tested and validated in several ways over the past twenty years. The Office of Under Secretary of Defense for Acquisition, Technology and Logistics Corrosion Prevention funded a technology innovation demonstration project at Fort Bragg, North Carolina, to test the strength and durability of the thermoplastic products we produce. The U.S. Army Construction Engineering Research Laboratory commissioned a bridge solely made from our products except for sill plates and steel bolts. Independent third parties validated the load testing which included having an M-1 tank transverse the bridge. The conclusion of the DOD Director of Corrosion Policy was that the bridge was not only good for the U.S. Department of Defense, but also for the U.S. Department of Transportation. This endorsement of our products confirmed their structural and environmental potential.  In addition, our ECOTRAX rail ties have been tested in a heavy-axle-load test track environment and have been sold and used by Class 1 railroads.

We believe that by combining our technology and products with the new management team we have assembled, a robust opportunity exists to create and grow our revenue base substantially and become the market leader in recycled plastic-based structural components for load-bearing applications.

Products

Our licensed, patented technology allows for the installation and use of rail ties and standard building products not with engineered resins, but with our recycled material formulations. This advantage secures not only a less expensive raw material but also improved performance. Benefits include:

•	lifecycle savings based on lower maintenance, due to greater durability and longevity;

•	improved performance resulting from non-corrosive, rot and insect resistant and non-chemical leaching attributes of our products; and

•	a positive environmental impact.

We are currently selling ECOTRAX rail ties globally, to both freight and transit railroads whose cost-benefit analysis determined the utility of installing recycled, composite rail ties in high-stress, overheated and moisture-laden areas. We believe we can generate substantial sales for this product without a considerable sales lead time. We have already achieved sales and recurring orders from several railroads, including a major Class 1 railroad, and anticipate receiving several substantial orders in the near future.

The structural composite I-beams (patent pending) and tongue-and-groove planking (patent pending) are innovative products but have been in use for the past eight years. In 2003, a predecessor licensee initially installed these products for a vehicular bridge over the Mullica River in the New Jersey Pine Barrens.   In addition, an earlier bridge construction project was successfully completed at Fort Leonard Wood, Missouri in 1998.  Based on a 2007 analysis performed by the U.S. Corps of Army Engineers, these bridges were determined to be as durable as they were when first installed and remarkably have required virtually no maintenance. In 2009, we supplied the materials for and participated in the installation of the first two structural composite bridges designed for use by military tanks. These bridges can support over 70 tons for track vehicles and over 85 tons for wheeled vehicles. In 2010, we again participated in a unique project, supplying the materials and helping in the design and build of two bridges. These bridges were developed for rail use and are specified to hold 130 tons. Both the tank and rail bridge projects were constructed almost entirely from our materials including pilings, pile caps, girders, decking, rail ties (where applicable), rub rails and railings. We intend to continue to develop new products that will be utilized in various engineered solutions that will serve to expand our market.

Our products were developed after years of research at Rutgers Center for Advanced Materials via Immiscible Polymer Processing, or AMIPP. The AMIPP Advanced Polymer Center is a group of collaborative researchers and stakeholders dedicated to exploring immiscible polymer blends and the novel structures and materials obtained by processing such blends. Founded as a Research Excellence Center by the State of New Jersey and Rutgers University, AMIPP depends on an interactive relationship with industry, government, and other universities to generate a steady stream of new technologies, materials, and products in an environment focused on research, development, and commercialization.

Our products’ novel attributes result from the processes and formulations developed by AMIPP. The Rutgers scientists have developed a process using recycled encapsulated fiberglass that creates a 100% recycled plastic composite product with structural stiffness, strength, and creep resistance. The fiberglass blends thoroughly with a high-density polyethylene (or HDPE) solution, creating a validated load-bearing product. The immiscible polymer blending developed at Rutgers takes HDPE plastic (the second most common recycled plastic) as an input and blends it with fiberglass encapsulated within polypropylene (as found in automotive bumper scrap) in a manner that orients the glass fibers and results in properties that exceed the law of mixtures for the individual materials. This creates products with the best features of both, including the flexibility of HDPE and the stiffness and strength of fiberglass. The modulus and strength benefits have been well documented in research conducted at Rutgers over the past twenty years.

The benefits of the resultant products are many. Our products do not contain nor leach harmful chemicals. They can withstand very hot and very cold temperatures and do not biodegrade or oxidize. In one series of tests, our products were subjected to conditions that simulated decades of exposure to various weather patterns. This accelerated weather testing was stopped at 50 years, demonstrating that our products have the ability to last more than 50 years with minimal maintenance. Practical experience from landfills has suggested that HDPE and fiberglass will take thousands of years to decompose. Comparatively, wood placed outside in the presence of water begins to degrade quickly. Wood can also have knots, soft spots, and other imperfections not found in our products.

The effect of ultraviolet (UV) rays on our products, as demonstrated in a 2001 study, shows degradation of 0.003 inch per year, negligible when compared to wood, or the effects of rust on steel. Carbon black pigment, a natural compound, can be added to our products to reduce the degradation caused by UV rays. Our products have a melting temperature of 125 degrees Celsius and freeze at -125 degrees Celsius; neither temperature is observable under natural conditions on Earth’s surface. The inherent strength and flexibility of the material greatly reduce any concerns of a catastrophic failure.

Our products are virtually impervious to moisture absorption and retain key mechanical properties in humid and wet environments. In addition, the products are resistant to attack by insects such as marine borers that have been shown to destroy the integrity of marine wood structures. Our products also have a high resistance to the abrasion that may occur in marine environments due to sand and salt content found in the water environment. The sand and salt-water resistance comes from the fact that HDPE is one of the more resistant polymer materials, as demonstrated by Taber abrasion tests as well as chemical resistance tests. For these reasons, our material is ideal for the harshest of marine conditions.

The extrusion molding process developed by Rutgers creates a product with a grain-like appearance that is rough to the touch. This characteristic makes our products less susceptible to slipping compared to other composite, plastic-based products with smooth surfaces.

Our products are also resistant to creep. According to ASTM D2990, creep is the permanent deformation resulting from prolonged application of stress below the elastic limit. Creep is influenced by the magnitude of the load, the time the load is applied, and temperature. Testing consists of applying a load to a test specimen and measuring the strain after a specified time. Tensile creep is the strain produced by a specified tensile load after a specified time of application. Flexural creep is the outer fiber strain produced by a specified flexural load after a specified time of application. Our products are designed for 600-psi allowable tensile, compressive and flexural stress. That means that one could park a 71-ton tank on a bridge constructed with our products for 25 years, then drive off the bridge, and the bridge would regain its original shape. The strain for our structural products is 3% or more, which is over four times the fracture strain of wood, at 0.7% strain.

Utilizing 100% recycled plastics and plastic composites, our products have the distinct advantage of being environmentally friendly. In our processes, we:

•	divert plastic from the waste stream;

•	do not use any natural products (such as wood) in our products;

•	do not use any chemicals or toxins to manufacture our products; and

•	develop and sell products that can be recycled again at the eventual end of their useful lives.

Market Opportunities

Overview

The deteriorating state of the infrastructure in the United States presents enormous opportunities for our two product lines, ECOTRAX and STRUXURE. Conditions affecting standard building materials such as corrosion, crumbling, material rot, the application of toxic chemicals to retard product failure and maintenance and repair concerns such as painting, staining, rust treatments, and, replacement and downtime costs can be reduced or eliminated by the use of our recycled structural composite building products.

Our two product lines are aimed at different markets, each of which presents unique opportunities.

•
Our ECOTRAX rail tie products are targeted primarily towards North American railroad customers who are expected to significantly increase capital expenditures in the next several years. Similar trends are expected to emerge outside of North America as a result of increased infrastructure spending by both foreign governments and transportation companies.

•
The potential applications for our STRUXURE building products are diverse and can provide solutions across multiple industries. Our intended client base will be various Federal agencies, including the Department of Defense, as well as other local municipalities that look to rebuild public infrastructure, and managers of recreational spaces including, parks, golf courses and marinas.

Railroads

While there are not many new miles of railroad track being built each year in the United States, the nation’s railroads still must spend billions annually to repair and maintain the nation’s network of 140,490 miles (operated by mainly freight companies). Replacing worn out rail ties is one of the industry’s biggest ongoing expenses. Railroads have traditionally relied on using wood ties, but plastic rail ties, using the latest in plastic technology, offer advantages of lower long-term operating costs and several environmental benefits. ECOTRAX rail ties are 58% and 75% less expensive than wood and concrete rail ties, respectively, over the course of its lifetime. Due to its durability and longevity, ECOTRAX rail ties are well positioned to take advantage of the spending on railroad infrastructure.

•
According to the Policy & Economics Department of the Association of American Railroads (ARA), over the 24 year period from 1980-2003, Class I railroads spent more than $320 billion, a little more than $13 billion per year (approximately 44% of their operating revenue) on capital expenditures and maintenance expenses related to infrastructure and equipment.

•
The ARA believes that including the cost of maintenance, railroads in recent years have been pouring roughly $20 billion a year in private investments into the nation’s rail infrastructure and will continue to do so.

•	The Railway Tie Association estimates that the total number of rail ties sold will total nearly 20.4 million units in 2011, 20.9 million units in 2012, and 21.4 million units in 2013.

Structural Building Products

We plan to market our STRUXURE building components for applications that are required to support heavy loads or withstand environmental conditions that generally result in higher maintenance and replacement costs. The success of our building products in the construction of pedestrian and heavy-load short-span bridges has been well documented. This is demonstrated by the incorporation of our products in the construction of several vehicular and heavy-load short-span bridges for the Department of Defense at Fort Leonard Wood, Missouri and Fort Bragg, North Carolina. These bridges have supported heavy armored vehicles, including tanks. (See Figure 1.1 below.) The U.S. Department of Defense’s evaluation of these structures resulted in a pronouncement that these bridges should last for 50 years with little maintenance, should be considered for current use by others (including the Department of Transportation), and promote environmental goals.

Congress has mandated that DOD consider corrosion prevention technologies in the acquisition process and mandated that DOD establish a coordinated research and development program for the prevention and mitigation of corrosion for military equipment and infrastructure.

•	According to the Government Accountability Office (GAO), the Department of Defense spends $22.5 billion annually on equipment and infrastructure as an impact of corrosion.

In addition to supplying municipal government customers who plan to rebuild infrastructure, (bridges) we believe we are well positioned to introduce our products as components with diverse applications in the recreational market, including for use in parks, golf courses and marinas that have routinely used traditional products for piers, bulk heads, boardwalks, light traffic and pedestrian bridges and similar applications.

•	The American Society of Civil Engineers has recommended that the U.S. spend $17 billion a year on bridge maintenance, significantly more than the $10.5 billion that is currently spent each year.

•
Regarding docks, marinas, and piers, the GAO Report on Marine Transportation stated that 13 federal agencies spent an average of $3.9 billion annually on the construction and maintenance of federally authorized projects.

The long-term opportunities for our recycled structural components are substantial and include cell towers, wind turbine poles, sound barriers, boardwalk and residential decking, highway guard rails and posts, sign posts, and other products for State and Federal Departments of Transportation.

Figure 1.1
Successfully Constructed Bridges
Built Using Our Products and Licensed Technology

Sales and Marketing

In 2011, we began to devote increased attention to sales and marketing.  Over the prior three years, we had advanced the development of our technology and products and had completed the deployment of these products across multiple customers, applications and industries, confirming our proof of concept.  Our products have performed at or above expectations.  The next phase of our growth is to introduce our products to the mass markets.  We have commenced sales efforts for our ECOTRAX rail ties and other recycled structural composite products to railroads and other public- and private-sector buyers. Since these sales are important to our early success, our management team is principally handling these initial sales efforts. In addition, we are establishing strategic engineering and sales relationships to generate further sales penetration. Our initial objectives were to secure sales orders for our ECOTRAX rail ties from railroads and transit lines and sales of our STRUXURE products for boardwalks and similar projects from both the U.S. Army and civilian contracts.  We believe our initial sales and marketing efforts have been positively received in the marketplace and our initial success with railroads and the U.S. Army is an indication of the acceptance of our technology and products in the market.

We are using a branding strategy for our rail ties and structural building products by creating the trademarks and brand names “ECOTRAX” and “STRUXURE,” respectively. We are in the process of creating guidance papers for our STRUXURE building products to present to potential customers and structural engineers. We are also creating a standardized structural building products line for which we will create an inventory for rapid delivery to customers. We feel these initiatives will provide the momentum we desire to create for our products.

With adequate funding, we anticipate expanding our organization to focus on increasing our sales pipeline. We anticipate we will deploy varied sales strategies and organizational structures based on each of the unique market segments that we desire to exploit. We believe our products have broad application across many markets. Each of these markets employs a different supply-chain and back-office infrastructure to support its business.

We may utilize a joint venture business strategy in certain markets in order to maximize profitability in a timely and efficient manner. For example, we may explore potential collaborations with companies that will expedite sales efforts into a given sales channel, such as a marine distribution firm, whereby we will contribute our products, research and development and technology and our partner will contribute the sales and marketing knowledge and effort. We will continue to use traditional methods of marketing through major trade magazines, internet, green social networking and trade shows.

International markets present many options for us.  We are currently exploring business structures, including licensing or creating joint venture relationships. We intend to retain control of the licensing of our intellectual property and of the formulation and the manufacturing process we employ. Currently, we are engaged in discussions with government officials and other organizations within Morocco, South America, Russia, France, India, Mexico, Singapore, Indonesia, Thailand and Trinidad.  To date, we have shipped our products to Morocco, India, Canada, Australia, Mexico Trinidad and Italy.

Manufacturing

We do not own manufacturing facilities for the production of our products.  Instead, we believe that our outsourced, contract manufacturing model provides us the business flexibility to maximize utilization of manufacturing capacity available in the market, respond to the geographic diversity of our customers and minimize our capital requirements.

Our various licensed patented and patent-pending material formulations lend themselves to production through (i) a continuous-extrusion molding process or (ii) a flow-or-intrusion molding process. The size and complexity of the products being manufactured dictate which of the processes we employ. In addition, we have also explored compression and sheet molding processes as we look to develop and promote our technology and expand market acceptance.

This manufacturing and production model will allow us to take advantage of production facilities located near key customers, reducing freight costs to those customers and making our products more cost effective. In addition, this model allows us to utilize raw material sources in various regions of the country and help promote recycling collection and broaden our supply base.

All of our products are currently manufactured at facilities in Pennsylvania and Texas. The production facilities we utilize are often on direct industrial rail links or spurs, to allow for efficient product deliveries to customers and particularly to rail customers. Flatbed and container trucks are also used to transport our products. Because of the weather-resistant properties inherent in our products, we use outdoor storage extensively. Facilities that support the manufacture of large products and are involved in the recycling business lend well to our requirements. We have previously identified and entered into discussions with other contract manufacturing facilities that have the skills and capabilities to manufacture our products, and we will continue to evaluate the need to enter into arrangements with additional facilities.

Currently, we provide the raw materials and place one or more of our own employees in the contract facility to serve as production consultants and quality control experts. We require our third-party contract manufacturers to enter into a non-compete and non-disclosure agreement.

We design and retain ownership of certain production equipment such as molds and dies that are provided to the contract manufacturers during production runs.  All molds and manifolds are designed as component parts and can be transferred between facilities or used interchangeably in a plug-and-play system as production needs dictate. We also provide and train the contract manufacturers with specific, internally designed quality-control equipment and procedure manuals. All of our contract manufacturers are required to maintain extensive quality control records. Once our process is further systemized, we may rely on a cost-per-piece basis, thereby eliminating returns risk and maximizing manufacturers’ incentives to meet or exceed production goals.

Materials Supply

Our products are developed with the use of immiscible polymer blends which, when mixed and processed according to proprietary formulations, yield structural grade properties in the resulting product. Recycled plastic wastes materials are used to achieve the desired results

The raw materials we utilize are widely available, and collected in most communities. Only a portion of the billions of pounds of recyclable-eligible materials generated each year are actually collected, and an even smaller percentage is actually used in recycled products. The raw materials can be sourced directly through municipal recycling facilities, major waste haulers, material grinders or recyclers, or brokers depending on the volume required. Recycled material prices are listed on a commodity-style basis in industry periodicals or on-line. Long-term contracts actually benefit us as a buyer as they will allow us to more accurately project our raw material requirements, seek more competitive pricing from suppliers, and lock in that pricing (within limits) over time. An additional benefit inherent in the recycled material market is that it offers far greater pricing stability than does the virgin material market. The primary costs associated with recycled plastics and plastic composites rest with the collection and grinding process. They are not directly tied to fluctuations and increases in oil prices as are virgin materials.

We foresee no shortage of supply in the raw materials we require. Based upon data derived from the American Chemistry Council, we have determined that, based on our current mixture of 70% high-density polyethylene, or HDPE, the major raw material now used in our process, we will use less than 1% of post-consumer plastic that was processed in the United States in 2009. In addition, as municipalities adopt simpler recycling programs, such as not requiring consumers to sort their recycled waste, the amount of recycled plastics should increase. As more municipalities sort their recyclables, we anticipate we will expand our direct purchasing program and achieve a cost reduction in our raw materials. If it becomes necessary to compete for materials supply on a price basis, we should be in a position to pay higher prices since the return we can achieve on our products will be greater than that available to other purchasers. Our production process also does not require washed or clear plastics, which also increases sources of supply.

We also rely upon polypropylene-encapsulated fiberglass for our products. This material is in automotive and other post-industrial scrap which is currently disposed at the expense of the user into landfills. We do not know of any significant purchasers of this raw material and believe that substantial buying opportunities exist from companies which are paid to dispose of the waste, thereby increasing their profits and making us a purchaser of choice.

Intellectual Property

License Agreement

Pursuant to our License Agreement with Rutgers, we have acquired an exclusive, royalty-bearing license in specific but broad global territories to make, have made, use, sell, offer for sale, modify, develop, import and export products made using patent and patent pending applications owned by Rutgers.  As a result of the License Agreement, we have been granted the right to grant sublicenses. We use these patented technologies in the production of recycled structural composite products, such as rail ties, I-beams, T-beams, pilings and various boards including our tongue-in-groove design, that are utilized in the construction of bridges and marinas.  There is an ongoing flow of new patent applications from Rutgers that we will have the ability to utilize under our License Agreement, such as the patent pending on a new piling design.

We are obligated to pay Rutgers royalties ranging from 1.5% to 3.0% on various product sales, subject to certain minimum payments of $20,000 per year and to reimburse Rutgers for certain patent defense costs in the case of patent infringement claims made against the Rutgers patents.  We also pay annual membership dues to Rutgers Center for Advanced Materials via Immiscible Polymer Processing, or AIMPP, a department of Rutgers, as well as consulting fees for research and development projects. The term of the License Agreement runs until the expiration of the last-to-expire issued patent within the Rutgers’ technologies licensed under the License Agreement, unless terminated earlier.  The membership dues allow us to use AIMPP for basic research and development at no additional cost, with access to more comprehensive R&D services available to us for fees determined on a per-project basis.

Intellectual Property under License Agreement

Our licensed technologies are based on materials/composition of matter, processing and use and design patents. The patents are held by Rutgers University.  The compositions are used to produce structural products from recycled waste materials. The processing capacity allows the production of efficient shapes from these blends such as rail ties, I-beams and pilings. Our licensed material patents are for immiscible polymer blends which, when mixed and processed according to proprietary formulations, yield structural grade properties in the resulting product. The concept is relatively straightforward. Rather than mixing materials with similar properties together to yield a third material (a commonly accepted industry practice), our licensed technology blends two separate materials in a manner that allows them to physically bind together while still retaining their original properties. In effect, a rugged, weather-resistant material is mixed with a stiff and rigid material to yield both strength and stiffness properties.

 Our licensed patents cover multiple material compositions, including high-density polyethylene (or HDPE), a polymer commonly available from post-consumer and post-industrial waste streams, together with either stiffer polymers or polymer composites. Each of these polymer combinations can be used in rail tie manufacturing, which is our most completely tested and accepted product.  Included in our license are three pending patents covering manufactured shapes. One of the patents covers both I-beams and tongue-in-groove planking. Another patent covers a method to produce even longer I-beams with variable shapes. The third patent covers a newly designed rail tie that obviates the need for the expensive steel tie plate.

Competition

We believe our competitors are the suppliers of traditional rail ties and building materials made from wood, steel and concrete. These materials have gained widespread acceptance over time. We know of no other company that produces products with qualities similar to ours.  We do not view other composite manufactures of plastic-based products as competition for some of the applications for which our products are most suitable since, to our knowledge, these other composites cannot withstand significant load factors and because many of these products have wood components that cause the products not to possess the distinguishing features of our products.  To the extent we compete with traditional suppliers, there are many competitors across the industry verticals we have targeted.  Since our products will often be more expensive in the short-term, but less expensive in the long-term, we believe that can readily compete in our markets.  Our challenge is to better educate potential customers in particular industries as to these advantages.  Our competition and strategies for growth in particular industries are described in greater detail below.

Rail Ties

Before we launched our current business, there were other companies in the composite rail tie industry, which demonstrated the enthusiasm of the railroad market for composites.  One particular company received an order for one million rail ties from a major freight carrier. However, the customer experienced a number of quality control issues, a high rejection rate in the field and significant management turnover, but they were able to establish the potential volume that the rail industry could generate. Another privately held rail tie manufacturer based in Florida remains active in the industry, but with limited production capacity and limited market penetration.  A Japanese company produces composite rail ties from virgin materials and, as a result, the company’s products are both more expensive and less environmentally friendly than our ECOTRAX products.

We believe composite rail ties make up less than 5% of the replacement rail ties ordered in the United States, so there is ample room for increasing the proportion of composite ties ordered relative to those made from traditional materials.  We note that more than 1.5 billion gross tons have run over 100 of our ECOTRAX rail ties at an American Association of Railroads test track in Pueblo, Colorado, and 200,000 rail ties, produced based upon our technology, have been in service and no incidents have been reported. We believe that this record, combined with our ability to produce our ECOTRAX rail ties more quickly than potential competitors could be able to produce their composite ties, positions us to lead the composite rail tie market.

Traditional Building Materials

Our primary competitors for our STRUXURE building products are producers of traditional wood, steel and concrete building materials.  Domestically, producers of composite building materials tend to focus their offerings on the home improvement market, whereas our STRUXURE products are intended for use in boardwalks, lightweight and pedestrian bridges, golf courses, and other non-residential applications.  With respect to marine applications, the largest supplier of composite marine products is the Seaward division of Trelleborg. This supplier has a system of virgin fiberglass rods which are inserted in a polymer shell to create pilings and related marine products. This supplier uses a multi-stage manufacturing process and virgin materials which we believe creates a more expensive solution than the products we can offer.

Employees

As of December 19, 2011, we had eleven full-time employees and continue to utilize consultants on an as-needed basis.

PROPERTIES

We own no real property and lease approximately 2,100 square feet of office space in New Providence, New Jersey pursuant to a three-year lease agreement for office space which provides for an initial monthly lease payment of approximately $4,000 with customary annual increases.  These premises serve as our corporate headquarters. The initial term of the lease expires on October 31, 2012 and the lease provides one renewal option for an additional three-year term.

MANAGEMENT

The following table sets forth the names and ages, as of December 19, 2011, of all of our current directors and executive officers along with their current positions.  All directors hold office until the next annual meeting of stockholders or until their successors have been elected and qualified.

Name	Age	Position
Perry Jacobson	51	Chairman, Board of Directors
Steven Silverman	47	President, Chief Executive Officer and Director
James J. Kerstein	53	Chief Technology Officer, Secretary and Director
Donald Fallon	57	Chief Financial Officer and Treasurer
Michael Dodd	40	Director
Anthony Hatch	51	Director
Dr. Allen Hershkowitz	56	Director
Peter Janoff	55	Director

The principal occupations of and certain other information about each of our executive officers and directors are as follows:

Perry Jacobson. Mr. Jacobson was appointed to our board of directors on September 20, 2010.  He is currently serving as a Managing Director at Brookstone Partners (“Brookstone”).  In his role at Brookstone, Mr. Jacobson is responsible for managing B.P. Mezzanine Capital, LLC, a captive mezzanine fund which primarily invests alongside Brookstone’s equity capital as well as working with the firm's Limited Partners.  Prior to joining Brookstone, Mr. Jacobson was a specialist on the New York Stock Exchange from 1982 to 2004.  He started his career with CMJ Partners and continued with Wagner, Stott and Mercator after their merger.  Mr. Jacobson became a member of the managing committee at each firm where he was involved in both day to day and policy decisions.  Mr. Jacobson was also a NYSE Floor Governor and a member of the NYSE Market Performance Committee which sets rules and procedures for NYSE trading.  Mr. Jacobson graduated from Boston University with a B.S. in Business Administration in 1981.

Steven Silverman. Effective January 18, 2011, Mr. Silverman was appointed Chief Executive Officer. Prior to that, Mr. Silverman served as the Company’s President and Chief Operating Officer and has been on our board of directors since November, 2010. Mr. Silverman previously served as Executive Vice President of Archbrook Laguna, LLC (or Archbrook), a total solutions provider supplying consumer electronics and computer products to retailers through state-of-the-art logistical services from 2006 until he joined our company.  He held a series of roles at Archbrook, serving as Vice President of Operations and Business Development of Archbrook from 2000 until 2005, and before that as Vice President of Sales from 1997 until 2000.  As Executive Vice President, Mr. Silverman was responsible for developing and implementing strategic corporate policy as well as the day-to-day operational management of Archbrook.  As Vice President of Operations and Business Development, Mr. Silverman assumed a diverse range of strategic and operational functions, with a focus on business development. Mr. Silverman received a B.S. in Business Administration from Widener University in 1986.

James J. Kerstein. Mr. Kerstein was appointed Chief Technology Officer on January 18, 2011 and our Secretary on October 22, 2010, and has served as one of our directors since March 2008. Mr. Kerstein had previously served at the Chief Executive Officer of Axion since 2007.  Prior to that, Mr. Kerstein was the President of Plast-O-Matic Valves Inc., a privately-held manufacturer of high end polymer valves focused on the semiconductor and wastewater industries from December 2004 through May 2007.  From 1996 to 2004, he was the founder, Chief Executive Officer, President and Chairman of Polywood, Inc., a manufacturer of recycled plastic resins utilizing the Rutgers University developed technologies for the production of structural plastic products.  Mr. Kerstein is credited as a co-inventor on multiple patents dealing with formulations and uses of recycled plastics. Mr. Kerstein received a BBA in Accounting from George Washington University and a Master’s degree in Human Resources Management Development from Chapman University.

Donald Fallon. Mr. Fallon was appointed Chief Financial Officer and Treasurer in November 2010. Mr. Fallon has served as a Chief Financial Officer of several publicly traded companies throughout his career, including CepTor Corporation (formerly OTCBB:CEPO) (biopharmaceuticals) and Life Medical Sciences Inc. (formerly NASDAQ:CHAI) (biomaterials). He has also served in various senior financial management capacities for other public companies, including Guilford Pharmaceuticals Inc. (formerly NASDAQ:GLFD) (pharmaceuticals), PharmaKinetics Laboratories, Inc. (formerly NASDAQ: PKLB) (bio-analytical contract services) and Ryland Group Inc. (NYSE:RYL) (homebuilding). Mr. Fallon has worked with many private early-stage companies as an employee and consultant providing financial, accounting and operational advisory services. Mr. Fallon is a certified public accountant, holds an MBA in Finance from Loyola University Maryland, and received a BS in Accounting from University of Baltimore and is a member of the American Institute of Certified Public Accountants and various other professional organizations.

Michael Dodd. Mr. Dodd, appointed to our board of directors on September 20, 2010, is currently serving as the Chief Executive Officer of 3D Global Solutions Inc. (or 3D).  3D provides professional program management services to governments, corporations and global organizations.  His responsibilities at 3D include providing senior leadership in all aspects of sales, marketing, production, and administration. Prior to joining 3D, Mr. Dodd was a Managing Director of the Federal Technology Group of Audio Visual Innovations, Inc., where he served as an advisor to management and the Board of Directors in matters relating to strategic growth in vertical market opportunities.  Mr. Dodd graduated from Catholic University of America with a B.A. in Political Science in 1994.  He also served in the United States Military from September 1989 through October 2000.

Anthony Hatch. Effective December 6, 2010, Mr. Hatch was appointed to our board of directors. Mr. Hatch is the founder of ABH Consulting, which he started in 1999 to provide independent analytical research and consulting services in the freight and railroad industries to private equity funds, hedge funds and major railroads.  He is a frequent contributor to Progressive Railroading, a leading railroad industry publication, and is the co-sponsor of RailTrends, a railway industry conference held each Fall in New York City.  Mr. Hatch has been a senior transportation analyst on Wall Street for over twenty years, having worked at Salomon Brothers, Argus Research, PaineWebber and NatWest.  Mr. Hatch received his A.B., cum laude, from Harvard University in 1982.

Dr. Allen Hershkowitz. Dr. Hershkowitz was appointed to our board of directors on May 25, 2011.  Dr. Hershkowitz is a Senior Scientist at the Natural Resources Defense Council (“NRDC”) and a leader in the movement to make environmental responsibility understandable and achievable for every individual and institution.  Dr. Hershkowitz joined NRDC’s senior staff in 1988.  Dr. Hershkowitz has received awards and recognition from the U.S. EPA, the American Institute of Architects, Scenic Hudson, and the Natural Resources Defense Council. Dr. Hershkowitz received his Ph.D. in political economics, specializing in energy resources economics, from the City University of New York Graduate School in 1986. He earned a M. Phil. in political economics in 1982, a B.A. (cum laude) from the City College of New York in 1978 and a Certificat D’assiduite from the University of Grenoble in 1975.

Peter Janoff. Mr. Janoff was appointed to our board of directors effective November 11, 2010. Mr. Janoff is currently serving as a Senior Asset Manager for DRA Advisors, LLC, a registered investment advisor.  He has held that position since March 2009.  From January 2008 to January 2009, Mr. Janoff held the position of President and Chief Operating Officer of Brascan Property Management Company, S.A., a property management company for Brookfield Asset Management’s retail platform in Brazil.  From August 2005 to December 2007, Mr. Janoff was employed by Pyramid Management Group where he served as General Manager and Senior Asset Manager of Palisades Center, one of the largest and most complex retail entertainment and dining facilities in the United States.  Mr. Janoff earned his Juris Doctor degree from Hofstra Law School in 1981 and his B.A. degree in Economics from the State University of New York in 1978.

Background and Qualifications of Directors

When considering whether directors and nominees have the experience, qualifications, attributes and skills, taken as a whole, to enable the board of directors to satisfy its oversight responsibilities effectively in light of the our business and structure, the board focuses primarily on each person’s background and experience as reflected in the information discussed in each of the directors’ individual biographies set forth above. We believe that our directors provide an appropriate mix of experience and skills relevant to the size and nature of our business. As more specifically described in the biographies set forth above, our directors possess relevant knowledge and experience, industry-specific and otherwise, in the manufacturing, recycled plastics, transportation, finance and business fields generally, which we believe enhances the board’s ability to oversee, evaluate and direct our overall corporate strategy. The board annually reviews the composition and size of the board so that the board consists of members with the proper expertise, qualifications, attributes, skills, and personal and professional backgrounds needed by the board, consistent with applicable regulatory requirements.

Committees

Nominating Committee

We do not maintain a nominating committee of the board.  Nominations for election or appointment to the board are made by the full board.  Because of our small size, we do not believe that a nominating committee would significantly improve our nomination process.  We do not have in place procedures by which security holders may recommend nominees to the board of directors and have not received any recommendations for nominee for the board of directors from any security holders.

Audit Committee

Mr. Janoff is chairman and Dr. Hershkowitz is a member of our Audit Committee of the board of directors. Mr. Janoff is an independent director and a financial expert.  The Audit Committee charter was filed as Appendix B to our Proxy Statement on Schedule 14A, filed on September 28, 2010.

Compensation Committee

The Compensation Committee of the board of directors was established at its meeting on January 18, 2011.  Mr. Dodd and Mr. Jacobson are the members of the Compensation Committee.

EXECUTIVE COMPENSATION

The following Summary Compensation Table sets forth, for the fiscal years ended September 30, 2009 and 2010 and for the three-month transition period ended December 31, 2010, all cash compensation, paid, distributed or accrued for services, including salary and bonus amounts, rendered in all capacities by our Chief Executive Officer and all other executive officers whose total compensation for such periods equaled or exceeded $100,000 during the stated periods.

Summary Compensation Table
Name and					Option	All Other
Principal Position	Year		Salary	Bonus	Awards	Compensation		Total

James Kerstein	2010	(1)	$52,000	$-	$-	$-		$52,000
Chief Executive Officer and Secretary (2)	2010		208,000	-	-	10,200	(3)	218,200
	2009		208,000	-	-	10,200	(3)	218,200

Marc Green (4)	2010	(1)	-	-	-	-		-
Former President and Treasurer	2010		73,848	-	-	-		73,848
	2009		120,000	-	-	-		120,000

Steven Silverman (5)	2010	(1)	33,654	-	243,996	-		277,650
President and Chief Operating Officer	2010		-	-	-	-		-

(1)	Reflects information for the three-month transition period ended December 31, 2010.
(2)	On January 18, 2011, Mr. Kerstein resigned as Chief Executive Officer and was appointed Chief Technology Officer.
(3)	Includes an automobile allowance in the amount of $850.00 per month.
(4)	Mr. Green resigned as President and Treasurer in May 2010.
(5)	Mr. Silverman was appointed President and Chief Operating Officer on September 23, 2010. Mr. Silverman was appointed President and Chief Executive Officer on January 18, 2011.

Employment Agreements

Steven Silverman

September 2010 Agreement

Axion entered into an employment agreement, dated September 23, 2010, with Mr. Silverman that provided for his employment with Axion as President and Chief Operating Officer. Under the terms of the employment agreement, Mr. Silverman receives annual base compensation in the amount of $175,000, which will be increased to the following amounts upon reaching the following revenue milestones: (i) $250,000 upon Axion achieving $10,000,000 in sales during any fiscal year (“1st Milestone”), (ii) $300,000 upon Axion achieving $15,000,000 in sales during any fiscal year (“2nd Milestone”), and (iii) $375,000 upon Axion achieving $25,000,000 in sales during any fiscal year (“3rd Milestone”).  Mr. Silverman is also entitled to receive benefits (including health insurance) provided to other senior executives.

In addition, Mr. Silverman was awarded an option pursuant to our 2010 Stock Plan, to purchase up to 1,000,000 shares of common stock of Axion. Such option is exercisable for a term of seven years, of which (i) an option to purchase up to 150,000 of common stock at $1.05 per share is immediately exercisable, (ii) an option to purchase an additional 100,000 shares of common stock  at $1.25 per share is exercisable on October 11, 2011, (iii) an option to purchase an additional 250,000 shares of common stock at $1.50 per share is exercisable upon our achieving the 1st Milestone, (iv) an option to purchase an additional 250,000 shares of common stock  at $1.75 per share upon the Company achieving the 2nd Milestone, and (v) an option to purchase an additional 250,000 shares of common stock at $2.50 per share upon the Company achieving the 3rd Milestone.

In the event, following a change in control as defined in his employment agreement, Mr. Silverman’s employment is terminated by the Company for any reason other than (i) for cause, as defined in his employment agreement, (ii) due to death, or (iii) due to a permanent disability, as defined in his employment agreement, Mr. Silverman shall be entitled to receive severance in the amount of $300,000, payable in a lump sum amount, plus, if such termination occurs prior to October 11, 2011, his option to purchase an additional 100,000 shares of common stock at $1.25 per share will be exercisable on such date.

The agreement also requires Mr. Silverman to enter into Axion’s standard confidentiality and inventions agreement.

May 2011 Amendment

Pursuant to a letter agreement dated May 10, 2011, the terms and conditions contained in the offer letter dated September 23, 2010 were amended as follows:

•	Effective May 1, 2011, Mr. Silverman’s base salary was increased to $210,000;

•	Mr. Silverman’s base salary will be further increased to $300,000 and $375,000 upon the Company’s achievement of $15 million and $25 million in sales during any fiscal year, respectively;

•	Mr. Silverman was awarded an option to purchase 150,000 shares of our common stock at $1.20 per share, which is exercisable through May 10, 2018;

•
In addition, Mr. Silverman was awarded an option to purchase 150,000 and 100,000 shares of our common stock at $1.75 and $2.00 per share upon the Company’s achievement of $20 million and $50 million in sales during any fiscal year, respectively, and will expire on May 10, 2018; and

•
Upon the attainment of certain designated management objectives as established by the board of directors, Mr. Silverman will be entitled to purchase an additional 200,000 shares of our common stock until May 10, 2018, at an exercise price equal to the market price of the our common stock on the date the objectives have been met.

James Kerstein

January 2008 Agreement

Axion entered into an employment agreement, dated as of January 1, 2008, with Mr. Kerstein that provides for his continued employment with Axion as Chief Executive Officer through January 1, 2013. Under the terms of the employment agreement, Mr. Kerstein receives annual base compensation in the amount of $208,000, which will be increased to the following amounts upon reaching the following revenue milestones: (i) $388,000 upon Axion achieving annual revenues of $10,000,000, (ii) $488,000 upon Axion achieving annual revenues of $15,000,000, and (iii) $508,000 upon Axion achieving annual revenues of $25,000,000.  Mr. Kerstein is also entitled to receive benefits (including health insurance) provided to other senior executives and automobile allowance of $850 per month.

In addition, Mr. Kerstein was previously awarded options to purchase 16 shares of common stock of Axion at an exercise price of $1.00 per share.  As a result of the Merger and the reverse stock split, such options were automatically converted into the right to purchase 762,076 shares of common stock of the Company, at an exercise price of $0.00002 per share.  The options are exercisable for a term of five years, of which (i) 190,519 shares vest upon Axion achieving annual revenues of $10,000,0000, (ii) 285,779 shares vest upon Axion achieving annual revenues of $15,000,000 and (iii) 285,778 shares vest upon Axion achieving annual revenues of $25,000,000; provided, all of the options vest in the event of (i) a change of control, as defined in his employment agreement, (ii) termination of Mr. Kerstein’s employment by Axion without cause, as defined in his employment agreement, or (iii) termination of Mr. Kerstein’s employment by Mr. Kerstein  for good reason, as defined in the employment agreement.

If Mr. Kerstein is terminated without cause, as defined in his employment agreement, or by Mr. Kerstein for good reason, as defined in his employment agreement, he will receive (i) the remainder of his salary, (ii) benefits provided to other senior executives and (iii) automobile allowance of $850 per month, each through the normal expiration date of his employment term.  If Mr. Kerstein is terminated due to his permanent disability, he will receive for a period of six months (i) his base salary, (ii) benefits provided to other senior executives and (iii) automobile allowance of $850 per month.  In addition, if Mr. Kerstein is terminated due to his death, he will receive base salary for a period of six months.

The agreement also contains covenants governing confidentiality, non-competition and non-solicitation upon the termination of his employment. The non-compete continues for a period of 12 months following termination of Mr. Kerstein’s employment.

December 2008 Amendment

Mr. Kerstein’s agreement was amended in December 2008 solely for the purpose of making it more compliant with provisions of Section 409A of the Internal Revenue Code that took effect on December 31, 2008.

May 2011 Amendment

Pursuant to a letter agreement dated May 10, 2011, the terms and conditions of the Mr. Kerstein’s Employment Agreement were amended as follows:

•	Effective May 1, 2011, Mr. Kerstein’s base salary was adjusted to $185,000;

•	Mr. Kerstein’s base salary will be increased to $220,000 and $250,000 upon the Company’s achievement of $15 million and $25 million in sales during any fiscal year, respectively;

•	Mr. Kerstein was awarded an option to purchase 100,000 shares of our common stock at $1.20 per share, which is exercisable for through May 10, 2018;

•
In addition, options to purchase 285,779 and 285,779 shares of our common stock currently held by Mr. Kerstein were revised to vest upon the Company’s achievement of $15 million and $20 million, respectively, in sales during any fiscal year; and

•
Mr. Kerstein agreed to enter into a lock-up agreement through May 10, 2012 with respect to 1,850,450 shares of our common stock he currently owns.  When the closing price of our common stock reaches $4.00 per share, 20% of the shares will be released from the lock-up, and an additional thirty percent will be release upon the closing price reaching $10.00 per share. The lock-up shall be terminated if the closing price of our stock reaches $20.00 per share.

Donald Fallon

June 2011 Agreement

Axion entered into an employment agreement, dated as of June 7, 2011 with Mr. Fallon that provides for his employment with Axion as Chief Financial Officer and Treasurer. Under the terms of the employment agreement, Mr. Fallon receives annual base compensation in the amount of $175,000. Mr. Fallon is also entitled to receive benefits consistent with what is provided to other senior executives.

In addition, Mr. Fallon was awarded an option to purchase up to 500,000 shares of common stock of Axion. Such option is exercisable for a term of five years from June 8, 2011, of which (i) an option to purchase up to 125,000 of common stock at $1.30 per share is immediately exercisable, (ii) an option to purchase an additional 130,000 shares of common stock  at $1.30 per share is exercisable on June 8, 2012, (iii) an option to purchase an additional 125,000 shares of common stock at $1.75 per share is exercisable upon our achieving $20 million in sales during any fiscal year, and (iv) an option to purchase an additional 125,000 shares of common stock  at $2.00 per share upon the Company achieving $50 million in sales during any fiscal year.

In the event, following a change in control as defined in his employment agreement, Mr. Fallon’s employment is terminated by the Company for any reason other than (i) for cause, as defined in his employment agreement, (ii) due to death, or (iii) due to a permanent disability, as defined in his employment agreement, Mr. Fallon shall be entitled to receive severance in the amount of $175,000, payable in a lump sum amount, plus, if such termination occurs prior to June 8, 2012, his option to purchase an additional 125,000 shares of common stock at $1.30 per share will be exercisable on such date.

The agreement also requires Mr. Fallon to enter into Axion’s standard confidentiality and inventions agreement.

Compensation of Directors

The following table shows compensation to all of our directors, who were not also employees or officers, during the year ended September 30, 2010:

Name	Option Awards ($)	All Other Compensation	Total
Bradley Love (1)	$152,857	$-	$152,857

(1)	Mr. Love was a member of our board of directors from March 2010 until October 2010. Mr. Love received an option award to acquire 150,000 shares of common stock, pursuant to the 2010 Stock Plan.

The following table shows compensation to all of our directors, who were not also employees or officers, during the three-month transition period ended December 31, 2010:

Name	Option Awards (2) ($)	All Other Compensation		Total
Perry Jacobson	113,660	43,860	(1)	$157,520
Michael Dodd	113,660			113,660
Peter Janoff	119,032			119,032
Anthony Hatch	118,464			118,464

(1)	Mr. Jacobson was compensated for recruiting assistance he provided to our company.
(2)	Each director that is not an officer or employee of our company received an option to acquire 150,000 shares of common stock, pursuant to the 2010 Stock Plan.

Outstanding Equity Awards

Option Awards
Fiscal Year Ended September 30, 2010

Name	Number of Securities Underlying Unexercised Options (exercisable)	Number Of Securities Underlying Unexercised Options (unexercisable)	Number of Securities Underlying Unexercised Options (unearned)	Option Exercise Price	Option Expiration Date
James Kerstein (1)	190,518	-	571,558	$0.00002	1/1/2013

Three-Month Transition Period Ended December 31, 2010

Name	Number of Securities Underlying Unexercised Options (exercisable)	Number Of Securities Underlying Unexercised Options (unexercisable)	Number of Securities Underlying Unexercised Options (unearned)	Option Exercise Price		Option Expiration Date
James Kerstein (1)	190,518	-	571,558	$0.00002		1/1/2013
Steve Silverman (2)	250,000	-	750,000		(2)	11/4/2017

(1)
The options are exercisable for a term of five years, of which (i) 190,518 shares vest upon Axion achieving annual revenues of $10 million, (ii) 285,779 shares vest upon Axion achieving annual revenues of $15 million and (iii) 285,779 shares vest upon Axion achieving annual revenues of $25 million.

(2)
Pursuant to the terms of the option agreement, such option is exercisable for a term of seven years, of which (i) an option to purchase up to 150,000 of common stock at $1.05 per share is immediately exercisable, (ii) an option to purchase an additional 100,000 shares of common stock  at $1.25 per share is exercisable on October 11, 2011, (iii) an option to purchase an additional 250,000 shares of common stock at $1.50 per share is exercisable upon the Company achieving the 1st Milestone, as defined in the agreement, (iv) an option to purchase an additional 250,000 shares of common stock  at $1.75 per share upon the Company achieving the 2nd Milestone, as defined in the agreement, and (v) an option to purchase an additional 250,000 shares of common stock at $2.50 per share upon the Company achieving the 3rd Milestone, as defined in the agreement.

Director and Officer Indemnification and Limitation of Liability

Our articles of incorporation and bylaws provide that we will indemnify our directors and officers to the fullest extent permitted by Colorado law. For more information on indemnification for liabilities arising out of the Securities Act of 1933, see the section entitled, “SEC Position on Indemnification for Securities Act Liabilities.”

To our knowledge, there is no pending litigation or proceeding naming any of our directors or officers in which indemnification is being sought, and we are not aware of any pending or threatened litigation that may result in claims for indemnification by any director or officer.

Equity Compensation Plan Information

The following table provides information regarding the status of our existing equity compensation plans at December 31, 2010.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding option, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in the second column)

Equity compensation plans approved by security holders	2,726,685	$1.31	3,469,171
Equity compensation plans not approved by security holders (1)	762,076	$0.00002	-
Total	3,488,761	$1.02	3,469,171

(1)
Includes an option pursuant to an employment agreement with our founder and Chief Technology Officer, granting the right to purchase the shares of our common stock, under the terms of a certain performance-based stock option.

2003 Stock Option Plan

In September 2003, our board of directors adopted the 2003 Stock Option Plan (or the 2003 Plan). Pursuant to applicable law, the 2003 Plan has been approved by our shareholders.  The 2003 Plan provides for the granting of incentive stock options and non-qualified stock options, as determined by a committee appointed by the Board of Directors.

Number of Shares Subject to the 2003 Plan.   The 2003 Plan authorizes the grant of options relating to an aggregate amount equal to fifteen percent (15%) of the aggregate number of shares of the Company’s outstanding common stock.  If any corporate transaction occurs which causes a change in our capitalization (for example, a reorganization, recapitalization, stock split, stock dividend, or the like), the number of shares of stock available and the number of shares of stock subject to outstanding options granted under the 2003 Plan will be adjusted appropriately and equitably to prevent dilution or enlargement of a participant’s rights.

Eligibility for Participation.   Individuals eligible to participate in the 2003 Plan are our directors, officers or other valuable employees of the Company or of our subsidiaries, as determined by the board of directors.

Terms of Options.   Options granted to employees may be either incentive stock options (or ISOs), which satisfy the requirements of Internal Revenue Code Section 422, or nonstatutory stock options (or NSOs), which are not intended to satisfy such requirements.  The exercise price for the grant of an NSO under the 2003 Plan may be any price that is greater than or equal to 85% of the fair market value of the common stock on the date the NSO is granted.  The exercise price of an ISO must be at least equal to 100% (110% for 10%-shareholders) of the fair market value of our common stock on the date the ISO is granted.  Options expire at the times determined by the committee, as specified in the applicable award agreement. However, no option is exercisable later than the tenth anniversary of the grant date, and any ISO granted to a 10%-shareholder must be exercisable on or before the fifth anniversary of the grant date.

Vesting and Acceleration.   Options vest at the times determined by the committee, as specified in the applicable award agreement. A participant’s options become fully vested upon the termination of the participant’s employment as a result of a reduction in force and upon the occurrence of our change in control.  In general, a change in control will be deemed to have occurred upon the acquisition by any person of more than 50% of our outstanding voting securities (or securities subject to conversion into voting securities), the acquisition by any person of the power to elect a majority of our directors, certain mergers and other corporate transactions if the holder’s of our voting securities before the transaction receive less than 50% of the outstanding voting securities of the reorganized, merged or consolidated entity, after the transaction, and our complete liquidation or dissolution, or the sale of all or substantially all of our assets, if approval of our shareholders is required for the transaction.

2010 Stock Option Plan

In September 2010, the board of directors adopted the 2010 Stock Plan (or the 2010 Plan). Pursuant to applicable law, the 2010 Plan has been approved by our shareholders.  The 2010 Plan provides for the granting of incentive stock options,  non-qualified stock options, stock grants and stock-based awards, as determined by a committee appointed by the Board of Directors.

Number of Shares Subject to the 2010 Plan.   The 2010 Plan authorizes the grant of options relating to 3,000,000 shares of the Company’s outstanding common stock.  If any corporate transaction occurs which causes a change in our capitalization (for example, a reorganization, recapitalization, stock split, stock dividend, or the like), the number of shares of stock available and the number of shares of stock subject to outstanding options granted under the 2010 Plan will be adjusted appropriately and equitably to prevent dilution or enlargement of a participant’s rights.

Eligibility for Participation.  Individuals eligible to participate in the 2010 Plan are our employees , directors and certain of our consultants. Each Option will be set forth in writing in an Option Agreement, duly executed by us and, to the extent required by law or requested by us, by the Participant. The Administrator may provide that Options be granted subject to such terms and conditions, consistent with the terms and conditions specifically required under the Plan, as the Administrator may deem appropriate including, without limitation, subsequent approval by our shareholders of this Plan or any amendments thereto.

Non-Qualified Options.   Each Option Agreement shall state the number of Shares to which it pertains and the option price (per share) of the Shares covered by each Option, which option price shall be determined by the Administrator but shall not be less than the Fair Market Value per share of common stock.  The Option Agreement shall also state the date or dates on which it is first exercisable and the date after which it may no longer be exercised, and may provide that the Option rights accrue or become exercisable in installments over a period of months or years, or upon the occurrence of certain conditions or the attainment of stated goals or events. Exercise of any Option may be conditioned upon the Participant’s execution of a Share purchase agreement in form satisfactory to the Administrator providing for certain protections for us and our other shareholders, including requirements that the Participant’s or the Participant’s Survivors’ right to sell or transfer the Shares may be restricted; and the Participant or the Participant’s Survivors may be required to execute letters of investment intent and must also acknowledge that the Shares will bear legends noting any applicable restrictions.  Each Option shall terminate not more than ten years from the date of the grant or at such earlier time as the Option Agreement may provide.

ISOs.   Each Option intended to be an ISO shall be issued only to an Employee and be subject to the terms and conditions outlined below, with such additional restrictions or changes as the Administrator determines are appropriate but not in conflict with Section 422 of the Code and relevant regulations and rulings of the Internal Revenue Service.  The ISO shall meet the minimum standards required of Non-Qualified Options, as described in Paragraph 6(A) of the Stock Plan.  Immediately before the ISO is granted, if the Participant owns, directly or by reason of the applicable attribution rules in Section 424(d) of the Code 10% or less of the total combined voting power of all classes of our stock or an Affiliate, the Option price per share of the Shares covered by each ISO shall not be less than 100% of the Fair Market Value per share of the Shares on the date of the grant of the Option.  However, if the Participant owns, directly or by reason of the applicable attribution rules in Section 424(d) of the Code more than 10% of the total combined voting power of all classes of our stock or an Affiliate, the Option price per share of the Shares covered by each ISO shall not be less than 110% of the Fair Market Value on the date of grant. For Participants who own 10% or less of the total combined voting power of all classes of our stock or an Affiliate, each ISO shall terminate not more than ten years from the date of the grant or at such earlier time as the Option Agreement may provide.  For participants who own more than 10% of the total combined voting power of all classes of our stock or an Affiliate, each ISO shall terminate not more than five years from the date of the grant or at such earlier time as the Option Agreement may provide.  The Option Agreements shall restrict the amount of ISOs which may become exercisable in any calendar year (under the Plan or any other ISO plan of ours or an Affiliate) so that the aggregate Fair Market Value (determined at the time each ISO is granted) of the stock with respect to which ISOs are exercisable for the first time by the Participant in any calendar year does not exceed $100,000.

Stock Grants. Each offer of a Stock Grant to a Participant shall state the date prior to which the Stock Grant must be accepted by the Participant, and the principal terms of each Stock Grant shall be set forth in an Agreement, duly executed by us and, to the extent required by law or requested by us, by the Participant. The Agreement shall be in a form approved by the Administrator and shall contain terms and conditions which the Administrator determines to be appropriate and our best interest, subject to the following minimum standards that each Agreement shall state the purchase price (per share), if any, of the Shares covered by each Stock Grant, which purchase price shall be determined by the Administrator but shall not be less than the minimum consideration required by the Colorado Business Corporation Act on the date of the grant of the Stock Grant; each Agreement shall state the number of Shares to which the Stock Grant pertains; and each Agreement shall include the terms of any of our right to restrict or reacquire the Shares subject to the Stock Grant, including the time and events upon which such rights shall accrue and the purchase price therefor, if any.

Stock-Based Awards.   The Board also has the right to grant other Stock-Based Awards based upon our common stock having such terms and conditions as the Board may determine, including, without limitation, the grant of Shares based upon certain conditions, the grant of securities convertible into Shares and the grant of stock appreciation rights, phantom stock awards or stock units. The principal terms of each Stock-Based Award shall be set forth in an Agreement, duly executed by us and, to the extent required by law or requested by us, by the Participant. The Agreement shall be in a form approved by the Administrator and shall contain terms and conditions which the Administrator determines to be appropriate and in our best interest.

The following is a brief summary of the U.S. federal income tax consequences of certain transactions under the Stock Plan based on federal income tax laws in effect on December 19, 2011.  This summary applies to the Stock Plan as normally operated and is not intended to provide or supplement tax advice to eligible employees.  The summary contains general statements based on current U.S. federal income tax statutes, regulations and currently available interpretations thereof.  This summary is not intended to be exhaustive and does not describe state, local or foreign tax consequences or the effect, if any, of gift, estate and inheritance taxes.

Grants of options or stock appreciation rights are generally not taxable income to the grantees or deductible for tax purposes by us at the time of the grant.  In the case of non-qualified stock options, a grantee will be deemed to receive ordinary income upon exercise of the stock option, and we will be entitled to a corresponding deduction, in an amount equal to the amount by which the fair market value of the common stock purchased on the date of exercise exceeds the exercise price.  The exercise of an ISO will not be taxable to the grantee or deductible by us, but the amount of any income deemed to be received by a grantee due to premature disposition of common stock acquired upon the exercise of an ISO will be a deductible expense of ours for tax purposes.  In the case of stock appreciation rights, a grantee will be deemed to receive ordinary income upon exercise of the right, and we will be entitled to a corresponding deduction, in an amount equal to the cash or fair market value of shares payable to the grantee. Grantees of restricted stock awards generally will recognize ordinary income in an amount equal to the fair market value of the shares of common stock granted to them at the time that the restrictions on the shares lapse and the shares become transferable.  At that time, we will be entitled to a corresponding deduction equal to the amounts recognized as income by the grantees in the year in which the amounts are included in the grantees’ income. Grantees of stock issued pursuant to other stock awards will generally receive ordinary income, and we will be entitled to a corresponding deduction, in an amount equal to the amount by which the fair market value of the common stock on the date of issuance exceeds the grantee's cash or other payment to us, if any.

Section 162(m) of the Code generally disallows a publicly held corporation’s tax deduction for certain compensation in excess of $1 million per year paid to each of the five most highly compensated executive officers, exclusive of compensation that is “performance-based.”  We have designed the Stock Plan in a manner that is intended to qualify the options and any stock appreciation rights granted under the Stock Plan as performance-based compensation that will not be subject to the deduction limitation of Section 162(m).  Any grant of restricted stock or other stock award could (but is not required to) be designed to avoid any such deduction limitation.

The Plan may be amended by our shareholders.  The Plan may also be amended by the Administrator, including, without limitation, to the extent necessary to qualify any or all outstanding Stock Rights granted under the Plan or Stock Rights to be granted under the Plan for favorable federal income tax treatment (including deferral of taxation upon exercise) as may be afforded incentive stock options under Section 422 of the Code, and to the extent necessary to qualify the shares issuable upon exercise or acceptance of any outstanding Stock Rights granted, or Stock Rights to be granted, under the Plan for listing on any national securities exchange or quotation in any national automated quotation system of securities dealers. Any amendment approved by the Administrator which the Administrator determines is of a scope that requires shareholder approval shall be subject to obtaining such shareholder approval. Any modification or amendment of the Plan shall not, without the consent of a Participant, adversely affect his or her rights under a Stock Right previously granted to him or her. With the consent of the Participant affected, the Administrator may amend outstanding Agreements in a manner which may be adverse to the Participant but which is not inconsistent with the Plan. In the discretion of the Administrator, outstanding Agreements may be amended by the Administrator in a manner which is not adverse to the Participant. In addition, if the stock exchange on which the Shares are traded amends its corporate governance rules so that such rules no longer require shareholder approval of “material amendments” of equity compensation plans, then, from and after the effective date of such an amendment to those rules, no amendment of the Plan which (i) materially increases the number of shares to be issued under the Plan (other than to reflect a reorganization, stock split, merger, spin- off or similar transaction); (ii) materially increases the benefits to Participants, including any material change to: (a) permit a re-pricing (or decrease in exercise price) of outstanding Options, (b) reduce the price at which Shares or Options may be offered, or (c) extend the duration of the Plan; (iii) materially expands the class of Participants eligible to participate in the Plan; or (iv) expands the types of awards provided under the Plan shall become effective unless shareholder approval is obtained.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL
OWNERS AND MANAGEMENT

The following table sets forth information regarding the number of shares of our common stock beneficially owned as of December 19, 2011, by each of our directors, each of our executive officers, all of our executive officers and directors as a group, and by any person or “group,” as that term is used in Section 13(d)(3) of the Exchange Act, known to us to own beneficially more than 5% of the outstanding shares of our common stock. Except as otherwise set forth below, the address of each of the persons listed below is c/o Axion International Holdings, Inc., 180 South Street, Suite 104, New Providence, New Jersey 07974.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class (1)
Directors and executive officers
James Kerstein, Chief Technology Officer, Secretary and Director (2)	2,290,968	7.3%
Perry Jacobson, Chairman of Board (3)	694,122	2.2%
Steven Silverman, Chief Executive Officer and Director (4)	400,000	1.3%
Donald Fallon, Chief Financial Officer and Treasurer (5)	125,000	*
Michael Dodd, Director (6)	100,000	*
Anthony Hatch, Director (6)	100,000	*
Peter Janoff, Director (6)	100,000	*
Allen Hershkowitz, Director (7)	50,000	*

All directors and officers as a group (8 persons) (8)	3,860,090	11.8%

Other persons
Insight Partners LLC (9)	1,710,206	5.4%

All other persons (1 person)	1,710,206	5.4%
* Less than 1% of outstanding shares.

(1)
As of December 19, 2011, we had 31,275,445 equivalent shares of common stock outstanding, comprising 25,197,261 shares of common stock and 759,773 shares of 10% convertible preferred stock, convertible into 6,078,184 shares of common stock. Unless otherwise indicated in these footnotes, each stockholder has sole voting and investment power with respect to the shares beneficially owned. All share amounts reflect beneficial ownership determined pursuant to Rule 13d-3 under the Exchange Act. All information with respect to beneficial ownership has been furnished by the respective director or executive officer, as the case may be.

(2)	Includes options to purchase 290,518 shares of common stock and excludes options to purchase 571,558 shares of common stock, which options have not yet been earned.

(3)
Includes options and warrants to purchase 400,000 shares of common stock and excludes options to purchase 50,000 shares of common stock which have not vested. Also includes 12,500 shares of 10% convertible preferred stock, convertible into 100,000 shares of common stock.

(4)	Includes options to purchase 400,000 shares of common stock and excludes options to purchase 1,200,000 shares of common stock which have not yet been earned.

(5)
Includes options to purchase 125,000 shares of common stock and excludes options to purchase 125,000 and 250,000 shares of common stock which have not vested and have not yet been earned, respectively.

(6)	Includes options to purchase 100,000 shares of common stock and excludes options to purchase 50,000 shares of common stock which have not vested.

(7)	Includes options to purchase 50,000 shares of common stock and excludes options to purchase 100,000 shares of common stock which have not vested.

(8)
Includes options and warrants to purchase 1,565,518 shares of common stock and excludes options to purchase 425,000 and 2,021,558 shares of common stock which have not vested and have not yet been earned, respectively.

(9)	Includes options to purchase 169,293 shares of common stock. The address of the beneficial owner is 4800 Hampden Lane, 7th Floor, Bethesda, Maryland 20814.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Policies for Approval of Related Person Transactions

Pursuant to our policies, any proposed related-party transaction must be approved or ratified by a majority of the disinterested directors on the board of directors or a designated committee thereof consisting solely of disinterested directors. In approving any related-party transaction, the board of directors or the committee must determine that the transaction is on terms no less favorable to us in the aggregate than those generally available to an unaffiliated third party under similar circumstances. Certain transactions with related persons, though not classified as related-party transaction by our policy and thus not subject to its review and approval requirements, may still need to be disclosed if required by the applicable securities laws, rules and regulations.

Other than the transactions described under the headings “Executive Compensation” and “Indemnification for Securities Act Liabilities” (or with respect to which information is omitted in accordance with SEC regulations) and the transactions described below, since October 1, 2009, there have not been, and there is not currently proposed, any transaction or series of similar transactions to which we were or will be a party in which the amount involved exceeded or will exceed $120,000 and in which any director, executive officer, holder of 5% or more of any class of our capital stock or any member of the immediate family of any of the foregoing persons had or will have a direct or indirect material interest.

Bradley C. Love

Mr. Love, who was a member of our board of directors from March 2010 until October 2010, and his spouse loaned us $100,000 pursuant to an interest-free short-term promissory note (the “Note”).  As consideration for the Note we issued them a five-year warrant to purchase 120,000 shares at $0.88 per share.  In September 2009, they exchanged the principal amount of the Note for  a $100,000, 18-month convertible debenture. Interest under the debenture is 10% per annum (or 12% per annum if paid in stock at a conversion rate of $0.90 per share, at their discretion).  The conversion rate of the debenture is $0.90 per share.  The convertible debenture was issued together with five year warrants to purchase 100,000 shares at an exercise price of $0.90 per share.  Mr. Love also has a security interest in all of the proceeds payable to us arising out the action captioned Analytical Surveys, Inc. v. Tonga Partners, L.P., Cannell Capital LLC and Carlo Cannell, pending in the United States District Court, Southern District of New York, Civil Action No. 06-cv-2692.  As of the date hereof, the principal amount of the debenture still owing was $100,000. Effective January 14, 2011, Mr. Love agreed to extend the maturity date to June 30, 2012 and to the elimination of the prohibition of paying dividends or distributions on any of our equity securities. We agreed to amend the interest rate to 15% if paid in cash and to 18% (from 12%) if paid with shares of our common stock at the rate of one share of common stock for each $0.60 (from $0.90) of interest. We also agreed to reduce the conversion price, as defined, to $0.60, from $0.90 and to amend the volume weighted average trading price at which we could force conversion to $2.50 from $2.00. In addition, for each calendar month after the original maturity date that these debentures remain outstanding, we will issue a warrant exercisable for three years for a number of shares of our common stock equal to the 5% of the outstanding principal divided by $0.90. These warrants will be exercisable at $0.90 per share.

In September 2009, we entered into a financial consulting agreement with Mr. Love pursuant to which Mr. Love provided consulting services related to assistance with obtaining potential customers for our products in the United States and internationally, promoting us and our products to potential investors and identifying potential strategic partners, acquisition opportunities and joint venture partners for the expansion and development of our business and products.  The agreement was amended in March 2010 to provide for a five-year term.  Under the agreement, Mr. Love received five-year warrants to purchase up to 360,000 shares of our common stock at an exercise price of $0.90 per share, exercisable over the term of the agreement at the rate of 72,000 shares per year. This agreement was terminated, effective as of June 20, 2011.

LEGAL PROCEEDINGS

We may be involved from time to time in various claims, lawsuits, disputes with third parties or breach of contract actions incidental to the normal course of business operations. We are not aware of any material pending legal proceedings involving us except as discussed below.

In April 2006, our predecessor, Analytic Surveys, Inc., commenced an action against Tonga Partners, L.P., Cannell Capital, L.L.C. and J. Carlo Cannell (collectively, Tonga) in the United States District Court of New York, for disgorgement of short-swing profits pursuant to Section 16 of the Securities Exchange Act of 1934, as amended.  On November 10, 2004, Tonga converted a convertible promissory note into 1,701,341 shares of common stock, and thereafter sold such shares for short-swing profits.  In September 2008, the court granted our motion for summary judgment against Tonga for disgorgement of short-swing profits in the amount of $4,965,898.  Tonga appealed the judgment to the United States Court of Appeals for the Second Circuit, where the appeal is currently pending.

We may also be subject to various other routine litigation incidental to our business. Management does not believe that any of these routine legal proceedings would have a material adverse effect on our financial condition or results of operations.

DESCRIPTION OF SECURITIES

This prospectus relates to the sale of units.  Each unit includes (1) one Series A preferred share, (2) one Class A Warrant to purchase 0.5 of our common shares for every common share underlying the preferred share included in such unit and (3) one Class B Warrant to purchase 0.5 of our common shares for every common share underlying the preferred share included in such unit.  The terms of the Series A preferred shares are described below under the caption “Series A Preferred Shares.”  The terms of the Class A Warrants and the Class B Warrants are described below under the caption “Warrants.”

General

Our authorized capital consists of 100,000,000 shares of common stock, no par value, and 2,500,000 shares of preferred stock, no par value.  As of December 19, 2011, there were 25,197,261 shares of common stock issued and outstanding and 759,773 shares of preferred stock issued and outstanding.

Common Stock

The holders of our common stock are entitled to one vote per share on all matters to be voted upon by those shareholders. Upon the liquidation, dissolution, or winding up of our Company, the holders of our common stock will be entitled to share ratably in all of the assets which are legally available for distribution, after payment of all debts and other liabilities. The holders of our common stock have no preemptive, subscription, redemption or conversion rights. All of our currently outstanding shares of common stock are, and all of our shares of common stock offered for sale under this prospectus will be, validly issued, fully paid and non-assessable.

Options and Warrants and Debentures Convertible into Common Stock

As of December 19, 2011, there were outstanding options entitling the holders to purchase 5,886,261 shares of common stock at a weighted average exercise price of $1.11 per share and warrants entitling the holders to purchase up to 5,418,806 shares of common stock at a weighted average exercise price of $1.18 per share.  In addition, outstanding debentures with an aggregate principal amount of $772,500 can be converted by the holders into 1,138,000 shares of common stock. We issued warrants to the placement agents for the sale of our 10% convertible preferred stock, to purchase 58,352 shares of 10% convertible preferred stock at $10 per share which is convertible into 466,816 shares of common stock.

Units

Each unit sold in this offering consists of (1) one Series A preferred share that is convertible into     common shares; (2) one Class A Warrant to purchase 0.5 of our common shares for every common share underlying the Series A preferred share included in such unit; and (3) one Class B Warrant to purchase 0.5 of our common shares for every common share underlying the Series A preferred share included in such unit.  The purchasers of the units sold in this offering shall have the right to participate in future financings of the Company for any financing within a period of two years from the closing of this offering.

Preferred Stock

Pursuant to our Articles of Incorporation, our board of directors is empowered to designate and issue classes of preferred stock and to fix the rights, privileges and preferences of those shares without any further vote or action by the shareholders. Although there is no current intent to do so, our board of directors may, without shareholder approval, issue an additional class or series of preferred shares with voting and conversion rights which could adversely affect the voting power of the holders of the common shares or the preferred shares, except as prohibited by the certificates of designation of preferences, rights and limitations of the 10% convertible preferred shares or Series A preferred shares, respectively. As of the date of this prospectus, there were 880,000 preferred shares designated and 759,773 preferred shares outstanding.

10% Convertible Preferred Stock

We have designated 880,000 shares of preferred stock as 10% Convertible Preferred Stock (the “10% convertible preferred shares”). The 10% convertible preferred shares have a stated value (or the Stated Value) of $10.00 per share.  The 10% convertible preferred shares and any dividends thereon may be converted into shares of our common stock at any time by the holder at the initial conversion rate of $1.25 per share of common stock (or the Conversion Ratio).  The Conversion Ratio will be adjusted to $1.00 if the Company does not achieve certain net revenue targets for the twelve-month period ended December 31, 2011, and may be subject to further adjustments, as set forth in the Certificate of Designations of 10% Convertible Preferred Stock, a copy of which was filed as an exhibit to the Company’s Current Report on Form 8-K filed on March 25, 2011.

The holders of the 10% convertible preferred shares shall be entitled to receive dividends at the rate of ten percent (10%) per annum payable quarterly.  Dividends shall not be declared, paid or set aside for any series or other class of stock ranking junior to the 10% convertible preferred shares until all dividends have been paid in full on the 10% convertible preferred shares.  The dividends on the 10% convertible preferred shares are payable, at our option, in cash, if permissible, or in additional shares of common stock.  The 10% convertible preferred shares are not subject to any anti-dilution provisions other than for stock splits and stock dividends or other similar transactions.  The holders of the 10% convertible preferred shares shall have the right to vote with our stockholders in any matter.  The number of votes that may be cast by a holder of our 10% convertible preferred shares shall equal the Stated Value of the 10% convertible preferred shares purchased, divided by the Conversion Rate.  The 10% convertible preferred shares shall be redeemable for cash by the holder any time after the three (3) year anniversary from the initial purchase.  The 10% convertible preferred shares may be converted into shares or our common stock by the holder at the Conversion Ratio (as adjusted from time to time).  The 10% convertible preferred shares may be converted by us, provided that certain conditions set forth in the Certificate of Designation of 10% Convertible Preferred Stock are satisfied.

Series A Preferred Shares

In connection with the completion of this offering, we expect our board to adopt resolutions which would authorize 10,000 shares of a new class of shares designated 6% Series A Convertible Preferred Stock (the “Series A preferred shares”). The material terms and provisions of the Series A preferred shares are summarized below. For the complete terms of the Series A preferred shares, you should refer to the form certificate of designation of preferences, rights and limitations of 6% Series A convertible preferred shares which is filed as an exhibit to the registration statement of which this prospectus is a part.

Voting Rights

Except as required by law, holders of the Series A preferred shares will not have rights to vote on any matters, questions or proceedings, including the election of directors. However, as long as any Series A preferred shares are outstanding, we will not, without the affirmative vote of the holders of a majority of the then-outstanding Series A preferred shares, (1) alter or change adversely the powers, preferences or rights given to the Series A preferred shares or alter or amend the certificate of designation, (2) authorize or create any class of shares ranking as to dividends, redemption or distribution of assets upon liquidation senior to, or otherwise pari passu with, the Series A preferred shares, (3) amend our articles of incorporation or other charter documents in any manner that adversely affects any rights of the holders of Series A preferred shares, (4) increase the number of authorized Series A preferred shares, or (5) enter into any agreement with respect to any of the foregoing.

Conversion

Subject to certain ownership limitations as described below, the Series A preferred shares are convertible at any time at the option of the holder into our common shares at a conversion ratio determined by dividing the stated value of the Series A preferred shares (or $1,000) by a conversion price of $       per share (or the “Series A conversion price”). Accordingly, each Series A preferred share is convertible into        common shares. The conversion price is subject to adjustment in the case of share splits, share dividends, combinations of shares and similar recapitalization transactions.

The Series A preferred shares shall have full ratchet anti-dilution protection (including full-ratchet price protection from future issuance of stock), subject to customary carve outs, in the event of a down-round financing at a price per share below the conversion price of the Series A preferred shares.

If, for any 20 trading days during any consecutive 30 trading day period beginning after the original issue date (such 30 trading day period, the “Threshold Period”), the volume-weighted average price per share of the common shares exceeds 150% of the then-effective conversion price of the Series A preferred shares, the Company may deliver a written notice to all holders of Series A preferred shares requiring each holder to convert all or part of such holder’s Series A preferred shares plus all accrued but unpaid dividends and make-whole payments thereon and all liquidated damages and other amounts due in respect of the Series A preferred shares, into common shares at the then current conversion ratio.  The Company may not deliver a forced conversion notice, and such notice shall not be effective if delivered, unless all of the Equity Conditions have been met on each trading day during the applicable Threshold Period and through the trading day after the date that conversion shares issuable pursuant to a forced conversion are actually delivered to the holders pursuant to a forced conversion notice.  Any forced conversion notice shall be applied ratably to all of the holders of Series A preferred shares based on each holder's initial purchases of Series A preferred shares, provided that any voluntary conversions by a holder shall be applied against such holder’s pro rata allocation, thereby decreasing the aggregate amount forcibly converted if less than all of the Series A preferred shares are forcibly converted.

The “Equity Conditions” for the Series A preferred shares shall be set forth in the form of certificate of designation for the Series A preferred shares filed as an exhibit to this registration statement, and shall include the following: (a) the Company must have timely honored all previously requested or required conversions, if any, (b) the Company must have paid all liquidated damages and other amounts owing to the applicable holder in respect of Series A preferred shares, (c)(i) there is an effective registration statement pursuant to which the Company may issue conversion shares (and, as applicable, common shares  in satisfaction of the make-whole payment described below and in lieu of cash payment of dividends) or (c)(ii), with respect to conversions that occur after the second anniversary of closing, all of the conversion shares may be issued to the Holder pursuant to Section 3(a)(9) of the Securities Act and immediately resold without restriction, (d) the Company's common shares must be trading on a “trading market” (as defined in the Certificate of Designation for the Series A preferred shares) and all of the common shares issuable pursuant to the terms of the Series A preferred shares and the warrants must be listed or quoted for trading on such trading market (and the Company must believe, in good faith, that trading of the common shares on a trading market will continue uninterrupted for the foreseeable future), (e) there must be a sufficient number of authorized, but unissued and otherwise unreserved, common shares for the issuance of all of the common shares then issuable pursuant to this offering and (f) the daily dollar trading volume of the common shares for a period of 20 consecutive trading days prior to the date in question, exceeds $             .

Dividends and Make-Whole Payments

Until the second anniversary of the closing, each holder of the Series A preferred shares is entitled to receive dividends at the rate of 6% per annum of the stated value for each preferred share held by such holder payable quarterly on January 1, April 1, July 1 and October 1, beginning on the first such date after the original issue date, and on each conversion date.  Except in limited circumstances (including a failure to meet the Equity Conditions), we can elect to pay the dividends in cash or in duly authorized, validly issued, fully paid and non-assessable common shares, or a combination thereof.  If the Equity Conditions are not met, we must pay the dividends in cash.  If the Equity Conditions have been met and we choose to pay the dividends in common shares, the common shares used to pay the dividends will be valued at 90% of the average volume-weighted average price for the 20 consecutive trading days ending on the trading day immediately prior to the applicable dividend payment date.  From and after the second anniversary of the closing, each holder of Series A preferred shares will be entitled to receive dividends equal, on an as-if-converted to common shares basis, to and in the same form as dividends actually paid on common shares when, as, and if such dividends are paid on common shares.  We have never paid dividends on our common shares and we do not intend to do so for the foreseeable future.

In the event a holder converts his, her or its Series A preferred shares, or we elect to force conversion of the Series A preferred shares as described herein, prior to the second anniversary of closing, we must also pay to the holder in cash, or at our option, subject to satisfaction of the Equity Conditions, in common shares valued as described above, or a combination of cash and common shares, with respect to the Series A preferred shares so converted, an amount equal to $120 per $1,000 of the stated value of the Series A preferred shares, less the amount of any dividends paid in cash or in common shares on such Series A preferred shares on or before the date of conversion.

Liquidation

The Series A preferred shares would rank, with respect to rights upon liquidation, winding-up or dissolution, (1) senior to common shares, (2) senior to any series of preferred shares ranked junior to the Series A preferred shares, (3) pari passu to the 10% convertible preferred shares, and (4) junior to all existing and future indebtedness of the Company.  Further, upon any liquidation, dissolution or winding up of the Company after payment or provision for payment of debts and other liabilities of the Company, and before any distribution or payment is made to the holders of any junior securities, the holders of Series A preferred shares shall first be entitled to be paid out of the assets of the Company available for distribution to its shareholders an amount equal to $1,000 per share, after which any remaining assets of the Company shall be distributed among the holders of the other classes or series of shares in accordance with the Company’s articles of incorporation.

Warrants

The material terms and provisions of the warrants being offered pursuant to this prospectus are summarized below. However, this summary of some provisions of the warrants is not complete. For the complete terms of the warrants, you should refer to the form of the warrants filed as exhibits to the registration statement of which this prospectus is a part.

Each unit includes one Class A Warrant to purchase 0.5 common shares for every common share underlying the preferred share included in such unit and one Class B Warrant to purchase 0.5 common shares for every common share underlying the preferred share included in such unit. Class A Warrants will entitle the holder to purchase common shares for an exercise price equal to $       per share. Subject to certain limitations described below, the Class A Warrants are exercisable at the option of the holder beginning immediately after the date of issuance and will expire and entitle the holder to an automatic cashless exercise on their expiration date.

Class B Warrants will entitle the holder to purchase common shares for an exercise price equal to $       per share. Subject to certain limitations as described below, the Class B Warrants are exercisable at the option of the holder immediately after the date of issuance and will expire and entitle the holder to an automatic cashless exercise on their expiration date.

Subject to limited exceptions, a holder of warrants will not have the right to exercise any portion of its warrants if the holder, together with its affiliates, would beneficially own in excess of 4.99% (or 9.99%, as elected by the holder pursuant to the terms of the warrants) of the number of our common shares outstanding immediately after giving effect to such exercise.

The warrants shall have full ratchet anti-dilution protection (including a corresponding adjustment of the common shares underlying the warrants such that the aggregate exercise price before and after any such adjustment are the same), subject to customary carve outs, in the event of a down-round financing at a price per share below the exercise price of the warrants.  If, on each trading day during a Threshold Period, the volume-weighted average price per of our common shares exceeds 250% of the then-effective exercise price of the warrants, the anti-dilution protection in the warrants will expire and cease to apply.

The warrant holders must pay the exercise price in cash upon exercise of the warrants unless such holders are utilizing the cashless exercise provisions of the warrants. After the close of business on the applicable expiration date, unexercised warrants will become void. However, if at the time of exercise there is no effective registration statement registering the issuance of the shares of common stock issuable upon exercise of the warrants to the holder and all such shares are not then registered for resale by the holder, the holder may exercise the warrants by means of a “cashless exercise” or “net exercise.”

In addition, in the event we consummate a merger or consolidation with or into another person or other reorganization event in which our common shares are converted or exchanged for securities, cash or other property, or we sell, lease, license or otherwise dispose of all or substantially all of our assets or we or another person acquire 50% or more of our outstanding common shares, then following such event, the holders of the warrants will be entitled to receive upon exercise of the warrants the same kind and amount of securities, cash or property which the holders would have received had they exercised the warrants immediately prior to such fundamental transaction. Any successor to us or surviving entity shall assume the obligations under the warrants.  In addition, as further described in the form of warrants filed as exhibits to this registration statement, in the event of any fundamental transaction completed for cash, as a transaction under Rule 13e-3 of the Securities Exchange Act of 1934, or involving a person not trading on a national securities exchange, the holders of the warrants will have the right to require us to purchase the warrant for an amount in cash that is determined in accordance with a formula set forth in the warrants.

Upon a holder’s exercise of a warrant, we will issue the common shares issuable upon exercise of the warrant within three business days following our receipt of notice of exercise and payment of the exercise price, subject to surrender of the warrant.

MARKET FOR COMMON EQUITY AND
RELATED SHAREHOLDER MATTERS

As of December 19, 2011, there were approximately 1,350 registered holders of our common stock, and there were 25,197,261 shares of our common stock outstanding.  Our common stock has been traded on the Over-the-Counter Bulletin Board since June 1, 2007.  From June 1, 2007 to August 3, 2008, our common stock was traded under the symbol “ANLT,” and then following the name change, since August 4, 2008, the date of the reverse split, our common stock was traded under the symbol “AXIH.”  From April 3, 2007, until June 11, 2007, our common stock was traded on the OTC Pink Sheets.  Prior to April 3, 2007, our common stock was traded on the NASDAQ Capital Market.  Our business changed to that of Axion’s on March 20, 2008, the date of the Merger.  The following table sets forth the high and low bid quotations for our common stock (on a post-reverse split basis) as reported on the Over-the-Counter Bulletin Board by quarter during each of our last two fiscal years.  The high and low bid quotations reflect inter-dealer prices, without retail mark-up, markdown or commission and may not necessarily represent actual transactions.  On December 21, 2011, the last reported sale price for our common stock as reported on the Over-the-Counter Bulletin Board was $70 per share.

	High	Low

Year Ending December 31, 2011:
First quarter	$2.10	$0.91
Second quarter	1.43	1.05
Third quarter	1.26	0.75

Three Months Ended December 31, 2010	$1.10	$0.80

Year Ended September 30, 2010:
First quarter	$3.20	$2.10
Second quarter	3.10	1.55
Third quarter	1.80	0.66
Fourth quarter	1.29	0.75

Year Ended September 30, 2009:
First quarter	$1.50	$0.75
Second quarter	1.20	0.85
Third quarter	1.17	0.80
Fourth quarter	3.25	0.65

Dividends

Since becoming a public company, we have not declared or paid cash dividends on our common stock and do not anticipate paying cash dividends in the foreseeable future.  We presently expect that we will retain all future earnings, if any, for use in our operations and the expansion of our business. In addition, under the Certificate of Designations for the Preferred Stock, as corrected, dividends shall not be declared, paid or set aside for any series or other class of stock ranking junior to the Preferred Stock until all dividends have been paid in full on the Preferred Stock.

PLAN OF DISTRIBUTION

Ladenburg Thalmann & Co. Inc., which we refer to herein as the Placement Agent, has agreed to act as our exclusive Placement Agent in connection with this offering subject to the terms and conditions of the Placement Agency Agreement dated                , 2011. The Placement Agent is not purchasing or selling any units offered by this prospectus nor is it required to arrange the purchase or sale of any specific number or dollar amount of units, but has agreed to use its best efforts to arrange for the sale of all of the units offered hereby. Therefore, we will enter into a purchase agreement directly with investors in connection with this offering and we may not sell the entire amount of units offered pursuant to this prospectus. There can be no assurance that we will sell the entire amount of units pursuant to this prospectus.

Confirmations and definitive prospectuses will be delivered, or otherwise made available, to all purchasers who agree to purchase units, informing the purchasers of the closing date as to such units.  Purchasers will also be informed of the date and manner in which they must transmit the purchase price for their units.

On such closing date, the following will occur:

•	we will receive funds in the amount of the aggregate purchase price of the units being sold by us on such closing date;

•	we will deliver Series A preferred shares and the warrants being sold on such closing date; and

•	we will pay the Placement Agent a Placement Agent fee in accordance with the terms of our Placement Agency Agreement.

We have agreed to pay the Placement Agent a Placement Agent’s cash fee equal to 7.5% of the gross proceeds of the offering.  The maximum aggregate gross proceeds of the offering is $       .  The additional $        of securities being registered pursuant to this prospectus are for common shares issuable in lieu of cash dividend and make-whole payments on the preferred shares, as described in the section titled “Description of Securities — Series A Preferred Shares — Dividends and Make-Whole Payments.”  We will receive no proceeds from the issuance of such common shares and the Placement Agent shall receive no commission on such issuance.  In addition, we have agreed to issue to the Placement Agent, or its designees, warrants exercisable for a number of shares of common stock equal to 2% of the aggregate number of shares of common stock underlying the Series A preferred shares (but excluding the shares underlying the warrants) issued in this offering.  The Placement Agent warrants will have the substantially same terms as the Class A warrants offered hereunder, except that the Placement Agent warrants will have no anti-dilution provision, will have a forced exercise provision, and will have an exercise price of $       .  Pursuant to FINRA Rule 5110(g)(1), neither the Placement Agent warrants nor any shares of common stock issued upon exercise of the Placement Agent warrants may be sold, transferred, assigned, pledged, or hypothecated, or be subject to any hedging, short sale, derivative, put, or call transaction that would result in the effective economic disposition of such securities by any person for a period of 180 days immediately following the date hereof, except the transfer of any security:

▪	by operation of law or by reason of our reorganization;
▪
to any FINRA member firm participating in the offering and the officers and partners thereof, if all securities so transferred remain subject to the lock-up restriction described above for the remainder of the time period;

▪	if the aggregate amount of our securities held by the Placement Agent or related person does not exceed 1% of the securities being offered;
▪
that is beneficially owned on a pro-rata basis by all equity owners of an investment fund, provided that no participating member manages or otherwise directs investments by the fund, and participating members in the aggregate do not own more than 10% of the equity in the fund; or

▪	the exercise or conversion of any security, if all securities received remain subject to the lock-up restriction set forth above for the remainder of the time period.

 Subject to compliance with FINRA Rule 5110(f)(2)(D), we have also agreed to pay the Placement Agent a non-accountable expense reimbursement equal to 1% of the gross proceeds raised in the offering.

The following table shows the per unit and total Placement Agent’s fees we will pay to the Placement Agent in connection with the sale of the shares and warrants offered pursuant to this prospectus assuming the purchase of all of the units offered hereby.

Per unit Placement Agent’s fees	$-
Maximum offering total	$-

Because there is no minimum offering amount required as a condition to the closing in this offering, the actual total offering commissions, if any, are not presently determinable and may be substantially less than the maximum amount set forth above.

Our obligations to issue and sell units to the purchasers is subject to the conditions set forth in the securities purchase agreement, which may be waived by us at our discretion. A purchaser’s obligation to purchase units is subject to the conditions set forth in the securities purchase agreement, which may be waived by the purchaser.

We have agreed to indemnify the Placement Agent against certain liabilities, including liabilities under the Securities Act of 1933, as amended, or the Securities Act. We may also be required to contribute to payments the Placement Agent may be required to make in respect of such liabilities.

We are offering pursuant to this prospectus up to 10,000 of our units, but there can be no assurance that the offering will be fully subscribed. Accordingly, we may sell substantially less than 10,000 of our units, in which case our net proceeds would be substantially reduced and the total Placement Agent fees may be substantially less than the maximum total set forth above.  The conversion price of the Series A preferred shares and the exercise prices for the warrants will depend upon market conditions and will be determined by our Board of Directors after consulting with our Placement Agent for this offering.

We estimate the total offering expenses of this offering that will be payable by us, excluding the Placement Agent’s fees and expenses, will be approximately $       , which includes our registration, legal, accounting and printing costs and various other fees.

The foregoing does not purport to be a complete statement of the terms and conditions of the Placement Agency Agreement and the securities purchase agreement.  A copy of the form of securities purchase agreement with the investors is included as an exhibit to the registration statement of which this prospectus forms a part. See “Where You Can Find More Information” on page 70 of this prospectus.

The Placement Agent may be deemed to be an underwriter within the meaning of Section 2(a)(11) of the Securities Act, and any commissions received by it and any profit realized on the resale of the units sold by it while acting as principal might be deemed to be underwriting discounts or commissions under the Securities Act. As an underwriter, the Placement Agent would be required to comply with the Securities Act and the Exchange Act, including, without limitation, Rule 10b-5 and Regulation M under the Exchange Act. These rules and regulations may limit the timing of purchases and sales of common shares and warrants by the Placement Agent acting as principal. Under these rules and regulations, the Placement Agent:

•	may not engage in any stabilization activity in connection with our securities; and

•
may not bid for or purchase any of our securities or attempt to induce any person to purchase any of our securities, other than as permitted under the Exchange Act, until it has completed its participation in the distribution.

State Blue-Sky Information

Institutional investors may generally purchase units in the offering pursuant to exemptions provided for sales to such entities under the laws of various states. The definition of an “institutional investor” varies from state to state, but generally includes financial institutions, broker-dealers, banks, insurance companies and other qualified entities. If you are not an institutional investor, you may purchase units in this offering only if you reside in the jurisdictions where there is an effective registration or available exemption, and, if required, meet any requisite suitability standards.

TRANSFER AGENT

The transfer agent and registrar for our common stock is Computershare, 350 Indiana Street, Suite 750, Golden, Colorado 80401. Their telephone number is (303) 262-0600.

REPORTS TO SECURITY HOLDERS

We file annual and quarterly reports with the SEC. In addition, we file additional reports for matters such as material developments or changes. These filings are a matter of public record and any person may read and copy any materials we file with the SEC at the SEC's Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. In addition, the SEC maintains an Internet site at http://www.sec.gov that contains reports, proxy and information statements, and other information regarding issuers, including us, that file electronically with the SEC. We are not required to deliver an annual report with this prospectus, nor will we do so. However, you may obtain a copy of our annual report, or any of our other public filings, by contacting us or from the SEC, as mentioned above.

LEGAL MATTERS

The validity of the common stock offered in this prospectus has been passed upon for us by Greenberg Traurig, LLP, 1750 Tysons Boulevard, Suite 1200, McLean, Virginia 22102.

EXPERTS

Our consolidated financial statements included or referred to in this prospectus have been audited by RBSM LLP and Jewett, Schwartz, Wolfe and Associates, independent registered public accounting firms, and are included in this prospectus in reliance on these firms as experts in accounting and auditing.

SEC POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Section 7-108-402 of the Colorado Business Corporation Act (the “Act”) provides, generally, that the articles of incorporation may contain a provision eliminating or limiting the personal liability of a director to the corporation or its shareholders for monetary damages for breach of fiduciary duty as a director, except that any such provision may not eliminate or limit the liability of a director (i) for any breach of the director’s duty of loyalty to the corporation or its shareholders, (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) acts specified in Section 7-108-403 (unlawful distributions), or (iv) any transaction from which a director directly or indirectly derived an improper personal benefit. Such provision may not eliminate or limit the liability of a director for any act or omission occurring prior to the date on which such provision becomes effective. The Company’s articles of incorporation contain such a provision.

Section 7-109-103 of the Act provides, that a corporation organized under Colorado law shall be required to indemnify a person who is or was a director of the corporation or an individual who, while serving as a director of the corporation, is or was serving at the corporation’s request as a director, an officer, an agent, an associate, an employee, a fiduciary, a manager, a member, a partner, a promoter, or a trustee of, or to hold any similar position with, another domestic or foreign corporation or other person or of an employee benefit plan (a “Director”) of the corporation and who was wholly successful, on the merits or otherwise, in the defense of any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative and whether formal or informal (a “Proceeding”), in which he was a party, against reasonable expenses incurred by him in connection with the Proceeding, unless such indemnity is limited by the corporation’s articles of incorporation.

Section 7-109-102 of the Act provides, generally, that a corporation may indemnify a person made a party to a Proceeding because the person is or was a Director against any obligation incurred with respect to a Proceeding to pay a judgment, settlement, penalty, fine (including an excise tax assessed with respect to an employee benefit plan) or reasonable expenses incurred in the Proceeding if the person conducted himself or herself in good faith and the person reasonably believed, in the case of conduct in an official capacity with the corporation, the person’s conduct was in the corporation’s best interests and, in all other cases, his or her conduct was at least not opposed to the corporation’s best interests and, with respect to any criminal proceedings, the person had no reasonable cause to believe that his or her conduct was unlawful. A corporation may not indemnify a Director in connection with any Proceeding by or in the right of the corporation in which the Director was adjudged liable to the corporation or, in connection with any other Proceeding charging the Director derived an improper personal benefit, whether or not involving actions in an official capacity, in which Proceeding the Director was judged liable on the basis that he or she derived an improper personal benefit. Any indemnification permitted in connection with a Proceeding by or in the right of the corporation is limited to reasonable expenses incurred in connection with such Proceeding.

Under Section 7-109-107 of the Act, unless otherwise provided in the articles of incorporation, a corporation may indemnify an officer, employee, fiduciary, or agent of the corporation to the same extent as a Director and may indemnify an officer, employee, fiduciary, or agent who is not a Director to a greater extent, if not inconsistent with public policy and if provided for by its bylaws, general or specific action of its board of directors or shareholders, or contract.

In addition, the Company’s articles of incorporation provide that each person who was or is made a party or is threatened to be made a party to or is otherwise involved in any Proceeding by reason of the fact that he or she, or a person of whom he or she is the legal representative, is or was a director, officer or employee of the Company or is or was serving at the request of the Company as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans (an “indemnitee”), whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee or agent in any other capacity while serving as a director, officer, employee or agent, shall be indemnified and held harmless by the Company to the fullest extent authorized by the Act against all expense, liability and loss (including attorney’s fees, judgments, fines, ERISA excise taxes or penalties and amounts paid or to be paid in settlement) reasonably incurred or suffered by such indemnitee in connection therewith. Such indemnification shall continue as to an indemnitee who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the indemnitee’s heirs, executors and administrators; provided, however, that, with respect to Proceedings to enforce rights to indemnification, the Company shall indemnify any such indemnitee in connection with a Proceeding (or part thereof) initiated by such indemnitee only if such Proceeding (or part thereof) was authorized by the Board of Directors of the Company.

The Company’s articles require that the Company maintain insurance to protect itself and any Director, officer, employee or agent of the corporation or another corporation, partnership, joint venture, trust or other enterprise against any such expense, liability or loss, whether or not the corporation would have the power to indemnify such person against such expense, liability or loss under the Act.

The Company’s articles of incorporation provide that the Company shall indemnify any Director or officer, or former director or officer, or any person who may have served at its request as a director or officer of another corporation in which it owns shares of capital stock, or of which it is a creditor, and the personal representative of all such persons, against expenses actually and necessarily incurred by him in connection with the defense of any Proceeding in which he is made a party by reason of being or having been such director or officer, except in relation to matters as to which he shall be adjudged in such Proceeding, to be liable for negligence or misconduct in the performance of duty; but such indemnification shall not be deemed exclusive of any other rights to which such Director or officer may be entitled, under any by-law, agreement, vote of shareholders, or otherwise, nor shall anything herein contained restrict the right of the Company to indemnify or reimburse such person in any proper case, even though not specifically herein provided for.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the company pursuant to the foregoing provisions, we have been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the Securities and Exchange Commission (“SEC”) a registration statement on Form S-1 under the Securities Act with respect to the securities offered by this prospectus. This prospectus, which forms a part of the registration statement, does not contain all the information set forth in the registration statement, as permitted by the rules and regulations of the SEC. For further information with respect to us and the securities offered by this prospectus, reference is made to the registration statement.

The registration statement and other information may be read and copied at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549.  The public may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330.  The SEC maintains a web site at  http://www.sec.gov  that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC.

We are subject to the informational requirements of the Securities and Exchange Act of 1934 and file annual, quarterly and current reports, proxy statements and other information with the SEC. You can read our SEC filings, including the registration statement, over the internet at the SEC’s website at  www.sec.gov . You may also read and copy any document we file with the SEC at its public reference facility at 100 F Street, N.E., Washington, D.C. 20549. You may also obtain copies of the documents at prescribed rates by writing to the Public Reference Section of the SEC at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference facility.

Index to Consolidated Financial Statements
Axion International Holdings, Inc.

AXION INTERNATIONAL HOLDINGS, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS

	September 30,	December 31,
	2011	2010
	(Unaudited)

ASSETS
Current assets:
Cash and cash equivalents	$2,663,846	$785,612
Accounts receivable	537,746	22,529
Inventories	1,593,571	140,594
Prepaid expenses	264,701	149,902
Total current assets	5,059,864	1,098,637

Property and equipment, net	827,217	86,654

Other long-term and intangible assets:
License, at acquisition cost,	68,284	68,284
Deposits	10,713	10,713
	78,997	78,997

Total assets	$5,966,078	$1,264,288

LIABILITIES AND STOCKHOLDERS' DEFICIT
Current liabilities:
Accounts payable	$1,097,637	$1,045,312
Accrued liabilities	275,608	186,163
Notes payable	50,640	12,985
Current portion of convertible debt, net of discount	463,928	580,140
Total current liabilities	1,887,813	1,824,600

Convertible debt, net of discount	-	303,960
Fair value of 10% convertible preferred stock warrants	487,555	-

Total liabilities	2,375,368	2,128,560

Commitments and contingencies	-	-

10% Convertible preferred stock, no par value; authorized 880,000 shares; 759,773 issued and outstanding at September 30, 2011, net	6,594,341	-

Stockholders' deficit:
Common stock, no par value; authorized, 100,000,000 shares; 24,947,261 and 23,305,704 shares issued and outstanding at September 30, 2011 and December 31, 2010, respectively	22,256,845	17,818,336
Accumulated deficit	(25,260,476)	(18,682,608)
Total stockholders' deficit	(3,003,631)	(864,272)
Total liabilities and stockholders' deficit	$5,966,078	$1,264,288

(See accompanying notes to the unaudited condensed consolidated financial statements.)

AXION INTERNATIONAL HOLDINGS INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
FOR THE NINE MONTHS ENDED SEPTEMBER 30,
(Unaudited)

	2011	2010

Revenue	$2,187,379	$1,258,092
Costs of sales	2,102,515	1,258,055
Gross margin	84,864	37

Operating expenses:
Research and development	296,408	215,990
Marketing and sales	167,076	253,362
General and administrative	5,090,493	3,158,537
Depreciation and amortization	70,030	203,642
Total operating costs and expenses	5,624,007	3,831,531

Loss from operations	(5,539,143)	(3,831,494)

Other expense, net:
Interest expense, net	123,818	82,062
Amortization of debt and preferred stock discount	914,907	554,793
Total other expense, net	1,038,725	636,855

Loss before provision for income taxes	(6,577,868)	(4,468,349)

Provision for income taxes	-	-
Net loss	(6,577,868)	(4,468,349)
Accretion of preferred stock dividends and beneficial conversion feature	(414,653)	-
Net loss attributable to common shareholders	$(6,992,521)	$(4,468,349)

Weighted average common shares - basic and diluted	24,091,129	21,157,035

Basic and diluted net loss per share	$(0.29)	$(0.21)

(See accompanying notes to the unaudited condensed consolidated financial statements.)

AXION INTERNATIONAL HOLDINGS, INC
CONDENSED CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ DEFICIT
FOR THE PERIOD FROM JANUARY 1, 2011 THROUGH SEPTEMBER 30, 2011
(Unaudited)

	Common Shares	Additional Paid-in Capital and Common Stock	Accumulated Deficit	Total

Balance, January 1, 2011	23,305,704	$17,818,336	$(18,682,608)	$(864,272)

Shares issued pursuant to conversion of debt	503,408	462,067		462,067
Shares issued pursuant to exercise of warrants	294,115	200		200
Shares issued for services and license agreements	484,940	654,308		654,308
Shares issued for interest payments	33,426	36,183		36,183
Shares issued for dividend payments	325,668	352,032		352,032
Share-based compensation		2,372,646		2,372,646
Recognition of beneficial conversion features pursuant to modification of debt		600,000		600,000
Recognition of beneficial conversion features pursuant to 10% Convertible Preferred Stock		375,726		375,726
Accretion of dividend on 10% Convertible Preferred Stock		(352,032)		(352,032)
Accretion of beneficial conversion feature of 10% Convertible Preferred Stock		(62,621)		(62,621)
Net loss			(6,577,868)	(6,577,868)

Balance, September 30, 2011	24,947,261	$22,256,845	$(25,260,476)	$(3,003,631)

(See accompanying notes to the unaudited condensed consolidated financial statements.)

AXION INTERNATIONAL HOLDINGS INC
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
FOR THE NINE MONTHS ENDED SEPTEMBER 30,
(Unaudited)

	2011	2010

Cash flow from operating activities:
Net loss	$(6,577,868)	$(4,468,349)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation, and amortization	92,619	203,641
Accretion of convertible debt discount	589,830	554,792
Accretion of preferred stock discount	138,057	-
Fair value of warrants to purchase redeemable preferred stock	487,555	-
Share-based compensation	3,026,954	1,395,889
Changes in operating assets and liabilities:
Accounts receivable	(515,217)	(106,471)
Inventories	(1,452,977)	174,475
Prepaid expenses and other	(114,799)	(57,227)
Accounts payable	140,573	609,881
Accrued liabilities	89,445	(96,398)
Net cash used in operating activities	(4,095,828)	(1,789,767)

Cash flows from investing activities:
Purchase of property and equipment	(833,182)	(76,600)
Net cash used in investing activities	(833,182)	(76,600)

Cash flows from financing activities:
Proceeds from issuance of 10% convertible preferred stock, net	6,769,389	-
Proceeds from short term notes	100,758	63,126
Proceeds from convertible debt	-	710,000
Issuance of common stock, net of expenses	200	1,966,376
Repayments of convertible debt	-	(300,000)
Repayment of short term notes	(63,103)	(24,431)
Net cash provided by financing activities	6,807,244	2,415,071

Net increase in cash	1,878,234	548,704
Cash and cash equivalents at beginning of period	785,612	338,192
Cash and cash equivalents at end of period	$2,663,846	$886,896

Supplemental disclosures of cash flow information:
Cash paid for interest	$67,480	$71,401
Conversion of notes	462,067	278,236
Accretion of dividends on 10% convertible preferred stock	352,032	-

(See accompanying notes to the unaudited condensed consolidated financial statements.)

AXION INTERNATIONAL HOLDINGS, INC.
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Note 1.  Summary of Significant Accounting Policies

(a)         Business and Basis of Financial Statement Presentation

Axion International Holdings, Inc. (“Holdings”), was formed in 1981.   In November 2007, Holdings entered into an Agreement and Plan of Merger, among Holdings, Axion Acquisition Corp., a Delaware corporation and a newly created direct wholly-owned subsidiary of Holdings (the “Merger Sub”), and Axion International, Inc., a Delaware corporation which incorporated on August 6, 2006 with operations commencing in November 2007 (“Axion”).  On March 20, 2008 (the “Effective Date”), Holdings consummated the merger (the “Merger”) of Merger Sub into Axion, with Axion continuing as the surviving corporation and a wholly-owned subsidiary of Holdings.  Each issued and outstanding share of Axion became 47,630 shares of Holdings’ common stock (“Common Stock”), or 9,190,630 shares in the aggregate constituting approximately 90.7% of Holdings’ issued and outstanding Common Stock as of the Effective Date of the Merger.  The Merger resulted in a change of control, and as such, Axion (“we”, “our” or the “Company”) is the surviving entity. The Merger has been accounted for as a reverse merger in the form of a recapitalization with Axion as the successor.  The recapitalization has been given retroactive effect in the accompanying financial statements. The accompanying consolidated financial statements represent those of Axion for all periods prior to the consummation of the Merger.

Our unaudited condensed consolidated financial statements include the accounts of our majority-owned subsidiaries. All significant intercompany balances and transactions have been eliminated in consolidation.

On January 18, 2011, the Board of Directors approved a change in the Company’s fiscal year end from September 30 to December 31. We filed a transitional report for the three month period ended December 31, 2010 on Form 10-KT on May 2, 2011.

The accompanying unaudited condensed consolidated financial statements of the Company have been prepared in accordance with Rule S-X of the Securities and Exchange Commission and with the instructions to Form 10-Q.  Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements.

In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation have been included.  However, the results from operations for the three and nine months ended September 30, 2011, are not necessarily indicative of the results that may be expected for the year ending December 31, 2011.  The unaudited condensed consolidated financial statements should be read in conjunction with the consolidated December 31, 2010 financial statements and footnotes thereto included in the Company's Form 10-KT filed with the SEC.

(b)         Statement of Cash Flows

For purposes of the statement of cash flows, we consider all highly liquid debt instruments purchased with an original maturity of three months or less to be cash equivalents.

(c)         Property and Equipment

Property and equipment are recorded at cost and are depreciated and amortized using the straight-line method over estimated useful lives of two to five years.  Costs incurred that extend the useful life of the underlying asset are capitalized and depreciated over the remaining useful life. Repairs and maintenance are charged directly to operations as incurred.

Our property and equipment is comprised of the following:

	September 30, 2011	December 31, 2010
Property, equipment, and leasehold improvements, at cost:
Equipment	$13,754	$13,754
Machinery and equipment	1,353,694	520,512
Purchased software	56,404	56,404
Furniture and fixtures	13,090	13,090
Leasehold improvements	950	950
	1,437,892	604,710
Less accumulated depreciation	(610,675)	(518,056)
Net property and leasehold improvements	$827,217	$86,654

Depreciation expense included as a charge to income was $22,915 and $92,619, and $67,278 and $203,641 for the three months and nine months ended September 30, 2011 and 2010, respectively. Of the amount charged to income during the three months ended September 30, 2011, $22,589 was charged to costs of sales and the balance to general and administrative expenses.

(d)         Allowance for Doubtful Accounts

We accrue a reserve on a receivable when, based upon the judgment of management, it is probable that a receivable will not be collected and the amount of any reserve may be reasonably estimated.  As of September 30, 2011 and December 31, 2010 we did not provide an allowance for doubtful accounts.

(e)         Inventories

Inventories are priced at the lower of cost or market and consist primarily of raw materials, parts for assembling our finished products and finished products. No material adjustment has been made to the cost of finished products inventories as of September 30, 2011 and December 31, 2010.

	September 30, 2011	December 31, 2010

Finished products	$1,127,780	$104,754
Parts	12,747	-
Production materials	453,044	35,840
Total inventories	$1,593,571	$140,594

Finished products at September 30, 2011, includes $826,415 of rail ties manufactured for one customer pursuant to terms of a contract, until payment is received.

 (f)         Revenue and Cost Recognition

Revenue is recognized in accordance with FASB ASC 605 “Revenue Recognition”, when persuasive evidence of an agreement with the customer exists, products are shipped or title passes pursuant to the terms of the agreement with the customer, the amount due from the customer is fixed or determinable, collectability is reasonably assured, and when there are no significant future performance obligations.

We recognize revenue when a fixed commitment to purchase the products is received, title or ownership has passed to the customer and we do not have any specific performance obligations remaining, such that the earnings process is complete. In most cases, we receive a purchase order from our customer specifying the products requested and delivery instructions. We recognize revenue upon our delivery of the products as specified in the purchase order.

In other cases where we have a contract which provides for a large number of products and few actual deliveries, the revenues are recorded each month as the products are produced and the risk of ownership passes to the customer upon pre-delivery acceptance. Prior to deliveries, our customer’s products are segregated from our inventory and not available for fulfilling other orders.

Our costs of sales are predominately comprised of the cost of raw materials and the costs and expenses associated with our third-party manufacturing arrangements.  Our costs of sales may vary significantly as a result of the variability in the cost of our raw materials and the efficiency with which we plan and execute our manufacturing processes.

Even though our current business strategy entails selling our products pursuant to purchase orders, in the past we entered into contracts to provide products and services.  In those situations, customers were billed based on the terms included in the contracts, which were generally upon delivery of products ordered or services provided, or achievement of certain milestones defined in the contracts.  When billed, such amounts were recorded as accounts receivable.  Revenue earned in excess of billings represented revenue related to services completed but not billed, and billings in excess of revenue earned represented billings in advance of services performed. Contract costs included all direct material and labor costs and those indirect costs related to contract performance, such as indirect labor, supplies, tools and depreciation costs.  Losses on contracts were recognized in the period such losses were determined.  Changes in job performance, job conditions, and estimated profitability, including those arising from contract penalty provisions, and final contract settlements may have resulted in revisions to costs and income and were recognized in the period in which the revisions are determined.

We do not believe warranty obligations on completed contracts or shipments pursuant to purchase orders are significant.

(g)         Income Taxes

We use the asset and liability method of accounting of income taxes pursuant to the provisions of FASB ASC 740 “Income Taxes”, which establishes deferred tax assets and liabilities to be recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

FASB ASC 740 clarifies the accounting for uncertainty in income taxes recognized and prescribes a recognition threshold and measurement attributes for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. FASB ASC 740 also provides guidance on de-recognition, classification, interest and penalties, accounting in interim periods, disclosure and transition. ASC 740 requires a company to recognize the financial statement effect of a tax position when it is “more-likely-than-not” (defined as a substantiated likelihood of more than 50%), based on the technical merits of the position, that the position will be sustained upon examination. A tax position that meets the “more-likely-than-not” recognition threshold is measured to determine the amount of benefit to be recognized in the financial statements based upon the largest amount of benefit that is greater than 50% likely of being realized upon ultimate settlement with a taxing authority that has full knowledge of all relevant information. Our inability to determine that a tax position meets the “more-likely-than-not” recognition threshold does not mean that the Internal Revenue Service (“IRS”) or any other taxing authority will disagree with the position that the we have taken.

If a tax position does not meet the “more-likely-than-not” recognition threshold, despite our belief that our filing position is supportable, the benefit of that tax position is not recognized in the statements of operations and we are required to accrue potential interest and penalties until the uncertainty is resolved. Potential interest and penalties are recognized as a component of the provision for income taxes which is consistent with our historical accounting policy. Differences between amounts taken in a tax return and amounts recognized in the financial statements are considered unrecognized tax benefits. We believe that we have a reasonable basis for each of our filing positions and intend to defend those positions if challenged by the IRS or another taxing jurisdiction. If the IRS or other taxing authorities do not disagree with our position, and after the statute of limitations expires, we will recognize the unrecognized tax benefit in the period that the uncertainty of the tax position is eliminated.

We believe that there are no uncertain tax positions that fail to meet the more likely than not recognition threshold to be sustained upon examination.  As such, a tabular presentation of those tax benefits taken that do not qualify for recognition is not presented.

(h)         Impairment of Long-Lived Assets Other Than Goodwill

We assess the potential for impairment in the carrying values of our long-term assets whenever events or changes in circumstances indicate such impairment may have occurred.  An impairment charge to current operations is recognized when the estimated undiscounted future net cash flows of the asset are less than its carrying value. Any such impairment is recognized based on the differences in the carrying value and estimated fair value of the impaired asset.

(i)          Share-Based Compensation

We record share-based compensation for transactions in which we exchange our equity instruments for services of employees, consultants and others based on the fair value of the equity instruments issued at the date of grant or other measurement date.  The fair value of common stock awards is based on the observed market value of our stock.  We calculate the fair value of options and warrants using the Black-Scholes option pricing model.  Expense is recognized, net of expected forfeitures, over the period of performance.  When the vesting of an award is subject to performance conditions, no expense is recognized until achievement of the performance condition is deemed to be probable.

(j)         Earnings (Loss) Per Share

Basic earnings (loss) per share are computed by dividing earnings (loss) available to common shareholders by the weighted average number of common shares outstanding for the period.  Diluted earnings (loss) per share includes the effects of the potential dilution of outstanding options, warrants, and convertible debt on our common stock as determined using the treasury stock method. For the three months and nine months ended September 30, 2011 and 2010, there were no dilutive effects of such securities because we incurred a net loss in each period.  As of September 30, 2011, we have approximately 18.8 million potential common shares issuable under our convertible instruments, warrant and stock option agreements.

(k)         Fair Value of Financial Instruments

In January 2008, we adopted the provisions under FASB for Fair Value Measurements, which define fair value for accounting purposes, establishes a framework for measuring fair value and expands disclosure requirements regarding fair value measurements.  Our adoption of these provisions did not have a material impact on our consolidated financial statements.  Fair value is defined as an exit price, which is the price that would be received upon sale of an asset or paid upon transfer of a liability in an orderly transaction between market participants at the measurement date.  The degree of judgment utilized in measuring the fair value of assets and liabilities generally correlates to the level of pricing observability.  Financial assets and liabilities with readily available, actively quoted prices or for which fair value can be measured from actively quoted prices in active markets generally have more pricing observability and require less judgment in measuring fair value.  Conversely, financial assets and liabilities that are rarely traded or not quoted have less price observability and are generally measured at fair value using valuation models that require more judgment.  These valuation techniques involve some level of management estimation and judgment, the degree of which is dependent on the price transparency of the asset, liability or market and the nature of the asset or liability.  We have no financial assets and liabilities that are recurring, at fair value at September 30, 2011 and December 31, 2010.

(l)         Concentration of Credit Risk

We maintain our cash with two major U.S. domestic banks. The amount held in one of the banks exceeds the insured limit of $250,000 from time to time and was approximately $2.6 million at September 30, 2011.  We have not incurred losses related to these deposits.  Our accounts receivable balance as of September 30, 2011 of approximately $0.5 million, consists primarily of amounts due from a limited number of customers.

(m)       Operating Cycle

In accordance with industry practice, we may include in current assets and liabilities amounts relating to long-term contracts, which generally have operating cycles extending beyond one year. Other assets and liabilities are classified as current and non-current on the basis of expected realization within or beyond one year.

(n)        Use of Estimates

The preparation of our financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in these financial statements and accompanying notes.  Actual results could differ from those estimates.

(o)        Recent Accounting Pronouncements

Recent accounting pronouncements issued by the FASB (including its Emerging Issues Task Force), the AICPA, and the SEC did not, or are not believed by management to, have a material impact on the Company's present or future financial statements.

Note 2.  Accrued Liabilities

The components of accrued liabilities are:

	September 30, 2011	December 31, 2010
Payable to insurer pursuant to policy terms	$100,000	$100,000
Royalties	71,406	-
Payroll	22,654	23,642
Interest	22,500	54,852
Miscellaneous	59,048	7,669
Total accrued liabilities	$275,608	$186,163

Note 3.  Convertible Debt

The components of debt are summarized as follows.

	Due	September 30, 2011	December 31, 2010
10% convertible note	February 2011	$-	$60,000
8.75% convertible debenture	January 2012	172,500	172,500
7% convertible note	May 2012	-	350,000
10% convertible debentures	June 2012	600,000	600,000
Subtotal - principal		772,500	1,182,500
Debt discount		(308,572)	(298,400)
		463,928	884,100
Less: current portion		(463,928)	(580,140)
Total long term debt		$-	$303,960

10% Convertible Note

On February 10, 2011 at maturity, the holder of our 10% convertible note converted the principal amount plus accrued interest into 60,000 shares of common stock. During the three months ended March 31, 2011, we amortized the remaining discount of $7,638 to interest expense.

8.75% Convertible Debenture

In January 2011, the holder of our 8.75% convertible debenture agreed to extend the maturity date to January 2012 and to amend a term which will now allow us to pay dividends on any financing transaction entered into between the effective date of the amendment and April 30, 2011. We agreed to eliminate our ability to pay interest on this debenture in shares of our common stock in lieu of cash and our ability to optionally redeem the debenture. We also agreed to amend the volume weighted average trading price at which we could force conversion to $2.50 from $0.80.

7% Convertible Note

In May 2010,   we issued a 7% two-year note in the amount of $350,000, convertible at the rate of $1.20 per share, together with 41,667 shares of our common stock and five-year warrants to purchase 166,667 shares of our common stock at an exercise price of $1.40 per share.  We allocated the total proceeds received to the shares and warrant, based upon the relative fair values of the note, shares and warrant, as determined using the Black-Scholes pricing model, and recorded these amounts as a discount on the note.  We also allocated a portion of the proceeds to a beneficial conversion feature, representing the difference between the fair value of common stock issuable upon conversion at the date of purchase and the amount of proceeds allocated to the note, and recorded this amount as an additional discount on the note.  The total discount, amounting to $350,000, is to be amortized to interest expense on the interest method through the scheduled maturity date of the note.

In June 2011, the holder of our 7% Convertible Note agreed to convert the note into shares of our common stock pursuant to amended terms agreed to in May 2011. The amended terms allowed the note holder to convert the principal and accrued interest through the original maturity date at an amended conversion rate of $0.90 per share, if the note holder converted between May 2, 2011 and June 30, 2011. We issued 443,408 shares of common stock and cancelled the outstanding principal plus accrued interest which totaled $399,067.

During the nine months ended September 30, 2011, we amortized $218,540 of the discount to interest expense, which included the remaining unamortized discount on the date of conversion.

10% Convertible Debentures

Our 10% convertible debentures were issued under purchase agreements during the year ended September 30, 2009, together with warrants, for aggregate proceeds of $600,000.  The total of the fair value of the warrants, as determined using the Black-Scholes pricing model, and the value of the beneficial conversion features contained in the debentures, representing the difference between the fair value of common stock issuable upon conversion at the date of purchase and the amount of proceeds allocated to the note, exceeded the proceeds received.  Accordingly, we recorded a discount on the debentures equal to the principal amount of the debentures.  The recorded discount on these debentures is to be amortized to interest expense on the interest method through their scheduled maturity dates.

Effective January 14, 2011, the holders of our 10% Convertible Debentures, originally due in February and March 2011, agreed to extend the maturity dates to June 30, 2012 and to the elimination of the prohibition of paying dividends or distributions on any of our equity securities. We agreed to amend the interest rate to 15% if paid in cash and to 18% (from 12%) if paid with shares of our common stock at the rate of one share of common stock for each $0.60 (from $0.90) of interest. We also agreed to reduce the conversion price, as defined, to $0.60, from $0.90 and to amend the volume weighted average trading price at which we could force conversion to $2.50 from $2.00. In addition, for each calendar month after February or March 2011 that these debentures remain outstanding, we will issue a warrant exercisable for three years for a number of shares of our common stock equal to the 5% of the outstanding principal divided by $0.90. These warrants will be exercisable at $0.90 per share.

Even though these modifications to our 10% Convertible Debentures resulted in less than a ten percent difference in the present value of cash flows between the original terms and the modified terms, the fair value of the conversion options was substantially greater than ten percent. We have therefore, accounted for the modification of these debentures as an extinguishment of the original debt and the establishment of new debt. Under the terms of the modified 10% Convertible Debentures, the total of the fair value of the warrants, as determined using the Black-Scholes pricing model, and the value of the beneficial conversion features contained in the debentures, representing the difference between the fair value of common stock issuable upon conversion at the date of purchase and the amount of proceeds allocated to the debenture, exceeded the proceeds received.  Accordingly, effective with the date of amendment, we recorded a discount on the debentures equal to the principal amount of the debentures.  The recorded discount on these debentures is to be amortized to interest expense on the interest method through their scheduled maturity dates.  In addition to the amortization of the remaining original discount at the effective date of the modifications, of $72,222, during the nine months ended September 30, 2011, we amortized an additional $291,430 of the modified discount. The remaining unamortized discounts of $308,570 at September 30, 2011 will be fully amortized at maturity in June 2012.

Note 4.  Redeemable Preferred Stock

We have designated 880,000 shares of preferred stock as 10% Convertible Preferred Stock (the “Preferred Stock”). The Preferred Stock has a stated value (the “Stated Value”) of $10.00 per share.  The Preferred Stock and any dividends thereon may be converted into shares of our common stock at any time by the holder at the initial conversion rate of $1.25 per share of common stock (the “Conversion Rate”).  The holders of the Preferred Stock shall be entitled to receive dividends at the rate of ten percent (10%) per annum payable quarterly.  Dividends shall not be declared, paid or set aside for any series or other class of stock ranking junior to the Preferred Stock, until all dividends have been paid in full on the Preferred Stock.  The dividends on the Preferred Stock are payable, at our option, in cash, if permissible, or in additional shares of common stock.  The Preferred Stock is not subject to any anti-dilution provisions other than for stock splits and stock dividends or other similar transactions.  The holders of the Preferred Stock shall have the right to vote with our stockholders in any matter.  The number of votes that may be cast by a holder of our Preferred Stock shall equal the Stated Value of the Preferred Stock purchased divided by the Conversion Ratio.  The Preferred Stock shall be redeemable for cash by the holder any time after the three (3) year anniversary from the initial purchase.  The Preferred Stock may be converted into shares or our common stock by the holder at the Conversion Ratio (as adjusted from time to time).  The Preferred Stock may be converted by us, provided that the variable weighted average price of our common stock has closed at $4.00 per share or greater, for sixty (60) consecutive trading days and during such sixty (60) day period, the shares of common stock issuable upon conversion of the Preferred Stock have either been registered for resale or are issuable without restriction pursuant to Rule 144 of the Securities Act of 1933, as amended.

If our net revenues for the twelve months ended December 31, 2011 are less than $10,000,000 as reported in our audited financial statements, then the Conversion Rate shall be reduced to $1.00 (subject to adjustments for stock splits and stock dividends), and holders shall be entitled to receive warrants to purchase a number of shares of our common stock equal to fifty percent of the number of shares of common stock issuable upon conversion of the Preferred Stock at the Conversion Rate.  The warrants shall expire December 31, 2015 and they shall have an initial exercise price of $1.00 per share and shall provide for cashless exercise at any time the underlying shares of common stock have not been registered for resale under the Securities Act of 1933 or are issuable without restriction pursuant to Rule 144 of the Securities Act.

During March and April 2011, we sold 759,773 shares of Preferred Stock at a price per share of $10, for gross proceeds of $7,597,730. Each share of Preferred Stock is convertible into eight (8) shares of common stock. We paid commissions, legal fees and other expenses of issuance of $828,340, which has been recorded as a discount and deducted from the face value of the Preferred Stock. This discount will be amortized over three years consistent with the initial redemption terms, to interest expense.  During the three and nine months ended September 30, 2011, we charged $69,028 and $138,057, respectively of this discount to interest expense. We attributed a beneficial conversion feature of $375,727 to the Preferred Stock based upon the difference between the effective conversion price of those shares and the closing price of our common stock on the date of issuance, which has been recorded as a discount and deducted from the face value of the Preferred Stock.  The discount will be amortized over three years consistent with the initial redemption terms, as a charge to additional paid-in capital, due to a deficit in retained earnings. During the three and nine months ended September 30, 2011, we amortized $31,311 and $62,621, respectively to additional paid-in capital. At September 30, 2011, we had an unamortized discount balance of $1,003,389.

Since the Preferred Stock may ultimately be redeemed at the option of the holder, the carrying value of the shares, net of unamortized discount and accumulated dividends, has been classified as temporary equity on September 30, 2011.

For the three and nine months ended September 30, 2011, we paid dividends on the Preferred Stock in the amount of $175,787 and $352,032, respectively.

The components of redeemable preferred stock are summarized as follows:

	September 30,	December 31,
	2011	2010
Redeemable preferred stock – face value	$7,597,730	$-
Unamortized discount	(1,003,389)	-
Redeemable preferred stock, net of discount	$6,594,341	$-

We issued warrants to the placement agents for the sale of our 10% convertible preferred stock, to purchase 58,352 shares of 10% convertible preferred stock at $10 per share.  The fair value of the warrants of $487,555 has been recorded as a liability on our balance sheet at September 30, 2011, as the underlying 10% convertible preferred stock is redeemable by the holder after three years from the date of purchase.

Note 5.  Stockholder’s Equity

During February and March 2011, we issued 80,067 shares of common stock to consultants for services performed. These shares were valued at $116,808, which approximated the fair value of the shares when issued.

We issued 262,500 shares of common stock, valued at $367,500 at date of issue pursuant to a sub-license agreement entered into during the three months ended March 31, 2011.

During the nine months ended September 30, 2011, we issued 33,426 shares of common stock in lieu of cash, as payment of accrued interest with a value at date of issue of $36,183.

At maturity in February 2011, we issued 60,000 shares of common stock upon conversion of our 10% Convertible Note, comprised of $60,000 of principal and $3,000 of accrued interest.

In March 2011, we received $200 and issued 20,000 shares of common stock upon exercise of a warrant.

Pursuant to the cashless exercise of warrants for 440,000 shares of common stock during February and March 2011, we issued 274,115 shares of common stock.

Upon conversion in June 2011, we issued 443,408 shares of common stock to the holder of our 7% convertible note in payment of principal plus accrued interest of $399,067.

We paid the accrued dividend on our preferred stock for June 30, 2011 and September 30, 2011, with 148,105 and 177,563 shares of our common stock, respectively with a fair value on the effective date of the dividend of $176,245 and $175,787, respectively.

Pursuant to our license with Rutgers, we paid a portion of the minimum royalty due for 2010, with 42,373 shares of our common stock with a fair value of $50,000.

We issued 100,000 shares of common stock with a fair value on the date of issuance of $120,000, to a consultant pursuant to the terms of an agreement to provide services.

Note 6.  Warrants and Options

Warrants

From time to time, we compensate consultants, advisors and investors with warrants to purchase shares of our common stock, in lieu of cash payments. Net share settlement is available to warrant holders.

The following table sets forth our warrant activity during the three months ended September 30, 2011.

	Three Months Ended
	September 30, 2011
		Weighted-
		Average
	Number	Exercise
	of Shares	Price
Outstanding at beginning of period	5,218,381	$1.20
Granted during the period	133,755	0.77
Exercised during the period
Cancelled during the period	-
Outstanding at end of the period	5,352,136	$1.19

Exercisable at end of period	5,102,803	$1.20

We estimated the fair value of each warrant at the grant date by using the Black-Scholes option pricing model with the following range of assumptions for the warrants granted during the three months ended September 30, 2011 – (i) no dividend yield, (ii) expected volatility of between 95% and 130%, (iii) risk-free interest rates of between 0.3% and 0.9%, and (iv) expected lives of between three years and four years.

Of the warrants to purchase 133,755 shares of our common stock granted during the three months ended September 30, 2011 we issued warrants to purchase 33,750 shares of our common stock at a weighted average exercise price of $1.27 per share to various consultants for services performed or to be performed, on our behalf. The warrants had a fair value of $23,359 at the date of grant and were recognized in general and administrative expenses during the period. The remaining warrants to purchase 100,005 shares of our common stock granted during the period, were issued to the holders of our 10% convertible debentures pursuant to their amended terms. These warrants had a fair value of $72,971 at the date of grant which was charged to interest expense during the period. The fair values at date of grant for these warrants were based on the Black-Scholes pricing model.

Options

We have two nonqualified stock option plans approved by shareholders with approximately 1.4 million shares remaining available for grant as of September 30, 2011.  The exercise price of the options are established by the Board of Directors on the date of grant and are generally equal to the market price of the stock on the grant date.  The Board of Directors may determine the vesting period for each new grant. Options issued are exercisable in whole or in part for a period as determined by the Board of Directors of up to ten years from the date of grant.

We estimated the fair value of each option award at the grant date by using the Black-Scholes option pricing model with the following range of assumptions for the awards during the three months ended September 30, 2011 – (i) no dividend yield, (ii) expected volatility of between 82% and 126%, (iii) risk-free interest rates of between 0.4% and 0.9%, and (iv) expected lives of between three and five years.

During the three months ended September 30, 2011, we issued options to purchase 75,000 shares of our common stock at an exercise price of $1.11per share, to an employee. The right to exercise certain of these options is based on the optionee’s achievement of specific objectives. As of September 30, 2011, the likelihood of, and the date on which the optionee might achieve the objectives was not apparent, therefore the fair value was not estimated. The remaining options had fair values which totaled $46,818 at the date of grant based on the Black-Scholes pricing model, of which $29,261 was recognized in general and administrative expenses during the period. The remaining unamortized fair value of $17,557 will be recognized over the remaining vesting periods. In addition, when it becomes more than likely that the optionee will achieve their stipulated objectives, the fair value will then be determined and the balance amortized to general and administrative expenses.

In addition, during the three months ended September 30, 2011, we issued options to purchase 82,500 shares of our common stock at exercise prices ranging from $0.88 to $1.00, to certain consultants. These options had a fair value of $$68,153 at the date of grant based on the Black-Scholes option pricing model.

In addition, the fair value of certain options awarded in prior periods is being amortized over their vesting periods.  During the three months ended September 30, 2011, $153,247 was recognized in general and administrative expenses. The remaining unamortized fair value of $263,036 will be recognized over the remaining vesting periods.

The following table summarizes our stock option activity for the three months ended September 30, 2011:

	Three Months Ended
	September 30, 2011
		Weighted-
		Average
	Number	Exercise
	of Shares	Price
Outstanding at beginning of period	5,803,761	$1.13
Granted during the period	157,500	1.05
Exercised during the period	-	-
Cancelled during the period	(200,000)	1.40
Outstanding at end of the period	5,761,261	$1.12

Exercisable at end of period	2,924,703	$1.04

The following table summarizes options outstanding at September 30, 2011:

		Weighted	Weighted
		Average	Average	Aggregate
	Number of	Exercise	Remaining	Intrinsic
	Shares	Price	Life	Value
Options outstanding	5,761,261	$1.12	4.1 years	$846,200
Options vested and exercisable	2,924,703	1.04	3.5 years	280,369
Unvested options expected to vest	2,836,558	1.20	4.6 years	565,831

Note 7.  Subsequent Event

Subsequent to September 30, 2011, we entered into a revolving credit agreement (the “Agreement”) with an unaffiliated third party (“Lender”). Under the terms of the Agreement, Lender has agreed to lend us up to $2.0 million on a revolving basis (the “Loan”). The Loan bears interest at 12% per annum on the outstanding principal amount. The Lender may elect to have all or a portion of accrued interest paid in our shares of common stock. The common stock will be valued at the lessor of (a) $0.80 per share or (b) $0.10 per share less than the variable weighted average price (“VWAP”) of our common stock for the thirty days ending one trading prior to the date of issuance of such shares. The Loan will mature on September 30, 2012. The Lender may convert up to fifty percent of the trailing ninety (90) day average of outstanding principal amount under the Loan into our common stock. Such common stock shall be valued at the lessor of (a) $0.80 per share or (b) $0.10 per share less than the VWAP for our common stock for any thirty days ending one trading prior to the date of issuance of such shares. In consideration for the Loan, we are obligated to pay all legal and accounting costs associated with the documentation of the Loan and will issue to Lender 250,000 shares of our restricted common stock. We have agreed to use our commercial and reasonable efforts to register the common stock issued to Lender within six months from date of closing provided, however, if such common stock is not registered we will redeem all of Lender’s unregistered stock in cash at a price equal to the greater of (a) the average VWAP for the thirty days ending one trading day prior to the date of issuance or (b) $0.90 per share. The Company has given Lender a security interest in all inventory and its accounts pursuant to terms of a security agreement.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors and Stockholders
Axion International Holdings, Inc.
New Providence, NJ

We have audited the accompanying consolidated balance sheet of Axion International Holdings, Inc. (the "Company") as of December 31, 2010 and the related consolidated statements of operations, stockholders’ equity (deficit), and cash flows for the three month period ended December 31, 2010. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based upon our audit. The financial statements of the Company as of September 30, 2010 and 2009, and for the years then ended were audited by other auditors who have ceased operations. Those auditors expressed an unqualified opinion with an explanatory paragraph raising substantial doubt about the Company’s ability to continue as a going concern on those financial statements in their report dated January 11, 2011.

We conducted our audit in accordance with standards of the Public Company Accounting Oversight Board (United States of America). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatements. The company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting.  Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the company’s internal control over financial reporting.  Accordingly, we express no such opinion.  An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.  We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Axion International Holdings, Inc. as of December 31, 2010, and the results of their operations and their cash flows for the three month period ended December 31, 2010, in conformity with accounting principles generally accepted in the United States of America.

The accompanying consolidated financial statements have been prepared assuming the Company will continue as a going concern. As discussed in the Note 3 to the accompanying financial statements, the Company has incurred significant operating losses in current year and also in the past. These factors, among others, raise substantial doubt about the Company's ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ RBSM LLP

New York, New York
May 2, 2011

AXION INTERNATIONAL HOLDINGS, INC.
CONSOLIDATED BALANCE SHEETS

	December 31,	September 30,	September 30,
	2010	2010	2009
ASSETS
Current assets:
Cash and cash equivalents	$785,612	$886,896	$1,257,516
Accounts receivable	22,529	409,292	314,027
Inventories	140,594	130,453	76,533
Prepaid expenses	149,902	64,727	1,915
Total current assets	1,098,637	1,491,368	1,649,991

Property and equipment, net	86,654	160,372	306,347

Other long-term and intangible assets:
License, at acquisition cost,	68,284	68,284	68,284
Deposits	10,713	10,713	10,713
	78,997	78,997	78,997

Total assets	$1,264,288	$1,730,737	$2,035,335

LIABILITIES AND STOCKHOLDERS' (DEFICIT) EQUITY
Current liabilities
Accounts payable	$1,045,312	$1,102,882	$546,920
Accrued liabilities	186,163	277,935	357,172
Notes payable	12,985	38,695	14,000
Current portion of convertible debentures, net of discount	580,140	657,420	253,795
Total current liabilities	1,824,600	2,076,932	1,171,887

Convertible debentures, net of discount	303,960	92,894	157,347

Total liabilities	2,128,560	2,169,826	1,329,234

Commitments and contingencies	-	-	-

Stockholders' (deficit) equity:
Additional paid-in capital and common stock, no par value; authorized, 100,000,000 shares; 23,305,704, 22,854,037 and 19,243,669 shares issued and outstanding at December 31, 2010,and September 30, 2010 and 2009, respectively	17,818,336	15,968,740	10,009,677
Accumulated deficit	(18,682,608)	(16,407,829)	(9,303,576)
Total stockholders' (deficit) equity	(864,272)	(439,089)	706,101

Total liabilities and stockholders' (deficit) equity	$1,264,288	$1,730,737	$2,035,335

See accompanying notes to consolidated financial statements.

AXION INTERNATIONAL HOLDINGS, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended December 31,	Year ended September 30,	Year Ended September 30,
	2010	2010	2009

Revenue	$-	$1,560,633	$1,374,961

Cost of goods sold	-	1,504,095	995,218
Gross profit	-	56,538	379,743

Operating expenses:
Research and development costs	43,066	242,605	467,133
Marketing and sales	71,086	358,402	497,961
General and administrative expenses	1,925,595	5,620,137	3,398,509
Depreciation and amortization	74,194	268,006	179,547
Total operating costs and expenses	2,113,941	6,489,150	4,543,150

Loss from operations	(2,113,941)	(6,432,612)	(4,163,407)

Total other expense:

Interest expense, net	27,052	107,276	113,438
Amortization of debt discount	133,786	564,365	475,744
Debt conversion expense	-	-	1,006,826
Total other expense	160,838	671,641	1,596,008

Loss before income taxes	(2,274,779)	(7,104,253)	(5,759,415)

Provision for income taxes	-	-	-

Net loss	$(2,274,779)	$(7,104,253)	$(5,759,415)

Weighted average common shares - basic and diluted	23,042,108	20,752,217	15,873,361

Basic and diluted net loss per share	$(0.10)	$(0.34)	$(0.36)

See accompanying notes to consolidated financial statements.

AXION INTERNATIONAL HOLDINGS, INC
CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ (DEFICIT) EQUITY

	Common Shares	Additional Paid-in Capital and Common Stock	Accumulated Deficit	Total

Balance, October 1, 2008	13,978,136	$3,029,334	$(3,544,161)	$(514,827)

Private placements of common stock	3,115,055	3,205,343	-	3,205,343
Shares issued pursuant to conversion of debenture and interest accrued thereon	1,330,621	1,355,327	-	1,355,327
Shares issued pursuant to exercise of options	297,857	-	-	-
Stock-based compensation	522,000	1,453,404	-	1,453,404
Warrants issued in connection with debt instruments		820,238	-	820,238
Recognition of beneficial conversion features		146,031	-	146,031
Net loss			(5,759,415)	(5,759,415)

Balance, September 30, 2009	19,243,669	10,009,677	(9,303,576)	706,101

Private placement of common stock	1,761,340	2,664,260	-	2,664,260
Shares issued pursuant to conversions of debentures and accrued interest	1,005,330	647,716	-	647,716
Shares issued pursuant to exercise of warrants	18,972	-	-	-
Stock-based compensation	824,726	2,285,184	-	2,285,184
Warrants issued in connection with debt instruments		152,463	-	152,463
Recognition of beneficial conversion feature		209,440	-	209,440
Net loss		-	(7,104,253)	(7,104,253)

Balance, September 30, 2010	22,854,037	15,968,740	(16,407,829)	(439,089)

Private placement of common stock	416,667	500,000		500,000
Stock issued for services	35,000	36,750		36,750
Stock-based compensation		1,312,846		1,312,846
Net loss			(2,274,779)	(2,274,779)

Balance, December 31, 2010	23,305,704	$17,818,336	$(18,682,608)	$(864,272)

See accompanying notes to consolidated financial statements.

AXION INTERNATIONAL HOLDINGS, INC
CONSOLIDATED STATEMENTS OF CASH FLOWS

	Three Months Ended December 31,	Year Ended September 30,	Year Ended September 30,
	2010	2010	2009

Cash flow from operating activities:
Net loss	$(2,274,779)	$(7,104,253)	$(5,759,415)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation, and amortization	74,195	268,005	179,547
Accretion of interest expense on convertible debentures	133,786	564,364	475,745
Debt conversion expense	-	-	1,006,826
Issuance of common stock and warrants for financial obligations	1,349,596	2,952,443	1,526,905
Changes in operating assets and liabilities:
Accounts receivable	386,763	(95,265)	(314,027)
Inventories	(10,141)	(53,920)	33,882
Prepaid expenses and other	(85,175)	(62,812)	(19,675)
Accounts payable & accrued liabilities	(149,342)	476,725	314,849
Net cash used in operating activities	(575,097)	(3,054,713)	(2,555,363)

Cash flows from investing activities:
Purchase of equipment and leasehold improvements	(477)	(122,030)	(145,289)
Net cash used in investing activities	(477)	(122,030)	(145,289)

Cash flows from financing activities:
Proceeds from short term notes		63,126	1,124,000
Issuance of common stock, net of expenses	500,000	2,371,428	3,205,343
Issuance of convertible debenture		710,000	500,000
Repayment of notes and convertible debentures	(25,710)	(338,431)	(1,010,000)
Net cash provided by financing activities	474,290	2,806,123	3,819,343

Net (decrease) increase in cash	(101,284)	(370,620)	1,118,691
Cash and cash equivalents at beginning of period	886,896	1,257,516	138,825
Cash and cash equivalents at end of period	$785,612	$886,896	$1,257,516

Supplemental disclosures of cash flow information:
Cash paid for interest	$3,773	$69,469	$8,821
Common stock issued for consulting services	36,750	1,758,024	562,810
Conversion of notes	-	278,236	275,000
Warrants issued in connection with debt	-	147,515	820,238

See accompanying notes to consolidated financial statements.

AXION INTERNATIONAL HOLDINGS, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements for Three Months Ended December 31, 2010

(1)	Summary of Significant Accounting Policies

(a)	Business and Basis of Financial Statement Presentation

Axion International Holdings, Inc. (“Holdings”), formerly Analytical Surveys, Inc., was formed in 1981 to provide data conversion and digital mapping services to users of customized geographic information systems.  In fiscal 2006, Holdings acted upon its belief that it would not be able to sustain the operations of its historical business and focused on completing its long-term contracts that would generate cash, sold certain operations and briefly transitioned its principal business into that of an independent oil and gas enterprise.  In May 2007, Holdings terminated its oil and gas executives and took steps to reduce expenses and commitments in oil and gas investments.

In November 2007, Holdings entered into an Agreement and Plan of Merger, among Holdings, Axion Acquisition Corp., a Delaware corporation and a newly created direct wholly-owned subsidiary of Holdings (the “Merger Sub”), and Axion International, Inc., a Delaware corporation which incorporated on August 6, 2006 with operations commencing in November 2007 (“Axion”).  On March 20, 2008 (the “Effective Date”), Holdings consummated the merger (the “Merger”) of Merger Sub into Axion, with Axion continuing as the surviving corporation and a wholly-owned subsidiary of Holdings.  Each issued and outstanding share of Axion became 47,630 shares of Holdings’ common stock (“Common Stock”), or 9,190,630 shares in the aggregate constituting approximately 90.7% of Holdings’ issued and outstanding Common Stock as of the Effective Date of the Merger.  The Merger resulted in a change of control, and as such, Axion (“we”, “our” or the “Company”) is the surviving entity.

The preparation of the financial statements in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

Our consolidated financial statements include the accounts of our majority-owned subsidiaries. All significant intercompany balances and transactions have been eliminated in consolidation.

Reverse Merger.  The Merger has been accounted for as a reverse merger in the form of a recapitalization with Axion as the successor.  The recapitalization has been given retroactive effect in the accompanying financial statements. The accompanying consolidated financial statements represent those of Axion for all periods prior to the consummation of the Merger.

On January 18, 2011, the Board of Directors approved a change in the Company’s fiscal year end from September 30 to December 31. This form 10-KT is a transitional report for the three month period ended December 31, 2010.

(b)	Statement of Cash Flows

For purposes of the statement of cash flows, we consider all highly liquid debt instruments purchased with an original maturity of three months or less to be cash equivalents.

(c)	Property and Equipment

Equipment and leasehold improvements are recorded at cost and are depreciated and amortized using the straight-line method over estimated useful lives of three to ten years.  Repairs and maintenance are charged directly to operations as incurred.

The Company’s property and equipment consists of the following:

	December 31, 2010	September 30, 2010	September 30, 2009
Property, equipment, and leasehold improvements, at cost:
Equipment	$13,754	$13,754	$9,838
Machinery and equipment	520,512	520,035	406,639
Purchased software	56,404	56,404	56,404
Furniture and fixtures	13,090	13,090	9,322
Leasehold improvements	950	950	29,300
	604,710	604,233	511,503
Less accumulated depreciation	(518,056)	(443,861)	(205,156)
Net property and leasehold improvements	$86,654	$160,372	$306,347

Depreciation expense included as a charge to income was $74,194, $268,006 and $179,547 for the three months ended December 31, 2010, and for the fiscal years ended September 30, 2010 and 2009 respectively.

(d)	Allowance for Doubtful Accounts

We accrue a reserve on a receivable when, based upon the judgment of management, it is probable that a receivable will not be collected and the amount of any reserve may be reasonably estimated.  As of December 31, 2010, and September 30, 2010 and 2009 we had not established an allowance for doubtful accounts.

(e)	Inventories

Inventories are priced at the lower of cost or market and consist primarily of production materials and finished goods.  No material adjustment has been made to the cost of finished goods inventories as of December 31, 2010 and September 30, 2010 and 2009.

	December 31, 2010	September 30, 2010	September 30, 2009

Finished goods	$104,754	$108,001	$46,731
Production materials	35,840	22,452	29,802
Total inventories	$140,594	$130,453	$76,533

(f)	Revenue and Cost Recognition

Revenue is recognized in accordance with FASB ASC 605 “Revenue Recognition”, when persuasive evidence of an agreement with the customer exists, products are shipped or title passes pursuant to the terms of the agreement with the customer, the amount due from the customer is fixed or determinable, collectability is reasonably assured, and when there are no significant future performance obligations.

In most cases, we receive a purchase order from our customer specifying the products requested and delivery instructions. We recognize revenue upon our delivery of the products specified in the purchase order. Our costs of sales are predominately comprised of the cost of raw materials and the costs and expenses associated with our third-party manufacturing arrangements.  Our costs of sales may vary significantly as a result of the variability in the cost of our raw materials and the efficiency with which we plan and execute our manufacturing processes.

In those certain instances where we may enter into a contract to provide both products and services, customers are billed based on the terms included in the contracts, which are generally upon delivery of products ordered or services provided, or achievement of certain milestones defined in the contracts.  When billed, such amounts are recorded as accounts receivable.  Revenue earned in excess of billings represents revenue related to services completed but not billed, and billings in excess of revenue earned represent billings in advance of services performed. Contract costs include all direct material and labor costs and those indirect costs related to contract performance, such as indirect labor, supplies, tools and depreciation costs.  Losses on contracts are recognized in the period such losses are determined.  We do not believe warranty obligations on completed contracts are significant.  Changes in job performance, job conditions, and estimated profitability, including those arising from contract penalty provisions, and final contract settlements may result in revisions to costs and income and are recognized in the period in which the revisions are determined.

(g)	Income Taxes

We use the asset and liability method of accounting of income taxes pursuant to the provisions of FASB ASC 740 “Income Taxes”, which establishes deferred tax assets and liabilities to be recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

On November 1, 2007, we adopted the provisions of the Financial Accounting Standards Board (“FASB”) Interpretation No. 48, “Accounting for Uncertainty in Income Taxes, an interpretation of FASB Statement No. 109” (“FIN 48”) as codified in ASC 740. ASC 740 clarifies the accounting for uncertainty in income taxes recognized and prescribes a recognition threshold and measurement attributes for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. ASC 740 also provides guidance on de-recognition, classification, interest and penalties, accounting in interim periods, disclosure and transition. ASC 740 requires a company to recognize the financial statement effect of a tax position when it is “more-likely-than-not” (defined as a substantiated likelihood of more than 50%), based on the technical merits of the position, that the position will be sustained upon examination. A tax position that meets the “more-likely-than-not” recognition threshold is measured to determine the amount of benefit to be recognized in the financial statements based upon the largest amount of benefit that is greater than 50% likely of being realized upon ultimate settlement with a taxing authority that has full knowledge of all relevant information. Our inability to determine that a tax position meets the “more-likely-than-not” recognition threshold does not mean that the Internal Revenue Service (“IRS”) or any other taxing authority will disagree with the position that the we have taken.

If a tax position does not meet the “more-likely-than-not” recognition threshold, despite our belief that our filing position is supportable, the benefit of that tax position is not recognized in the statements of operations and we are required to accrue potential interest and penalties until the uncertainty is resolved. Potential interest and penalties are recognized as a component of the provision for income taxes which is consistent with our historical accounting policy. Differences between amounts taken in a tax return and amounts recognized in the financial statements are considered unrecognized tax benefits. We believe that we have a reasonable basis for each of our filing positions and intend to defend those positions if challenged by the IRS or another taxing jurisdiction. If the IRS or other taxing authorities do not disagree with our position, and after the statute of limitations expires, we will recognize the unrecognized tax benefit in the period that the uncertainty of the tax position is eliminated.

As of December 31, 2010 and September 30, 2010, we did not have any tax issues that required disclosure or recognition under FIN 48.

(h)	Impairment of Long-Lived Assets Other Than Goodwill

We assess the potential for impairment in the carrying values of our long-term assets whenever events or changes in circumstances indicate such impairment may have occurred.  An impairment charge to current operations is recognized when the estimated undiscounted future net cash flows of the asset are less than its carrying value. Any such impairment is recognized based on the differences in the carrying value and estimated fair value of the impaired asset.

(i)	Stock-Based Compensation

We record stock-based compensation for transactions in which we exchange our equity instruments for services of employees, consultants and others based on the fair value of the equity instruments issued at the date of grant or other measurement date.  The fair value of common stock awards is based on the observed market value of our stock.  We calculate the fair value of options and warrants using the Black-Scholes option pricing model.  Expense is recognized, net of expected forfeitures, over the period of performance.  When the vesting of an award is subject to performance conditions, no expense is recognized until achievement of the performance condition is deemed to be probable.

(j)	Earnings (Loss) Per Share

Basic earnings (loss) per share are computed by dividing earnings (loss) available to common shareholders by the weighted average number of common shares outstanding for the period.  Diluted earnings (loss) per share includes the effects of the potential dilution of outstanding options, warrants, and convertible debt on our Common Stock as determined using the treasury stock method. For the three months ended December 31, 2010 and the years ended September 30, 2010 and 2009, there were no dilutive effects of such securities because we incurred a net loss in each period.  Potential dilutive common shares issuable under our convertible instruments, and warrant and option agreements amounted to 10,006,520, 8,501,300 and 6,359,699, as of December 31, 2010, September 30, 2010 and 2009, respectively.

(k)	Fair value of Financial Instruments

In January 2008, we adopted the provisions under FASB for Fair Value Measurements, which define fair value for accounting purposes, establishes a framework for measuring fair value and expands disclosure requirements regarding fair value measurements.  Our adoption of these provisions did not have a material impact on our consolidated financial statements.  Fair value is defined as an exit price, which is the price that would be received upon sale of an asset or paid upon transfer of a liability in an orderly transaction between market participants at the measurement date.  The degree of judgment utilized in measuring the fair value of assets and liabilities generally correlates to the level of pricing observability.  Financial assets and liabilities with readily available, actively quoted prices or for which fair value can be measured from actively quoted prices in active markets generally have more pricing observability and require less judgment in measuring fair value.  Conversely, financial assets and liabilities that are rarely traded or not quoted have less price observability and are generally measured at fair value using valuation models that require more judgment.  These valuation techniques involve some level of management estimation and judgment, the degree of which is dependent on the price transparency of the asset, liability or market and the nature of the asset or liability.  We have no financial assets and liabilities that are recurring, at fair value at the three months ended December 31, 2010 and the years ended September 20, 2010 and 2009.

(l)	Concentration of Credit Risk

We maintain our cash primarily within one major U.S. domestic bank. The amounts held in this bank exceed the insured limit of $250,000 from time to time and were approximately $739,000 at December 31, 2010.   We have not incurred losses related to these deposits and we regularly monitor all of the banks where we have deposit accounts and the respective balances.

(m)	Operating Cycle

In accordance with industry practice, we include in current assets and liabilities amounts relating to long-term contracts, which generally have operating cycles extending beyond one year. Other assets and liabilities are classified as current and non-current on the basis of expected realization within or beyond one year.

(n)	Use of Estimates

The preparation of our financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in these financial statements and accompanying notes.  Actual results could differ from those estimates.

(2)	Recent Accounting Pronouncements

In January 2010, the FASB issued Accounting Standards Update No. 2010-06 applicable to FASB ASC 820-10, Improving Disclosures about Fair Value Measurements. The guidance requires entities to disclose significant transfers in and out of fair value hierarchy levels and the reasons for the transfers and to present information about purchases, sales, issuances and settlements separately in the reconciliation of fair value measurements using significant unobservable inputs (Level 3). Additionally, the guidance clarifies that a reporting entity should provide fair value measurements for each class of assets and liabilities and disclose the inputs and valuation techniques used for fair value measurements using significant other observable inputs (Level 2) and significant unobservable inputs (Level 3). This guidance is effective for interim and annual periods beginning after December 15, 2009 except for the disclosures about purchases, sales, issuances and settlements in the Level 3 reconciliation, which will be effective for interim and annual periods beginning after December 15, 2010. As this guidance provides only disclosure requirements, the adoption of this standard will not impact our consolidated results of operations, cash flows or financial positions.

In April 2010, the FASB issued Accounting Standard Update No. 2010-13 “Stock Compensation” (Topic 718). ASU No.2010-13 will clarify the classification of an employee share based payment award with an exercise price denominated in the currency of a market in which the underlying security trades. This ASU will be effective for the first fiscal quarter beginning after December 15, 2010, with early adoption permitted. The Company does not expect the provisions of ASU 2010-13 to have a material effect on the financial position, results of operations or cash flows of the Company.

The Company has implemented all new accounting pronouncements that are in effect and that may impact its financial statements and does not believe that there are any other new accounting pronouncements that have been issued that might have a material impact on its financial position or results of operations.

(3)	Going Concern

The accompanying financial statements have been prepared in conformity with generally accepted accounting principles in the United States of America, which contemplates continuation of the Company as a going concern.  However, we have negative working capital of $725,963, a stockholders’ deficit of $864,272 and have accumulated losses to date of approximately $18,683,000.  These matters raise substantial doubt about our ability to continue as a going concern.  In view of these matters, realization of certain of the assets in the accompanying balance sheet is dependent upon our ability to meet our financing requirements, raise additional capital, and the success of our future operations.   In addition to the $500,000 raised in the three months ended December 31, 2010, we are seeking additional means of financing to fund our business plan.  There is no assurance that we will be successful in raising sufficient funds to assure the eventual profitability of the Company.  We believe that actions planned and presently being taken to revise our operating and financial requirements provide the opportunity for the Company to continue as a going concern. The financial statements do not include any adjustments that might result from these uncertainties.

(4)	Intangibles and Exclusive Agreement

In February 2007, we acquired an exclusive, royalty-bearing license in specific but broad global territories to make, have made, use, sell, offer for sale, modify, develop, import, and export products made using patent applications owned by Rutgers University(“Rutgers”).  We are using these patented technologies in the production of structural plastic products such as railroad crossties, bridge infrastructure, utility poles, marine pilings and bulk heading.

We paid approximately $32,000 and issued 714,447 shares of our Common Stock as consideration to Rutgers.  We had estimated the fair market value of the consideration received in exchange for the shares totaled approximately $20,000.  We recorded these amounts, as well as legal expenses we incurred to acquire the license, as an intangible asset.  The license has an indefinite life and is tested for impairment on an annual basis

We are obligated to pay royalties on various product sales to Rutgers, and to reimburse Rutgers for certain patent defense costs.  We did not pay for any patent defense costs to Rutgers, for the three months ended December 31, 2010 or for the years ended September 30, 2010 and 2009. Royalties incurred and payable to Rutgers, for the three months ended December 31, 2010 and for the years ended September 30, 2010 and 2009 totaled $80,000, $60,000 and $23,762, respectively. In addition to consulting fees for research and development performed at Rutgers, we also pay annual membership dues to AIMPP, a department of Rutgers.

(5)	Accrued liabilities

The components of accrued liabilities are:

	December 31, 2010	September 30, 2010	September 30, 2009

Payable to insurer for legal settlement	$100,000	$100,000	$100,000
Refundable oil and gas receipts	-	67,146	129,334
Accrued interest	54,852	39,896	76,644
Accrued payroll	23,642	70,312	-
Other	7,669	581	51,194
Total accrued liabilities	$186,163	$277,935	$357,172

(6)	Debt

The components of debt are summarized as follows:

		December 31,	September 30,	September 30,
	Due	2010	2010	2009

8.75% convertible debenture	December 2010	$172,500	$172,500	$172,500
9% convertible debentures			-	278,236
10% convertible debentures	February 2011	500,000	500,000	500,000
10% convertible debenture	March 2011	100,000	100,000	100,000
7% convertible note	May 2012	350,000	350,000
10% convertible note	February 2011	60,000	60,000	-
Subtotal – principal		1,182,500	1,182,500	1,050,736
Debt discount		(298,400)	(432,186)	(639,594)
		884,100	750,314	411,142
Less, current portion		580,140	657,420	253,795
		$303,960	$92,894	$157,347

Our 8.75% convertible debenture was issued during the year ended September 30, 2008 pursuant to a debt modification, resulting in debt conversion expense charged during that year. Subsequent to December 31, 2010 the Company extended the maturity date to January 31, 2012 (See Note 15).

Our 9% convertible debentures were issued during the year ended September 30, 2008 pursuant to debt modifications, resulting in debt conversion expense charged during that year.  In March 2010, the debentures were converted, prior to their maturity dates and in accordance with their terms, into an aggregate of 927,453 shares of common stock.  The unamortized debt discount pertaining to these debentures, amounting to $12,488 in the aggregate, was charged to interest expense upon conversion.

In September 2009, pursuant to Securities Purchase Agreements, we received $600,000 and issued to three accredited investors an aggregate of 600,000 units comprised of (i) one dollar of principal amount of our 10% convertible debenture and (ii) three 3-year common stock purchase warrants for five hundred thousand of units, and one three-year common stock purchase warrant for one hundred thousand units, all exercisable at $0.90 per share, for the subscription price of $1.00 per unit. The debentures are due in February and March 2011, may be converted, at the option of the holder into restricted common shares of the Company at the conversion price of $0.90 per share, and earn interest, at the holder’s election, in cash at the rate of 10% or in shares of Common Stock at the rate of 12%.  The debentures are secured on a parri passu basis by a court judgment rendered in favor of the Company in the action entitled Analytical Surveys, Inc. v. Tonga Partners, L.P., Cannell Capital, LLC, and Carlo Cannell, Civil Action No. 06-cv-2692, pending in the U.S. District Court, Southern District of New York.  The total of the calculated fair value of the warrants and the intrinsic value of beneficial conversion features contained in the debentures exceeded the proceeds received.  Accordingly, the Company recorded a discount on the debentures limited to the principal value of the debentures, which is being amortized to interest expense through the maturity dates.  For the three months ended December 31, 2010, we recognized $100,000 in interest expense resulting from the amortization of the discount on the debentures. The unamortized discount on these debentures at December 31, 2010 was approximately $72,000. Subsequent to December 31, 2010 the Company extended the maturity dates to June 30, 2012 (See Note 15).

In February 2010, we issued a 10% short-term note in the amount of $300,000, convertible at the rate of $2.00 per share, together with a five-year warrant to purchase 100,000 shares of Common Stock at an exercise price of $2.50 per share. In addition we entered into a consulting agreement with an affiliate of the purchaser for financial consulting services.  Since the exercise price of the warrant was more than the market price of our Common Stock as reported on the OTC Bulletin Board on the date of issuance, no note proceeds were allocated to the warrant. Since the conversion price of the note was less than the reported market price of our Common Stock as reported on the OTC Bulletin Board on the date of issuance, we allocated $45,000 of the proceeds to the beneficial conversion feature, representing the difference between the fair value of common stock issuable upon conversion at the date of purchase and the amount of proceeds allocated to the note, and recorded this amount as a discount on the note.  The note discount was amortized to interest expense through the maturity date of the note. The note was repaid in August 2010 upon maturity.

In May 2010, we issued a 7% two-year note in the amount of $350,000, convertible at the rate of $1.20 per share, together with 41,667 shares of our common stock and a five-year warrant to purchase 166,667 shares of our common stock at an exercise price of $1.40 per share.  Of the total proceeds received, we allocated $50,000 to the shares of Common Stock. Approximately $148,000 of the note proceeds was attributed to the warrant, based upon the relative fair values of the note, shares of Common Stock and warrant, as determined using the Black-Scholes pricing model, and we also allocated approximately $161,000 of the proceeds to the beneficial conversion feature, representing the difference between the fair value of common stock issuable upon conversion at the date of purchase and the amount of proceeds allocated to the note, and recorded these amounts as an additional discount on the debenture.  The discount is being amortized to interest expense through the scheduled maturity date of the note. For the three months ended December 31, 2010, we recognized approximately $39,000 in interest expense resulting from the amortization of the discount on the debentures. The unamortized discount on this note at December 31, 2010 was approximately $219,000.

In August 2010, we issued a 10% short-term note in the amount of $60,000, convertible at the rate of $1.05 per share and a five-year warrant to purchase 28,571 shares of our Common Stock at an exercise price of $1.35 per share. Since the exercise price of the warrant was more than the market price of our Common Stock as reported on the OTC Bulletin Board on the date of issuance, no note proceeds were allocated to the warrant. Since the conversion price of the note was less than the reported market price of our Common Stock as reported on the OTC Bulletin Board on the date of issuance, we allocated $3,429 of the proceeds to the beneficial conversion feature, representing the difference between the fair value of common stock issuable upon conversion at the date of purchase and the amount of proceeds allocated to the note, and recorded this amount as a discount on the note.  The note discount is amortized to interest expense through the maturity date of the note. For the three months ended December 31, 2010, we recognized approximately $11,000 in interest expense resulting from the amortization of the discount on the note. The unamortized discount on this note at December 31, 2010 was approximately $8,000.

Each of the debentures or notes above contains features that allows us to redeem the debt instrument prior to their scheduled due dates under certain circumstances.  In certain events of default by us, the holders may generally require the Company to redeem the debt instruments at 120% of their principal amounts or their conversion value.  Based on the life of the notes and the likelihood and effect of substantive exercise of these provisions, we have determined that these features have minimal value.

During the three months ended June 30, 2010, a former holder of a convertible note claimed that additional compensation was payable by the Company in the form of warrants related to a note conversion in 2008.  The Company determined that issuance of additional warrants based on the claim was justified and charged $292,962, representing the fair value of the two-year warrant for the purchase of 287,500 shares of Common Stock based on the Black-Scholes pricing model, to general and administrative expenses during the fiscal year ended September 30, 2010.

(7)	Stockholder’s Equity

We are authorized to issue up to 100,000,000 shares of Common Stock, no par value, and up to 2,500,000 shares of Preferred Stock, no par value. There were 23,305,704 shares of Common Stock issued and outstanding at December 31, 2010.  We have not issued any shares of Preferred Stock through December 31, 2010. We may issue shares of preferred stock, with dividend requirements, voting rights, redemption prices, liquidation preferences and premiums, conversion rights and other terms without a vote of the shareholders.

Pursuant to plans approved by our shareholders, through December 31, 2010 we have granted options to purchase 1,305,000 shares of Common Stock and may grant options for up to an additional 5,190,856 shares of Common Stock. We also may issue up to an additional 921,685 shares of Common Stock pursuant to grants of options which were awarded outside our approved plans and an additional 1,262,076 shares of Common Stock pursuant to options that were awarded pursuant to an individual performance-based arrangement.

From inception through December 31, 2010, we have issued shares of Common Stock to our founders, partners, and investors as follows:

We issued 4,048,529 shares of our Common Stock to founding stockholders without consideration and 714,447 shares of our Common Stock to Rutgers University as partial consideration for issuance of an exclusive license agreement to the Company.  We estimated the fair market value of those shares to be $20,000.

Pursuant to a management consulting agreement, we issued 2,572,007 shares of our Common Stock to the consultant as payment for management consulting services.  The consulting agreement also provides for a monthly fee of $10,000 each during the term of the consulting services and an additional payment of a $230,000 fee, which was paid in the year ended September 30, 2008.  We accounted for the entire fee, other than the $10,000 monthly fee, as a cost of raising capital and reduced the proceeds of the private placement completed in December 2007 accordingly.

In December 2007 and January 2008 we completed a private placement of 1,855,655 shares of Common Stock at $0.548 per share, with gross proceeds totaling $1,019,064.  Approximately 49,535 shares were to repay a $27,164 note payable, with the balance received in cash.

In April, 2008, we issued 37,493 shares of our Common Stock to five former Holdings board members in full settlement of all outstanding past due directors’ compensation.  We also issued 25,000 shares to Holdings’ former Chief Executive Officer in lieu of a cash bonus that she was entitled to receive as a result of the Merger.

In April 2008, holders of the Debentures elected to convert $100,000 principal into 250,000 shares of Common Stock, and we repaid $200,000 of the outstanding principal. In May 2008, we issued the Series B Debenture in the principal amount of $200,000, with substantially the same terms as the Debentures. We also completed an additional private placement of 536,250 common shares at $0.88 per share during the period from June 2008 to September 2008.

In August 2008, one of the holders of the Debentures elected to convert $282,564 of principal into 706,410 shares of Common Stock. In September 2008 the Debenture holders converted an additional $714,200 into 2,109,834 shares of Common Stock. They also agreed to amend and restructure the debentures to lower the interest rate from 13% to 9% and extend the maturity date to September 30. 2010. In September we issued the New Debenture in the principal amount of $172,500, with a maturity date of September 30, 2010 and a conversion price of $1.50

From December 2008 to September 2009, we sold a total of 2,615,055 shares of common stock for aggregate gross proceeds of $2,301,248.  Options to purchase an aggregate of 169,293 shares at $0.88 per share and warrants to purchase 50,000 shares at $3.13 per share were issued to investors in certain of these transactions.

In September 2009, we sold 500,000 shares of common stock, together with warrants to purchase 50,000 shares of common stock at an exercise price of $3.13, to an investor for gross proceeds of $975,000.  We incurred $70,405 of fees and issued warrants to purchase 50,000 shares of common stock at an exercise price of $3.13 to finders in connection with the transaction.

During the year ended September 30, 2009, we issued a total of 139,865 shares of common stock to settle interest due on notes payable.  In addition, during the year ended September 30, 2009 we issued an aggregate of 522,000 to consultants and advisors and recorded aggregate compensation expense of $646,810 in connection with the issuances.

In October 2009, the Company issued 200,000 shares of its common stock to consultants for services performed in the Company’s strategic planning and financing activities. The shares had a fair value of $600,000 at issuance based on the quoted market price of the Company’s stock on the OTC Bulletin Board and that fair value was recognized in general and administrative expenses in the three months ended December 31, 2009.

In November 2009, the Company sold 200,000 shares of common stock and 20,000 three-year warrants, exercisable at $2.91 per share, for aggregate proceeds of $410,000. As a placement fee, the Company paid $8,200 and issued 20,000 three-year warrants, also at the exercise price of $2.91 per share.

In November 2009, the Company issued 360,000 five-year warrants exercisable at $0.90 per share to a consultant for strategic planning, business development and investor relations services to be performed. The warrants had a fair value of $506.136 at issuance based on the Black-Scholes pricing model, and will be amortized to general and administrative expenses over the five year life of the agreement. The first year amortization of $101,227 was recognized during the fiscal year ended September 30, 2010.

Also in November, the Company issued 74,726 shares of common stock to a consultant for business development, marketing and sales services performed. The shares had a fair value of $198,024 at issuance based on the quoted market price of the Company’s stock on the OTC Bulletin Board, which was charged to general and administrative expenses during the fiscal year ended September 30, 2010. Under the agreement, which expires in 2011, the consultant may be granted options to purchase up to 500,000 additional shares of common stock at an exercise price of $0.01 per share contingent on attaining specified sales targets.

In December 2009, the Company issued 104,554 five-year warrants exercisable at $0.88 per share to a consultant for services performed in the Company’s financing efforts. The warrants had a fair value of $283,788 at the date of grant based on the Black-Scholes pricing model, which was recognized in general and administrative expenses in the fiscal year ended September 30, 2010.

In February 2010, we sold 122,000 shares of common stock and 12,200 five-year warrants, exercisable at $2.50 per share, for aggregate proceeds of $250,100.

In February 2010, the Company issued 200,000 shares of its common stock to consultants for services performed in the Company’s strategic planning and financing activities. The shares had a fair value of $460,000 at issuance based on the quoted market price of the Company’s stock on the OTC Bulletin Board and that fair value was recognized in general and administrative expenses in the three months ended March 31, 2010.

Also during February 2010, the Company issued 10,000 three-year warrants exercisable at $2.05 per share to a consultant for services performed. The warrants had a fair value of $19,442 at issuance based on the Black-Scholes pricing model, and was charged to general and administrative expenses during the fiscal year ended September 30, 2010.

During February 2010, we executed a purchase agreement and a registration rights agreement with Lincoln Park Capital, LLC (“LPC”), pursuant to which LPC agreed to purchase 100,000 shares of our common stock at $2.05 per share together with warrants to purchase 50,000 shares at an exercise price of $2.91 per share for total consideration of $205,000.  Upon entering into the purchase agreement, we issued to LPC 85,000 shares of our common stock as consideration for entering into the agreement.  Pursuant to the registration rights agreement, we filed a registration statement with the Securities and Exchange Commission (the “SEC”) covering the shares issued to LPC under the purchase agreement. The registration statement became effective and the initial purchase of 100,000 shares and 50,000 warrants was completed in May 2010.  The aggregate value of the 85,000 commitment shares, $178,500, was charged to paid-in capital, and $84,575 of other offering costs was charged to financing expense in general and administrative expenses.  After the effective date, in May 2010, we sold an additional 20,000 shares under the agreement and received proceeds of $30,067.  In July 2010, we and LPC mutually terminated the purchase agreement and related agreements.

During March 2010, the remaining 9% convertible debentures of $278,236 were converted, prior to their maturity dates and in accordance with their terms, into an aggregate of 927,453 shares of common stock.  The unamortized discount pertaining to these debentures of $12,488 was charged to interest expense upon conversion.

During May 2010, the Company issued 300,000 shares of its common stock to a consultant for services performed for the Company. The shares had a fair value of $450,000 at issuance based on the quoted market price of the Company’s stock on the OTC Bulletin Board and that fair value was recognized in general and administrative expenses in the three months ended June 30, 2010.

During May 2010, we sold 41,667 shares of common stock for proceeds of $50,000.

During the period May through September 2010, we received $1,431,209, and issued units consisting of an aggregate of 1,192,673 shares of common stock and five-year warrants to purchase 596,336 shares of common stock at an exercise price of $1.40 per share. Certain of these warrants had a fair value of $94,890 at issuance based on the Black-Scholes pricing model, and such fair value was charged to general and administrative expenses during the fiscal year ended September 30, 2010.

During the three months ended June 30, 2010, a former holder of a convertible note claimed that additional compensation was payable by the Company in the form of warrants related to a note conversion in 2008.  The Company determined that issuance of additional warrants based on the claim was justified and charged $292,962, representing the fair value of the two-year warrant for the purchase of 287,500 shares of Common Stock based on the Black-Scholes pricing model, to general and administrative expenses during the fiscal year ended September 30, 2010.

During July 2010, we issued 50,000 shares of our common stock to a consultant for services performed in regards to the Company’s strategic planning and financing activities. The shares had a fair value of $50,000 at issuance based on the quoted market price of the Company’s stock on the OTC Bulletin Board and that fair value was recognized in general and administrative expenses during the year ended September 30, 2010.

During the fiscal year ended September 30, 2010, we issued 77,877 shares of Common Stock to certain holders of our convertible debentures in exchange for interest accrued in lieu of cash payments of $76,518.

During the fiscal year ended September 30, 2010, we recognized $142,145 of consulting expenses representing the fair value of certain options, based on the Black-Scholes pricing model, granted in prior fiscal years.

During the fiscal year ended September 30, 2010, the Company issued 18,971 shares of common stock upon cashless exercise of certain warrants.

Pursuant to the terms of a letter agreement executed in October 2010, we issued 35,000 shares of common stock to a consultant to assist us in raising capital. The shares had a fair value of $36,750 at issuance based on the quoted market price of the Company’s stock on the OTC Bulletin Board and that fair value was recognized in general and administrative expenses in the three months ended December 31, 2010

During the three months ended December 31, 2010, we received $500,000, and issued units consisting of an aggregate of 416,667 shares of common stock and five-year warrants to purchase 208,333 shares of common stock at an exercise price of $1.40 per share. A warrant to purchase 33,333 shares of common stock was issued as a finder’s fee in regards to these transactions and had a fair value of $28,321 at issuance based on the Black-Scholes pricing model, and such fair value was charged to general and administrative expenses during the period.

The following table sets forth the number of shares of Common Stock that were issuable upon exercise of outstanding warrants as of December 31, 2010.  Net share settlement is available to warrant holders.

	Three Months Ended		Fiscal Year Ended		Fiscal Year Ended
	December 31, 2010		September 30, 2010		September 30, 2009
		Weighted-		Weighted-		Weighted-
		Average		Average		Average
	Number	Exercise	Number	Exercise	Number	Exercise
	of Shares	Price	of Shares	Price	of Shares	Price

Outstanding at beginning of period	5,374,563	$1.44	3,122,446	$1.51	426,446	$4.89
Granted during the period	381,666	1.42	2,277,117	1.33	2,696,000	0.98
Exercised during the period	-		(25,000)	0.87		0.01
Cancelled during the period	(426,446)	4.89			-
Outstanding at end of the period	5,329,783	$1.16	5,374,563	$1.44	3,122,446	$1.51

Exercisable at end of period	5,329,783	$1.16	5,086,563	$1.47	3,092,446	$1.52

(8)	Stock–based compensation

We have two nonqualified stock option plans approved by shareholders with 5,190,856 shares remaining available for grant as of December 31, 2010.  The exercise price of the options are established by the Board of Directors on the date of grant and are generally equal to the market price of the stock on the grant date.  The Board of Directors may determine the vesting period for each new grant. Options issued are exercisable in whole or in part for a period as determined by the Board of Directors of up to ten years from the date of grant.

We estimated the fair value of each option award at the grant date by using the Black-Scholes option pricing model with the following range of assumptions for the awards during the three months ended December 31, 2010 – (i) no dividend yield, (ii) expected volatility of between 120.4% and 140.7%, (iii) risk-free interest rates of between 0.63% and 1.77%, and (iv) expected lives of between three years and seven years.

The following table summarizes all of our stock option activity for the three months ended December 31, 2010 and the fiscal years ended September 30, 2010 and 2009:

	Three Months Ended		Fiscal Year Ended		Fiscal Year Ended
	December 31, 2010		September 30, 2010		September 30, 2009
		Weighted-		Weighted-		Weighted-
		Average		Average		Average
	Number	Exercise	Number	Exercise	Number	Exercise
	of Shares	Price	of Shares	Price	of Shares	Price

Outstanding at beginning of period	1,938,761	$0.61	2,219,799	$0.47	1,218,114	$-
Granted during the period	1,600,000	1.53	150,000	1.22	1,301,685	0.81
Exercised during the period	-		-		(300,000)	0.01
Cancelled during the period	(50,000)	1.13	(431,038)	0.13	-
Outstanding at end of the period	3,488,761	$1.02	1,938,761	$0.61	2,219,799	$0.47

Exercisable at end of period	1,326,685	$1.01	892,724	$0.97	646,057	$0.91

We previously issued an option pursuant to an employment agreement with our Chief Technology Officer, granting the right to purchase 762,076 shares of Common Stock, at an exercise price of $0.00002 per share, under the terms of a certain performance-based stock option. The right to exercise the option is based on our achievement of specific sales levels on an annual basis.  To date, we have not met the sales levels stipulated in this option.

During the three months ended December 31, 2010, we issued an option pursuant to an employment agreement with our Chief Executive Officer, granting the right to purchase 1,000,000 shares of Common Stock, under the terms of a certain performance-based stock option. The right to exercise 750,000 of the options is based on our achievement of specific sales levels on an annual basis.  To date, we have not met the sales levels stipulated.

The following table summarizes options outstanding at December 31, 2010:

		Weighted	Weighted
		Average	Average	Aggregate
	Number of	Exercise	Remaining	Intrinsic
	Shares	Price	Life	Value
Options outstanding	3,488,761	$1.02	4.0 years	$819,900
Options vested and exercisable	1,326,685	1.01	3.3 years	80,702
Unvested options expected to vest	2,162,076	1.03	4.5 years	739,198

(9)	Income Taxes
We have not recorded any income tax expense or benefit from inception to December 31, 2010 due to our substantial operating losses and the valuation allowance applied against our deferred tax assets.

Income tax benefit attributable to loss before income taxes differed from the amounts computed by applying the United States of America federal tax rate of 40% to loss before income taxes as a result of the following:

	December 31,	September 30,	September 30,
	2010	2010	2009
Current:
Federal	$-	$-	$-
State		-	-
	$-	$-	$-

Increase in valuation allowance	(1,400,000)	(1,500,000)	(1,000,000)
Benefit of operating loss carry forward	1,400,000	1,500,000	1,00,000
Provision (benefit) for income taxes, net	$-	$-	$-

	December 31,	September 30,	September 30,
	2010	2010	2009

Statutory federal income tax rate	40.0%	40.0%	40.0%
Increase in valuation allowance	(40.0)%	(40.0)%	(40.0)%
Effective tax rate	-%	-%	-%

Deferred income taxes result from temporary differences in the recognition of income and expenses for the financial reporting purposes and for tax purposes.

At December 31, 2010, the Company has available net operating loss carry forwards of approximately $9,800,000 that expire through 2030.

The net deferred tax assets and liabilities are comprised of the following:

	December 31,	September 30,	September 30,
	2010	2010	2009
Deferred tax assets
Current	$-	$-	$-
Non-current	3,900,000	2,500,000	1,000,000
	3,900,000	2,500,000	1,000,000
Less valuation allowance	(3,900,000)	(2,500,000)	(1,100,000)
Net deferred income tax asset	$-	$-	$-

(10)	Commitments and Contingencies

Operating leases

We lease approximately 2,000 square feet of office space in New Providence, New Jersey pursuant to a three-year lease agreement for office space which provides for an initial monthly lease payment of $3,356 with customary annual increases.  These premises serve as our corporate headquarters. The initial term of the lease expires on October 31, 2012 and the lease provides one renewal option for an additional three-year term.  Facility rent expense totaled approximately $14,000, $67,200 and $44,000 for the three months ended December 31, 2010, and the years ended September 30, 2010 and 2009, respectively.

Prior to the Merger, we had leased approximately 2,500 square feet of office space in San Antonia, Texas pursuant to a five-year lease agreement which provided for an initial monthly lease of approximately $3,500, with customary annual increases. Effective January 1, 2009, we sublet the space for a monthly sublet fee of $2,000 through the expiration of the underlying lease on December 31, 2011.  Facility rent expense, net of sublet payments received was approximately $10,000, $22,000 and $26,000 for the three months ended December 31, 2010, and for the years ended September 30, 2010 and 2009, respectively.

 Future minimum rental payments through the remainder of the initial lease terms, net of sublet:

Year ending December 31, 2011	$66,000
Year ending December 31, 2012	$37,000

Litigation

In April 2006, we commenced an action against Tonga Partners, L.P. (“Tonga”), Cannell Capital, L.L.C. and J. Carlo Cannell in the United States District Court of New York, for disgorgement of short-swing profits pursuant to Section 16 of the Securities Exchange Act of 1934, as amended.  On November 10, 2004, Tonga converted a convertible promissory note into 1,701,341 shares of Common Stock, and thereafter, between November 10 and November 15, 2004, sold such shares for short-swing profits.  In September 2008, the District Court granted us summary judgment against Tonga for disgorgement of short-swing profits in the amount of $4,965,898.  The defendants are appealing from the order granting the summary judgment.

We are also subject to various other routine litigation incidental to our business. We do not believe that any of these routine legal proceedings would have a material adverse effect on our financial condition or results of operations.

(11)	Related Party Transactions

Harborview Master Fund, L.P.

Harborview Master Fund, L.P. and affiliates (“Harborview”) beneficially own in excess of 5% of our outstanding stock. In July 2009, we issued an interest-free short-term note to Harborview in the amount of $100,000 together with three-year warrants to purchase 100,000 shares of our common stock at an exercise price of $0.90 per share.  The amount of the note was repaid during the fiscal year ended September 30, 2009.

In February 2010, we issued a 10% short-term note in the amount of $300,000 to Harborview, convertible at the rate of $2.00 per share, together with five-year warrants to purchase 100,000 shares of our common stock at an exercise price of $2.50 per share. In addition we entered into a consulting agreement with Harborview for financial consulting services for which we issued 200,000 shares of common stock as compensation. The note was repaid in August 2010.

Bradley C. Love

Mr. Love, who was a member of our board of directors from March 2010 until October 2010, was issued in January 2009, three-year options to purchase 50,000 shares of our common stock at $0.01 per share in consideration for business development and financial consulting services he provided.  Mr. Love subsequently exercised these options.

In 2009, as a consultant to Regal Capital LLC, Mr. Love received compensation from Regal of $62,500 and warrants to purchase an aggregate of 138,281 shares of our common stock at an exercise price of $0.88 per shares.  Some of the warrants expire on December 31, 2013 and the others expire on December 11, 2014 and January 21, 2015.  Also in 2009, as a registered representative with Bedminster Financial Group, Mr. Love received $48,000 in commissions with regard to our private placement.

In June 2009, Mr. Love and his spouse loaned us $100,000 pursuant to an interest-free short-term promissory note (the "Note").  As consideration for the Note we issued them a five year warrant to purchase 120,000 shares at $0.88 per share.  In September 2009, they rolled the principal amount of the Note into a $100,000 18-month convertible debenture. Interest under the debenture is 10% per annum (or 12% per annum if paid in stock at a conversion rate of $0.90 per share, at their discretion).  The conversion rate of the debenture is $0.90 per share.  The convertible debenture was issued together with five year warrants to purchase 100,000 shares at an exercise price of $0.90 per share.  Mr. Love also has a security interest in all of the proceeds payable to us arising out the action captioned Analytical Surveys, Inc. v. Tonga Partners, L.P., Cannell Capital LLC and Carlo Cannell, pending in the United States District Court, Southern District of New York, Civil Action No. 06-cv-2692.  As of the date hereof, $3,078 had been paid in interest under the debenture, and the principal amount of the debenture still owing was $100,000.

In September 2009, we entered into a financial consulting agreement with Mr. Love pursuant to which Mr. Love provides consulting services related to assistance with obtaining potential customers for our products in the U.S. and internationally, promoting us and our products to potential investors and identifying potential strategic partners, acquisition opportunities and joint venture partners for the expansion and development of our business and products.  The Agreement was amended in March 2010 to provide for a five year term.  Under the agreement, Mr. Love will receive five year warrants to purchase up to 360,000 shares of our common stock at an exercise price of $0.90 per share, exercisable over the term of the agreement at the rate of 72,000 shares per year.

Pursuant to his appointment to the board of directors, Mr. Love was granted, subsequent to September 30, 2010, an option to purchase 150,000 shares of common stock at $1.22 per share.  The option expires five years from date of issuance and the option vests as to 50,000 shares immediately, and the remaining 100,000 shares vest in equal parts one year and two years after grant.

(12)	Transition Period Comparative Data (Unaudited)

The information furnished in the interim condensed financial statements includes normal recurring adjustments and reflects all adjustments, which in our opinion, are necessary for a fair presentation of such financial statements.

Consolidated Statements of Operations

	Three Months Ended	Three Months Ended
	December 31, 2010	December 31, 2009
Revenue	$-	$302,541
Cost of goods sold	-	246,040
Gross profit	-	56,501

Operating expenses:
Research and development costs	43,066	26,615
Marketing and sales	71,086	105,040
General and administrative expenses	1,925,595	2,461,600
Depreciation and amortization	74,194	64,364
Total operating costs and expenses	2,113,941	2,657,619

Loss from operations	(2,113,941)	(2,601,118)

Total other expense :
Interest expense, net	27,052	25,214
Amortization of debt discount	133,786	9,572
Total other expense	160,838	34,786

Loss before income taxes	(2,274,779)	(2,635,904)

Provision for income taxes	-	-

Net loss	$(2,274,779)	$(2,635,904)

Weighted average common shares - basic and diluted	23,042,108	19,550,964

Basic and diluted net loss per share	$(0.10)	$(0.13)

Consolidated Statements of Cash Flows

	For the Three Months Ended December 31,	For the Three Months Ended December 31,
	2010	2009

Cash flow from operating activities:
Net loss	$(2,274,779)	$(2,635,904)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation, and amortization	74,195	64,364
Accretion of interest expense on convertible debentures	133,786	9,572
Issuance of common stock and warrants for financial obligations	1,349,596	1,475,089
Changes in operating assets and liabilities:
Accounts receivable	386,763	11,206
Inventories	(10,141)	(228,395)
Prepaid expenses and other	(85,175)	(5,585)
Accounts payable & accrued liabilities	(149,342)	39,759
Net cash used in operating activities	(575,097)	(1,269,894)

Cash flows from investing activities:
Purchase of equipment and leasehold improvements	(477)	(45,430)
Net cash used in investing activities	(477)	(45,430)

Cash flows from financing activities:
Issuance of common stock, net of expenses	500,000	410,000
Repayment of notes and convertible debentures	(25,710)	(14,000)
Net cash provided by financing activities	474,290	396,000

Net (decrease) increase in cash	(101,284)	(919,324)
Cash at beginning of period	886,896	1,257,516
Cash at end of period	$785,612	$338,192

Supplemental disclosures of cash flow information:
Cash paid for interest	$3,773	$-
Common stock issued for consulting services	36,750	-

(13)	Subsequent Events

(a)
Subsequent to December 31, 2010, we sold $7,597,730 of our 10% Convertible Preferred Stock to accredited investors. Pursuant to this transaction, we issued 759,773 shares of 10% Convertible Preferred Stock  In addition, we paid $735,478 and we’re obligated to issue warrants to purchase 57,560 shares of 10% Convertible Preferred Stock, to certain broker-dealers.

(b)
Subsequent to December 31, 2010, we amended our 8.75% convertible debenture, originally due on December 31, 2010 in the principal amount of $172,500, to extend the maturity date to January 31, 2012. In addition, we agreed:

•	to eliminate our ability to pay interest in shares of our common stock in lieu of cash;
•	to eliminate our ability to optionally redeem the debenture;
•	to amend the terms of our right to force conversion of the debenture when the volume weighted average price for any 30-day trading period exceeds $2.50 from originally $0.80; and
•	that we would be allowed to pay dividends on any financing transaction entered into between the effective date of the amendment and April 30, 2011.

(c)
Subsequent to December 31, 2010, we amended our 10% convertible debentures, originally due in February and March 2011 in the aggregate principal amount of $600,000, to extend the maturity dates to June 30, 2012.  In addition, we agreed :

•
that effective March 1, 2011, the interest rate would increase to 15% if paid in cash and to 18% if paid with shares of common stock, at the rate of one share of common stock for each $0.60 of interest from $0.90 of interest;

•	to decrease the Conversion Price to $0.60 from $0.90;
•	to amend the terms of our right to force conversion of the debenture when the volume weighted average price for any 30-day trading period exceeds $2.50 from originally $2.00;

•	that we would be allowed to pay dividends or distributions on any of our equity securities; and
•
that effective for each month after March 2011, we would issue a three-year warrant to purchase shares of our common stock for $0.90 per share, equal to 5% of the outstanding principal on the final day of that month.

(d)	Subsequent to December 31, 2010, the holder of our 10% convertible note, due February 10, 2011, converted principal plus accrued interest into 60,000 shares of our Common Stock.

Provided below is a copy of the accountant’s report issued by Jewett, Schwartz, Wolfe & Associates, or JSW, our former independent public accountants, in connection with the filing of our Annual Reports on Form 10-K for the years ended September 30, 2010 and 2009. This audit report has not been reissued by JSW in connection with the filing of this Registration Statement on Form S-1. We are unable to obtain a reissued accountant’s report from JSW, and we will be unable to obtain future accountant’s reports from JSW, because JSW has discontinued its auditing practice. This means that we will also be unable to obtain consents to incorporate any financial statements audited by JSW into registration statements that we may file or amend in the future. Accordingly, investors may not be able to bring an action against JSW pursuant to the Securities Act of 1933 or the Securities Exchange Act of 1934 with respect to any such registration statements or with respect to this Registration Statement and, therefore, any recovery from JSW may be limited. The ability of investors to recover from JSW may also be limited as a result of JSW’s financial condition.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the board of directors and stockholders of
 Axion International Holdings, Inc.

We have audited the accompanying consolidated balance sheets of Axion International Holdings, Inc. as of September 30, 2010 and 2009, and the related consolidated statements of operations, changes in consolidated stockholders' equity (deficit) and cash flows for the years ended September 30, 2010 and 2009. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts in the consolidated financial statement. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall consolidated financial statement presentation.  We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above presents fairly, in all material respects, the financial position of Axion International Holdings, Inc. as of September 30, 2010 and 2009, and the results of its operations and its cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

The accompanying consolidated financial statements referred to above have been prepared assuming that the Company will continue as a going concern. As more fully described in Note 3, the Company’s need to seek new sources or methods of financing or revenue to pursue its business strategy, raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans as to these matters are also described in Note 3. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ Jewett, Schwartz, Wolfe and Associates

Hollywood, Florida
January 11, 2011

AXION INTERNATIONAL HOLDINGS, INC.
CONSOLIDATED BALANCE SHEETS
At September 30

	2010	2009
ASSETS
Current assets:
Cash and cash equivalents	$886,896	$1,257,516
Accounts receivable	409,292	314,027
Inventories	130,453	76,533
Prepaid expenses	64,727	1,915
Total current assets	1,491,368	1,649,991

Property, equipment, and leasehold improvements, at cost:
Equipment	13,754	9,838
Machinery and equipment	520,035	406,639
Purchased software	56,404	56,404
Furniture and fixtures	13,090	9,322
Leasehold improvements	950	29,300
	604,233	511,503
Less accumulated depreciation	(443,861)	(205,156)
Net property and leasehold improvements	160,372	306,347

Long-term and intangible assets
License, at acquisition cost,	68,284	68,284
Deposits	10,713	10,713
	78,997	78,997

Total assets	$1,730,737	$2,035,335

LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
Current liabilities
Accounts payable	$1,102,882	$546,920
Accrued liabilities	277,935	357,172
Notes payable	38,695	14,000
Current portion of convertible debentures, net of discount	657,420	253,795
Total current liabilities	2,076,932	1,171,887
Convertible debentures, net of discount	92,894	157,347

Total liabilities	2,169,826	1,329,234
Commitments and contingencies	-	-

Stockholders' equity (deficit):
Additional paid-in capital and common stock, no par value; authorized, 100,000,000 shares; 22,854,037 and 19,243,669 shares issued and outstanding at September 30, 2010 and 2009, respectively	15,968,740	10,009,677
Accumulated deficit	(16,407,829)	(9,303,576)
Total stockholders' equity (deficit)	(439,089)	706,101

Total liabilities and stockholders' equity (deficit)	$1,730,737	$2,035,335

See accompanying notes to consolidated financial statements.

AXION INTERNATIONAL HOLDINGS, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS

	Year ended September 30,	Year Ended September 30,
	2010	2009

Revenue	$1,560,633	$1,374,961

Cost of goods sold	1,504,095	995,218
Gross profit	56,538	379,743

Operating expenses:
Research and development costs	242,605	467,133
Marketing and sales	358,402	497,961
General and administrative expenses	5,620,137	3,398,509
Depreciation and amortization	268,006	179,547
Total operating costs and expenses	6,489,150	4,543,150

Loss from operations	(6,432,612)	(4,163,407)

Total other expense :

Interest expense, net	107,276	113,438
Amortization of debt discount	564,365	475,744
Debt conversion expense	-	1,006,826
Total other expense	671,641	1,596,008

Loss before income taxes	(7,104,253)	(5,759,415)

Provision for income taxes	-	-

Net loss	$(7,104,253)	$(5,759,415)

Weighted average common shares - basic and diluted	20,752,217	15,873,361

Basic and diluted net loss per share	$(0.34)	$(0.36)

See accompanying notes to consolidated financial statements.

AXION INTERNATIONAL HOLDINGS, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year Ended September 30,	Year Ended September 30,
	2010	2009

Cash flow from operating activities:
Net loss	$(7,104,253)	$(5,759,415)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation, and amortization	268,005	179,547
Accretion of interest expense on convertible debentures	564,364	475,745
Debt conversion expense	-	1,006,826
Issuance of common stock and warrants for financial obligations	2,952,443	1,526,905
Changes in operating assets and liabilities:
Accounts receivable	(95,265)	(314,027)
Inventories	(53,920)	33,882
Prepaid expenses and other	(62,812)	(19,675)
Accounts payable & accrued liabilities	476,725	314,849
Net cash used in operating activities	(3,054,713)	(2,555,363)

Cash flows from investing activities:
Purchase of equipment and leasehold improvements	(122,030)	(145,289)
Net cash used in investing activities	(122,030)	(145,289)

Cash flows from financing activities:
Proceeds from short term notes	63,126	1,124,000
Issuance of common stock, net of expenses	2,371,428	3,205,343
Issuance of convertible debenture	710,000	500,000
Repayment of notes and convertible debentures	(338,431)	(1,010,000)
Net cash provided by financing activities	2,806,123	3,819,343

Net (decrease) increase in cash	(370,620)	1,118,691
Cash at beginning of period	1,257,516	138,825
Cash at end of period	$886,896	$1,257,516

Supplemental disclosures of cash flow information:
Cash paid for interest	$69,469	$8,821
Common stock issued for consulting services	1,758,024	562,810
Conversion of notes	278,236	275,000
Warrants issued in connection with debt	147,515	820,238

See accompanying notes to consolidated financial statements.

AXION INTERNATIONAL HOLDINGS, INC.
CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY (DEFICIT)
September 30, 2010

	Common Shares	Additional Paid-in Capital and Common Stock	Accumulated Deficit	Total

Balance, October 1, 2008	13,978,136	$3,029,334	$(3,544,161)	$(514,827)

Private placements of common stock	3,115,055	3,205,343	-	3,205,343
Shares issued pursuant to conversion of debenture and interest accrued thereon	1,330,621	1,355,327	-	1,355,327
Shares issued pursuant to exercise of options	297,857	-	-	-
Stock-based compensation	522,000	1,453,404	-	1,453,404
Warrants issued in connection with debt instruments		820,238	-	820,238
Recognition of beneficial conversion features		146,031	-	146,031
Net loss			(5,759,415)	(5,759,415)

Balance September 30, 2009	19,243,669	$10,009,677	$(9,303,576)	$706,101

Private placement of common stock	1,761,340	2,664,260	-	2,664,260
Shares issued pursuant to conversions of debentures and accrued interest	1,005,330	647,716	-	647,716
Shares issued pursuant to exercise of warrants	18,972	-	-	-
Stock-based compensation	824,726	2,285,184	-	2,285,184
Warrants issued in connection with debt instruments		152,463	-	152,463
Recognition of beneficial conversion feature		209,440	-	209,440
Net loss		-	(7,104,253)	(7,104,253)

Balance September 30, 2010	22,854,037	$15,968,740	$(16,407,829)	$(439,089)

See accompanying notes to consolidated financial statements.

AXION INTERNATIONAL HOLDINGS, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements for Fiscal Year Ended September 30, 2010

(1)	Summary of Significant Accounting Policies

(a)	Business and Basis of Financial Statement Presentation

Axion International Holdings, Inc. (“Holdings”), formerly Analytical Surveys, Inc., was formed in 1981 to provide data conversion and digital mapping services to users of customized geographic information systems.  In fiscal 2006, Holdings acted upon its belief that it would not be able to sustain the operations of its historical business.  Holdings focused on completing its long-term contracts that would generate cash, sold certain operations and briefly transitioned its principal business into that of an independent oil and gas enterprise.  In May 2007, Holdings terminated its oil and gas executives and took steps to reduce expenses and commitments in oil and gas investments.

As a result, in November 2007, Holdings entered into an Agreement and Plan of Merger, among Holdings, Axion Acquisition Corp., a Delaware corporation and a newly created direct wholly-owned subsidiary of Holdings (the “Merger Sub”), and Axion International, Inc., a Delaware corporation which incorporated on August 6, 2006 with operations commencing in November 2007 (“Axion”).  On March 20, 2008 (the “Effective Date”), Holdings consummated the merger (the “Merger”) of Merger Sub into Axion, with Axion continuing as the surviving corporation and a wholly-owned subsidiary of Holdings.  Each issued and outstanding share of Axion became 47,630 shares of Holdings’ common stock (“Common Stock”), or 9,190,630 shares in the aggregate constituting approximately 90.7% of Holdings’ issued and outstanding Common Stock as of the Effective Date of the Merger.  The Merger resulted in a change of control, and as such, Axion (“we”, “our” or the “Company”) is the surviving entity.

The preparation of the financial statements in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

Our consolidated financial statements include the accounts of our majority-owned subsidiaries. All significant intercompany balances and transactions have been eliminated in consolidation.

Reverse Merger.  The Merger has been accounted for as a reverse merger in the form of a recapitalization with Axion as the successor.  The recapitalization has been given retroactive effect in the accompanying financial statements. The accompanying consolidated financial statements represent those of Axion for all periods prior to the consummation of the Merger.

(b)	Statement of Cash Flows

For purposes of the statement of cash flows, we consider all highly liquid debt instruments purchased with an original maturity of three months or less to be cash equivalents.

(c)	Equipment and Leasehold Improvements

Equipment and leasehold improvements are recorded at cost and are depreciated and amortized using the straight-line method over estimated useful lives of three to ten years.  Repairs and maintenance are charged directly to operations as incurred.

Depreciation expense for years ended	September 30, 2010	September 30, 2009

Machinery & equipment	$235,671	$137,351
Furniture, fixtures & equipment	28,434	27,546
Leasehold improvements	3,901	14,650
Total depreciation	$268,006	$179,547

(d)	Allowance for Doubtful Accounts

We accrue a reserve on a receivable when, based upon the judgment of management, it is probable that a receivable will not be collected and the amount of any reserve may be reasonably estimated.  As of September 30, 2010 and 2009 we had an allowance for doubtful accounts of $0.

(e)	Inventories

Inventories are priced at the lower of cost (first–in, first–out) or market and consist primarily of production materials and finished goods.  No material adjustment has been made to the cost of finished goods inventories as of September 30, 2010 and 2009.

Inventories as of September 30,	2010	2009

Finished goods	$108,001	$46,731
Production materials	22,452	29,802
Total inventories	$130,453	$76,533

(f)	Revenue and Cost Recognition

Revenue is recognized in accordance with FASB ASC 605 “Revenue Recognition”, when persuasive evidence of an agreement with the customer exists, products are shipped or title passes pursuant to the terms of the agreement with the customer, the amount due from the customer is fixed or determinable, collectability is reasonably assured, and when there are no significant future performance obligations.

Customers are billed based on the terms included in the contracts, which are generally upon delivery of certain products or information, or achievement of certain milestones defined in the contracts.  When billed, such amounts are recorded as accounts receivable.  Revenue earned in excess of billings represents revenue related to services completed but not billed, and billings in excess of revenue earned represent billings in advance of services performed.

Contract costs include all direct material and labor costs and those indirect costs related to contract performance, such as indirect labor, supplies, tools and depreciation costs.  Losses on contracts are recognized in the period such losses are determined.  We do not believe warranty obligations on completed contracts are significant.  Changes in job performance, job conditions, and estimated profitability, including those arising from contract penalty provisions, and final contract settlements may result in revisions to costs and income and are recognized in the period in which the revisions are determined.

(g)	Income Taxes

The Company uses the asset and liability method of accounting of income taxes pursuant to the provisions of FASB ASC 740 “Income Taxes”, which establishes deferred tax assets and liabilities to be recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

On November 1, 2007, the Company adopted the provisions of the Financial Accounting Standards Board (“FASB”) Interpretation No. 48, “Accounting for Uncertainty in Income Taxes, an interpretation of FASB Statement No. 109” (“FIN 48”) as codified in ASC 740. ASC 740 clarifies the accounting for uncertainty in income taxes recognized and prescribes a recognition threshold and measurement attributes for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. ASC 740 also provides guidance on de-recognition, classification, interest and penalties, accounting in interim periods, disclosure and transition. ASC 740 requires a company to recognize the financial statement effect of a tax position when it is “more-likely-than-not” (defined as a substantiated likelihood of more than 50%), based on the technical merits of the position, that the position will be sustained upon examination. A tax position that meets the “more-likely-than-not” recognition threshold is measured to determine the amount of benefit to be recognized in the financial statements based upon the largest amount of benefit that is greater than 50% likely of being realized upon ultimate settlement with a taxing authority that has full knowledge of all relevant information. The inability of the Company to determine that a tax position meets the “more-likely-than-not” recognition threshold does not mean that the Internal Revenue Service (“IRS”) or any other taxing authority will disagree with the position that the Company has taken.

(g)	Income Taxes (continued)

If a tax position does not meet the “more-likely-than-not” recognition threshold, despite the Company’s belief that its filing position is supportable, the benefit of that tax position is not recognized in the statements of operations and the Company is required to accrue potential interest and penalties until the uncertainty is resolved. Potential interest and penalties are recognized as a component of the provision for income taxes which is consistent with the Company’s historical accounting policy. Differences between amounts taken in a tax return and amounts recognized in the financial statements are considered unrecognized tax benefits. The Company believes that it has a reasonable basis for each of its filing positions and intends to defend those positions if challenged by the IRS or another taxing jurisdiction. If the IRS or other taxing authorities do not disagree with the Company’s position, and after the statute of limitations expires, the Company will recognize the unrecognized tax benefit in the period that the uncertainty of the tax position is eliminated.

As of September 30, 2010, the Company does not have any tax issues that require disclosure or recognition under FIN 48.

(h)	Impairment of Long-Lived Assets Other Than Goodwill

We assess the potential for impairment in the carrying values of our long-term assets whenever events or changes in circumstances indicate such impairment may have occurred.  An impairment charge to current operations is recognized when the estimated undiscounted future net cash flows of the asset are less than its carrying value. Any such impairment is recognized based on the differences in the carrying value and estimated fair value of the impaired asset.

(i)	Stock-Based Compensation

We record stock-based compensation for transactions in which we exchange our equity instruments for services of employees, consultants and others based on the fair value of the equity instruments issued at the date of grant or other measurement date.  The fair value of common stock awards is based on the observed market value of our stock.  We calculate the fair value of options and warrants using the Black-Scholes option pricing model.  Expense is recognized, net of expected forfeitures, over the period of performance.  When the vesting of an award is subject to performance conditions, no expense is recognized until achievement of the performance condition is deemed to be probable.

(j)	Earnings (Loss) Per Share

Basic earnings (loss) per share are computed by dividing earnings (loss) available to common shareholders by the weighted average number of common shares outstanding for the period.  Diluted earnings (loss) per share includes the effects of the potential dilution of outstanding options, warrants, and convertible debt on our Common Stock as determined using the treasury stock method. For the years ended September 30, 2010 and 2009, there were no dilutive effects of such securities because we incurred a net loss in each period.  Potential dilutive common shares issuable under our convertible instruments, warrant agreements and stock option plans amounted to 8,501,300 and 3,607,012, respectively as of September 30, 2010 and 2009.

	Income (Numerator)	Shares (Denominator)	Per-share Amount

Loss from continuing operations	$(7,104,253)
Less preferred stock dividends	-
Loss available to common stockholders - basic earnings per share	(7,104,253)	20,752,217	$(0.34)

Effect of dilutive securities - no dilutive securities
Loss available to common stockholders - diluted earnings per share	$(7,104,253)	20,752,217	$(0.34)

(k)	Financial Instruments

The Company records fair value of monetary and nonmonetary instruments in accordance with ASC 820 Fair Value Measurements and Disclosures  The ASC establishes a framework for measuring fair value, establishes a fair value hierarchy based on inputs used to measure fair value, and expands disclosure about fair value measurements. Adopting this statement has not had an effect on the Company’s financial condition, cash flows, or results of operations.

In accordance with ASC 820, the financial instruments have been categorized, based on the degree of subjectivity inherent in the valuation technique, into a fair value hierarchy of three levels, as follows:

☐	Level 1. Inputs are unadjusted, quoted prices in active markets for identical instruments at the measurement date (e.g. U.S. Government securities and active exchange traded equity securities.
☐
Level 2.  Inputs (other than quoted prices included within Level 1) that are observable for the instrument either directly or indirectly (e.g. certain corporate and municipal bonds and certain preferred stocks).  This includes (i) quoted prices for similar instruments in active markets, (ii) quoted prices for identical or similar instruments in markets that are not active, (iii) inputs other than quoted prices that are observable for the instruments, and (iv) inputs that are derived principally from or corroborated by observable market data by correlation or other means.

(k)	Financial Instruments (continued)

☐
Level 3.  Inputs that are unobservable.  Unobservable inputs reflect the reporting entity’s subjective evaluation about the assumptions market participants would use in pricing the financial instruments (e.g. certain structured securities and privately held investments).

We measure certain liabilities, including our convertible debt with detachable warrant features, at fair value on a nonrecurring basis.  The fair values of these estimates are considered level 3 inputs and are based on valuations techniques using the best information available, and may include quoted market prices, market comparables, and discounted cash flow projections.

The carrying amounts of certain financial instruments approximate their estimated fair values. The fair value of a financial instrument is the amount at which the instrument could be exchanged in a current transaction between willing parties. The carrying amounts of cash, receivables, accounts payable, and accrued liabilities approximate fair value due to the short maturity of these instruments.

(l)	Concentration of Credit Risk

We maintain our cash primarily within one major U.S. domestic bank. The amounts held in this bank exceed the insured limit of $250,000 from time to time and were approximately $840,000 at September 30, 2010.   We have not incurred losses related to these deposits and we regularly monitor all of the banks where we have deposit accounts and the respective balances.

(m)	Operating Cycle

In accordance with industry practice, we include in current assets and liabilities amounts relating to long-term contracts, which generally have operating cycles extending beyond one year. Other assets and liabilities are classified as current and non-current on the basis of expected realization within or beyond one year.

(n)	Use of Estimates

The preparation of the Company’s financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in these financial statements and accompanying notes.  Actual results could differ from those estimates.

(2)	Recent Accounting Pronouncements

In January 2010, the FASB issued Accounting Standards Update No. 2010-06 applicable to FASB ASC 820-10, Improving Disclosures about Fair Value Measurements. The guidance requires entities to disclose significant transfers in and out of fair value hierarchy levels and the reasons for the transfers and to present information about purchases, sales, issuances and settlements separately in the reconciliation of fair value measurements using significant unobservable inputs (Level 3). Additionally, the guidance clarifies that a reporting entity should provide fair value measurements for each class of assets and liabilities and disclose the inputs and valuation techniques used for fair value measurements using significant other observable inputs (Level 2) and significant unobservable inputs (Level 3). This guidance is effective for interim and annual periods beginning after December 15, 2009 except for the disclosures about purchases, sales, issuances and settlements in the Level 3 reconciliation, which will be effective for interim and annual periods beginning after December 15, 2010. As this guidance provides only disclosure requirements, the adoption of this standard will not impact the Company’s consolidated results of operations, cash flows or financial positions.

In March 2010, the FASB issued Accounting Standard Update No. 2010-11 “Derivatives and Hedging” (Topic 815). ASU No. 2010-11 update provides amendments to subtopic 815-15, Derivatives and hedging. The amendments clarify about the scope exception in paragraph 815-10-15-11 and section 815-15-25 as applicable to the embedded credit derivatives. The ASU is effective on the first day of the first fiscal quarter beginning after June 15, 2010. Therefore, for a calendar-year-end entity, the ASU becomes effective on July 1, 2010. Early application is permitted at the beginning of the first fiscal quarter beginning after March 5, 2010. The adoption of this guidance has not had and is not expected to have a material impact on the Company’s consolidated financial statements.

In April 2010, the FASB issued Accounting Standard Update No. 2010-12. “Income Taxes” (Topic 740). ASU No.2010-12 amends FASB Accounting Standard Codification subtopic 740-10 Income Taxes to include paragraph 740-10-S99-4. On March 30, 2010 The President signed the Health Care & Education Affordable Care Act reconciliation bill that amends its previous Act signed on March 23, 2010. FASB Codification topic 740, Income Taxes, requires the measurement of current and deferred tax liabilities and assets to be based on provisions of enacted tax law. The effects of future changes in tax laws are not anticipated.” Therefore, the different enactment dates of the Act and reconciliation measure may affect registrants with a period-end that falls between March 23, 2010 (enactment date of the Act), and March 30, 2010 (enactment date of the reconciliation measure). However, the announcement states that the SEC would not object if such registrants were to account for the enactment of both the Act and the reconciliation measure in a period ending on or after March 23, 2010, but notes that the SEC staff “does not believe that it would be appropriate for registrants to analogize to this view in any other fact patterns.” The adoption of this guidance has not had and is not expected to have a material impact on the Company’s consolidated financial statements.

(2)	Recent Accounting Pronouncements (continued)

In April 2010, the FASB issued Accounting Standard Update No. 2010-13 “Stock Compensation” (Topic 718). ASU No.2010-13 provides amendments to Topic 718 to clarify that an employee share-based payment award with an exercise price denominated in the currency of a market in which a substantial portion of the entity's equity securities trades should not be considered to contain a condition that is not a market, performance, or service condition. Therefore, an entity would not classify such an award as a liability if it otherwise qualifies as equity. The amendments in this Update are effective for fiscal years, and interim periods within those fiscal years, beginning on or after December 15, 2010. The amendments in this Update should be applied by recording a cumulative-effect adjustment to the opening balance of retained earnings. The cumulative-effect adjustment should be calculated for all awards outstanding as of the beginning of the fiscal year in which the amendments are initially applied, as if the amendments had been applied consistently since the inception of the award. The cumulative-effect adjustment should be presented separately. Earlier application is permitted. The adoption of this guidance has not had and is not expected to have a material impact on the Company’s consolidated financial statements.

In April 2010, the FASB issued Accounting Standard Update No. 2010-17. “Revenue Recognition-Milestone Method” (Topic 605) ASU No.2010-17 provides guidance on defining a milestone and determining when it may be appropriate to apply the milestone method of revenue recognition for research or development transactions. An entity often recognizes these milestone payments as revenue in their entirety upon achieving a specific result from the research or development efforts. A vendor can recognize consideration that is contingent upon achievement of a milestone in its entirety as revenue in the period in which the milestone is achieved only if the milestone meets all criteria to be considered substantive. Determining whether a milestone is substantive is a matter of judgment made at the inception of the arrangement. The ASU is effective for fiscal years and interim periods within those fiscal years beginning on or after June 15, 2010. Early application is permitted. Entities can apply this guidance prospectively to milestones achieved after adoption. However, retrospective application to all prior periods is also permitted. The adoption of this guidance has not had and is not expected to have a material impact on the Company’s consolidated financial statements.

In April 2010, the FASB issued Accounting Standard Update No. 2010-18. “Receivables” (Topic 310). ASU No.2010-18 provides guidance on accounting for acquired loans that have evidence of credit deterioration upon acquisition. Paragraph 310-30-15-6 allows acquired assets with common risk characteristics to be accounted for in the aggregated as a pool. Upon establishment of the pool, the pool becomes the unit of accounting. When loans are accounted for as a pool, the purchase discount is not allocated to individual loans; thus all of the loans in the pool accrete at a single pool rate (based on cash flow projections for the pool). Under subtopic 310-30, the impairment analysis also is performed on the pool as a whole as opposed to each individual loan. Paragraphs 310-40-15-4 through 15-12 establish the criteria for evaluating whether a loan modification should be classified as a troubled debt restructuring. Specifically paragraph 310-40-15-5 states that “a restructuring of a debt constitutes a troubled debt restructuring for purposes of this subtopic if the creditor for economic or legal reasons related to the debtor’s financial difficulties grants a concession to the debtor that it would not otherwise consider.” The ASU is effective for modification of loans accounted for within pools under subtopic 310-30 occurring in the first interim or annual period ending on or after July 15, 2010. The amendments are to be applied prospectively. Early application is permitted. The adoption of this guidance has not had and is not expected to have a material impact on the Company’s consolidated financial statements.

In July 2010, the FASB issued Accounting Standard Update No. 2010-20 (ASU No. 2010-20) “Receivables” (Topic 310).  ASU No. 2010-20 provides financial statement users with greater transparency about an entity’s allowance for credit losses and the credit quality of its financing receivables.  This update is intended to provide additional information to assist financial statement users in assessing an entity’s credit risk exposures and evaluating the adequacy of its allowance for credit losses.  The amendments in this update apply to both public and nonpublic entities with financing receivables, excluding short-term trade accounts receivable or receivables measured at fair value or lower of cost or fair value.  The objective of the amendments in ASU No. 2010-20 is for an entity to provide disclosures that facilitate financial statement users’ evaluation of (1) the nature of credit risk inherent in the entity’s portfolio of financing receivables, (2) How that risk is analyzed and assessed in arriving at the allowance for credit losses and (3) The changes and reasons for those changes in the allowance for credit losses.  The entity must provide disclosures about its financing receivables on a disaggregated basis.  For public entities ASU No. 2010-20 is effective for interim and annual reporting periods ending on or after December 15, 2010.  For nonpublic entities ASU No. 2010-20 will become effective for annual reporting periods ending on or after December 15, 2011.  The Company is evaluating the impact ASU No. 2010-20 will have on the financial statements.

In August 2010, the FASB issued Accounting Standard Updates No. 2010-21 (ASU No. 2010-21) “Accounting for Technical Amendments to Various SEC Rules and Schedules” and No. 2010-22 (ASU No. 2010-22) “Accounting for Various Topics – Technical Corrections to SEC Paragraphs”.  ASU No 2010-21 amends various SEC paragraphs pursuant to the issuance of Release no. 33-9026: Technical Amendments to Rules, Forms, Schedules and Codification of Financial Reporting Policies.  ASU No. 2010-22 amends various SEC paragraphs based on external comments received and the issuance of SAB 112, which amends or rescinds portions of certain SAB topics.  Both ASU No. 2010-21 and ASU No. 2010-22 are effective upon issuance.  The amendments in ASU No. 2010-21 and No. 2010-22 will not have a material impact on the Company’s financial statements.

(3)	Going Concern

The accompanying financial statements have been prepared in conformity with generally accepted accounting principles in the United States of America, which contemplates continuation of the Company as a going concern.  However, the Company has negative working capital and a stockholders’ deficit and has losses to date of approximately $16,407,829.  These matters raise substantial doubt about the Company’s ability to continue as a going concern.  In view of these matters, realization of certain of the assets in the accompanying balance sheet is dependent upon the Company’s ability to meet its financing requirements, raise additional capital, and the success of its future operations.  The Company is seeking additional means of financing to fund its business plan.  There is no assurance that the Company will be successful in raising sufficient funds to assure the eventual profitability of the Company.  Management believes that actions planned and presently being taken to revise the Company’s operating and financial requirements provide the opportunity for the Company to continue as a going concern. The financial statements do not include any adjustments that might result from these uncertainties.

(4)	Intangibles and Exclusive Agreement

In February 2007, we acquired an exclusive, royalty-bearing license in specific but broad global territories to make, have made, use, sell, offer for sale, modify, develop, import, export products made using patent applications owned by Rutgers University(“Rutgers”).  We are using these revolutionary patented technologies in the production of structural plastic products such as railroad crossties, bridge infrastructure, utility poles, marine pilings and bulk heading.

We paid approximately $32,000 and issued 714,447 shares of our Common Stock as consideration to Rutgers.  We had estimated the fair market value of the consideration received in exchange for the shares totaled approximately $20,000.  We recorded these amounts, as well as legal expenses we incurred to acquire the license, as an intangible asset.  The license has an indefinite life and is tested for impairment on an annual basis

We are obligated to pay royalties on various product sales to Rutgers, and to reimburse Rutgers for certain patent defense costs.  We did not pay for any Patent defense costs to Rutgers, for the years ended September 30, 2010 and 2009. Royalties incurred to Rutgers, for the years ended September 30, 2010 and 2009 totaled $60,000 and $23,762, respectively. We also pay annual membership dues to AIMPP, a department of Rutgers, as well as consulting fees for research and development processes.  Membership dues and consulting fees for the years ended September 30, 2010 and 2009 totaled $107,148 and $205,354, respectively.

(5)	Accrued liabilities

The components of accrued liabilities are:

	September 30, 2010	September 30, 2009

Payable to insurer for legal settlement	$100,000	$100,000
Refundable oil and gas receipts	67,146	129,334
Accrued interest	39,896	76,644
Accrued payroll	70,312	-
Other	581	51,194
Total accrued liabilities	$277,935	$357,172

(6)	Debt

The components of debt are summarized as follows:

		September 30,
	Due	2010	2009

9% convertible debentures		$-	$278,236
8.75% convertible debenture	December 2010	172,500	172,500
10% convertible debentures	February 2011	500,000	500,000
10% convertible debenture	March 2011	100,000	100,000
7% convertible note	May 2012	350,000
10% convertible note	February 2011	60,000	-
Subtotal - principal		$1,182,500	$1,050,736
Debt discount		(432,186)	(639,594)
		$750,314	$411,142
Less, current portion		657,420	253,795
		$92,894	$157,347

The Company’s 9% convertible debentures were issued during the year ended September 30, 2008 pursuant to debt modifications, resulting in debt conversion expense charged during that year.  In March 2010, the debentures were converted, prior to their maturity dates and in accordance with their terms, into an aggregate of 927,453 shares of common stock.  The unamortized debt discount pertaining to these debentures, amounting to $12,488 in the aggregate, was charged to interest expense upon conversion.

The Company’s 8.75% convertible debenture was issued during the year ended September 30, 2008 pursuant to a debt modification, resulting in debt conversion expense charged during that year.

In September 2009, pursuant to Securities Purchase Agreements, the Company received $600,000 and issued to three accredited investors an aggregate of 600,000 units comprised of (i) one dollar of principal amount of the Company’s 10% convertible debenture and (ii) three 3-year common stock purchase warrants, for five hundred thousand of the units, and one three-year common stock purchase warrants for one hundred thousand of the units, all exercisable at $0.90 per share, for the subscription price of $1.00 per unit. The debentures are due in February and March 2011, may be converted, at the option of the holder into restricted common shares of the Company at the conversion price of $0.90 per share, and earn interest, at the holder’s election, in cash at the rate of 10% or in common shares at the rate of 12% . The debentures are secured on a parri passu basis by a court judgment rendered in favor of Holdings in the action entitled Analytical Surveys, Inc. v. Tonga Partners, L.P., Cannell Capital, LLC, and Carlo Cannell, Civil Action No. 06-cv-2692, pending in the U.S. District Court, Southern District of New York.  The total of the calculated fair value of the warrants and the intrinsic value of beneficial conversion features contained in the debentures exceeded the proceeds received.  Accordingly, the Company recorded a discount on the debentures of limited to the principal value of the debentures, which is being amortized to interest expense through the maturity dates.  The unamortized discount on these debentures at September 30, 2010 is $172,222.

In February 2010, we issued a 10% short-term note in the amount of $300,000, convertible at the rate of $2.00 per share, together with a five-year warrant to purchase 100,000 shares of Common Stock at an exercise price of $2.50 per share. In addition we entered into a consulting agreement with an affiliate of the purchaser for financial consulting services.  Since the exercise price of the warrant was more than the market price of our Common Stock as reported on the OTC Bulletin Board on the date of issuance, no note proceeds were allocated to the warrant. Since the conversion price of the note was less than the reported market price of our Common Stock as reported on the OTC Bulletin Board on the date of issuance, we allocated $45,000 of the proceeds to the beneficial conversion feature, representing the difference between the fair value of common stock issuable upon conversion at the date of purchase and the amount of proceeds allocated to the note, and recorded this amount as a discount on the note.  The note discount was amortized to interest expense through the maturity date of the note. The note was repaid in August 2010 upon maturity.

In May 2010, we issued a 7% two-year note in the amount of $350,000, convertible at the rate of $1.20 per share, together with 41,667 shares of our common stock and a five-year warrant to purchase 166,667 shares of our common stock at an exercise price of $1.40 per share.  Of the total proceeds received, we allocated $45,052to the shares of Common Stock and $152,463 to the warrant, based upon the relative fair values of the note, shares of Common Stock and warrant, as determined using the Black-Scholes pricing model, and recorded these amounts as a discount on the note.  We also allocated $161,012 of the proceeds to the beneficial conversion feature, representing the difference between the fair value of common stock issuable upon conversion at the date of purchase and the amount of proceeds allocated to the note, and recorded this amount as an additional discount on the note.  The total discount of $308,527 will be amortized to interest expense through the scheduled maturity date of the note.

In August 2010, we issued a 10% short-term note in the amount of $60,000, convertible at the rate of $1.05 per share and a five-year warrant to purchase 28,571 shares of our Common Stock at an exercise price of $1.35 per share. Since the exercise price of the warrant was more than the market price of our Common Stock as reported on the OTC Bulletin Board on the date of issuance, no note proceeds were allocated to the warrant. Since the conversion price of the note was less than the reported market price of our Common Stock as reported on the OTC Bulletin Board on the date of issuance, we allocated $3,429 of the proceeds to the beneficial conversion feature, representing the difference between the fair value of common stock issuable upon conversion at the date of purchase and the amount of proceeds allocated to the note, and recorded this amount as a discount on the note.  The note discount is amortized to interest expense through the maturity date of the note.

Each of the debentures or notes above contains features that allow the Company to redeem the debt instrument prior to their scheduled due dates under certain circumstances.  In certain events of default by the Company, the holders may generally require the Company to redeem the debt instruments at 120% of their principal amounts or their conversion value.  Based on the life of the notes and the likelihood and effect of substantive exercise of these provisions the Company has determined that these features have minimal value.

During the quarter ended June 30, 2010, a former holder of a convertible note claimed that additional compensation was payable by the Company in the form of warrants related to a note conversion in 2008.  The Company determined that issuance of additional warrants based on the claim was justified and charged $292,962, representing the fair value of the two-year warrant for the purchase of 287,500 shares of Common Stock based on the Black-Scholes pricing model, to general and administrative expenses during the fiscal year ended September 30, 2010.

The following table summarizes the issuances, repayments, and conversions of our long-term debt during the years ended September 30, 2010 and 2009:

	Year ended September 30, 2010	Year ended September 30, 2009
Beginning Balance	$1,050,736	$725,736
Repayments	(300,000)
Issuances	710,000	600,000
Conversion	(278,236)	(275,000)
Ending Balance	$1,182,500	$1,050,736

Required principal payments on long-term debt at September 30, 2010 total $832,500 and $350,000 for the year ending September 30, 2011 and 2012, respectively.

(7)  Stockholder’s Equity

We are authorized to issue up to 100,000,000 shares of Common Stock, no par value, and up to 2,500,000 shares of Preferred Stock, no par value. There were 22,854,037 shares of Common Stock issued and outstanding at September 30, 2010.  We have not issued any shares of Preferred Stock through September 30, 2010.

We may issue shares of preferred stock, with dividend requirements, voting rights, redemption prices, liquidation preferences and premiums, conversion rights and other terms without a vote of the shareholders.

Pursuant to plans approved by our shareholders, we have granted options to purchase 205,000 shares of Common Stock and may grant options for up to an additional 6,223,105 shares of Common Stock. We also may issue up to an additional 971,685 shares of Common Stock pursuant to grants of options which were awarded outside our approved plans and an additional 762,076 shares of Common Stock pursuant to options that were awarded pursuant to an individual performance-based arrangement.

From inception through September 30, 2009, we have issued shares of Common Stock to our founders, partners, and investors as follows:

We issued 4,048,529 shares of our Common Stock to founding stockholders without consideration and 714,447 shares of our Common Stock to Rutgers University as partial consideration for issuance of an exclusive license agreement to the Company.  We estimated the fair market value of those shares to be $20,000.

Pursuant to a management consulting agreement, we issued 2,572,007 shares of our Common Stock to the consultant as payment for management consulting services.  The consulting agreement also provides for a monthly fee of $10,000 each during the term of the consulting services and an additional payment of a $230,000 fee, which was paid in the year ended September 30, 2008.  We accounted for the entire fee, other than the $10,000 monthly fee, as a cost of raising capital and reduced the proceeds of the private placement completed in December 2007 accordingly.

In December 2007 and January 2008 we completed a private placement of 1,855,655 shares of Common Stock at $0.548 per share, with gross proceeds totaling $1,019,064.  Approximately 49,535 shares were to repay a $27,164 note payable, with the balance received in cash.

In April, 2008, we issued 37,493 shares of our Common Stock to five former Holdings board members in full settlement of all outstanding past due directors’ compensation.  We also issued 25,000 shares to Holdings’ former Chief Executive Officer in lieu of a cash bonus that she was entitled to receive as a result of the Merger.

In April 2008, holders of the Debentures elected to convert $100,000 principal into 250,000 shares of Common Stock, and we repaid $200,000 of the outstanding principal. In May 2008, we issued the Series B Debenture in the principal amount of $200,000, with substantially the same terms as the Debentures. We also completed an additional private placement of 536,250 common shares at $0.88 per share during the period from June 2008 to September 2008.

In August 2008, one of the holders of the Debentures elected to convert $282,564 of principal into 706,410 shares of Common Stock. In September 2008 the Debenture holders converted an additional $714,200 into 2,109,834 shares of Common Stock. They also agreed to amend and restructure the debentures to lower the interest rate from 13% to 9% and extend the maturity date to September 30. 2010. In September we issued the New Debenture in the principal amount of $172,500, with a maturity date of September 30, 2010 and a conversion price of $1.50

From December 2008 to September 2009, we sold a total of 2,615,055 shares of common stock for aggregate gross proceeds of $2,301,248.  Options to purchase an aggregate of 169,293 shares at $0.88 per share and warrants to purchase 50,000 shares at $3.13 per share were issued to investors in certain of these transactions.

In September 2009, we sold 500,000 shares of common stock, together with warrants to purchase 50,000 shares of common stock at an exercise price of $3.13, to an investor for gross proceeds of $975,000.  We incurred $70,405 of fees and issued warrants to purchase 50,000 shares of common stock at an exercise price of $3.13 to finders in connection with the transaction.

During the year ended September 30, 2009, we issued a total of 139,865 shares of common stock to settle interest due on notes payable.  In addition, during the year ended September 30, 2009 we issued an aggregate of 522,000 to consultants and advisors and recorded aggregate compensation expense of $646,810 in connection with the issuances.

In October 2009, the Company issued 200,000 shares of its common stock to consultants for services performed in the Company’s strategic planning and financing activities. The shares had a fair value of $600,000 at issuance based on the quoted market price of the Company’s stock on the OTC Bulletin Board and that fair value was recognized in general and administrative expenses in the three months ended December 31, 2009.

 In November 2009, the Company sold 200,000 shares of common stock and 20,000 three-year warrants, exercisable at $2.91 per share, for aggregate proceeds of $410,000. As a placement fee, the Company paid $8,200 and issued 20,000 three-year warrants, also at the exercise price of $2.91 per share.

In November 2009, the Company issued 360,000 five-year warrants exercisable at $0.90 per share to a consultant for strategic planning, business development and investor relations services to be performed. The warrants had a fair value of $506.136 at issuance based on the Black-Scholes pricing model, and will be amortized to general and administrative expenses over the five year life of the agreement. The first year amortization of $101,227 was recognized during the fiscal year ended September 30, 2010.

Also in November, the Company issued 74,726 shares of common stock to a consultant for business development, marketing and sales services performed. The shares had a fair value of $198,024 at issuance based on the quoted market price of the Company’s stock on the OTC Bulletin Board, which was charged to general and administrative expenses during the fiscal year ended September 30, 2010. Under the agreement, which expires in 2011, the consultant may be granted options to purchase up to 500,000 additional shares of common stock at an exercise price of $0.01 per share contingent on attaining specified sales targets.

In December 2009, the Company issued 104,554 five-year warrants exercisable at $0.88 per share to a consultant for services performed in the Company’s financing efforts. The warrants had a fair value of $283,788 at the date of grant based on the Black-Scholes pricing model, which was recognized in general and administrative expenses in the fiscal year ended September 30, 2010.

In February 2010, we sold 122,000 shares of common stock and 12,200 five-year warrants, exercisable at $2.50 per share, for aggregate proceeds of $250,100.

In February 2010, the Company issued 200,000 shares of its common stock to consultants for services performed in the Company’s strategic planning and financing activities. The shares had a fair value of $460,000 at issuance based on the quoted market price of the Company’s stock on the OTC Bulletin Board and that fair value was recognized in general and administrative expenses in the three months ended March 31, 2010.

Also during February 2010, the Company issued 10,000 three-year warrants exercisable at $2.05 per share to a consultant for services performed. The warrants had a fair value of $19,442 at issuance based on the Black-Scholes pricing model, and was charged to general and administrative expenses during the fiscal year ended September 30, 2010.

In February 2010, we issued a 10% short-term note in the amount of $300,000, convertible at the rate of $2.00 per share. Since the conversion price of the note was less than the reported market price of our Common Stock as reported on the OTC Bulletin Board on the date of issuance, we allocated $45,000 of the note proceeds to the beneficial conversion feature, representing the difference between the fair value of common stock issuable upon conversion at the date of purchase and the amount of proceeds allocated to the note, and recorded this amount as a discount on the note.  The note discount was amortized to interest expense through the maturity date of the note. The note was repaid in August 2010 upon maturity.

During February 2010, we executed a purchase agreement and a registration rights agreement with Lincoln Park Capital, LLC (“LPC”), pursuant to which LPC agreed to purchase 100,000 shares of our common stock at $2.05 per share together with warrants to purchase 50,000 shares at an exercise price of $2.91 per share for total consideration of $205,000.  Upon entering into the purchase agreement, we issued to LPC 85,000 shares of our common stock as consideration for entering into the agreement.  Pursuant to the registration rights agreement, we filed a registration statement with the Securities and Exchange Commission (the “SEC”) covering the shares issued to LPC under the purchase agreement. The registration statement became effective and the initial purchase of 100,000 shares and 50,000 warrants was completed in May 2010.  The aggregate value of the 85,000 commitment shares, $178,500, was charged to paid-in capital, and $84,575 of other offering costs was charged to financing expense in general and administrative expenses.  After the effective date, in May 2010, we sold an additional 20,000 shares under the agreement and received proceeds of $30,067.  In July 2010, we and LPC mutually terminated the purchase agreement and related agreements.

During March 31, 2010, the remaining 9% convertible debentures of $278,236 were converted, prior to their maturity dates and in accordance with their terms, into an aggregate of 927,453 shares of common stock.  The unamortized discount pertaining to these debentures of $12,488 was charged to interest expense upon conversion.

During May 2010, the Company issued 300,000 shares of its common stock to a consultant for services performed for the Company. The shares had a fair value of $450,000 at issuance based on the quoted market price of the Company’s stock on the OTC Bulletin Board and that fair value was recognized in general and administrative expenses in the three months ended June 30, 2010.

During May 2010, we issued a 7% two-year note in the amount of $350,000, convertible at the rate of $1.20 per share, together with 41,667 shares of our common stock and a five-year warrant to purchase 166,667 shares of our common stock at an exercise price of $1.40 per share.  Of the total proceeds received, we allocated $45,052 to the shares of Common Stock and $152,463 to the warrant, based upon the relative fair values of the note, shares of Common Stock and warrant, as determined using the Black-Scholes pricing model, and recorded these amounts as a discount on the note.  We also allocated $161,012 of the proceeds to the beneficial conversion feature, representing the difference between the fair value of common stock issuable upon conversion at the date of purchase and the amount of proceeds allocated to the note, and recorded this amount as an additional discount on the note.  The total discount of $308,527 will be amortized to interest expense through the scheduled maturity date of the note.

During the period May through September 2010, we received $1,431,209, and issued units consisting of an aggregate of 1,192,673 shares of common stock and five-year warrants to purchase 596,336 shares of common stock at an exercise price of $1.40 per share. Certain of these warrants had a fair value of $94,890 at issuance based on the Black-Scholes pricing model, and such fair value was charged to general and administrative expenses during the fiscal year ended September 30, 2010.

During the quarter ended June 30, 2010, a former holder of a convertible note claimed that additional compensation was payable by the Company in the form of warrants related to a note conversion in 2008.  The Company determined that issuance of additional warrants based on the claim was justified and charged $292,962, representing the fair value of the two-year warrant for the purchase of 287,500 shares of Common Stock based on the Black-Scholes pricing model, to general and administrative expenses during the fiscal year ended September 30, 2010.

During July 2010, we issued 50,000 shares of our common stock to a consultant for services performed in the Company’s strategic planning and financing activities. The shares had a fair value of $50,000 at issuance based on the quoted market price of the Company’s stock on the OTC Bulletin Board and that fair value was recognized in general and administrative expenses during the year ended September 30, 2010.

During August 2010, we issued a 10% short-term note in the amount of $60,000, convertible at the rate of $1.05 per share and a five-year warrant to purchase 28,571 shares of our Common Stock at an exercise price of $1.35 per share.  Since the conversion price of the note was less than the reported market price of our Common Stock as reported on the OTC Bulletin Board on the date of issuance, we allocated $3,429 of the proceeds to the beneficial conversion feature, representing the difference between the fair value of common stock issuable upon conversion at the date of purchase and the amount of proceeds allocated to the note, and recorded this amount as a discount on the note.  The note discount is amortized to interest expense through the maturity date of the note.

During the fiscal year ended September 30,2010, we issued 77,877 shares of Common Stock to certain holders of our convertible debentures in exchange for interest accrued in lieu of cash payments of $76,518.

During the fiscal year ended September 30, 2010, we recognized $142,145 of consulting expenses representing the fair value of certain options, based on the Black-Scholes pricing model, granted in prior fiscal years.

During the fiscal year ended September 30, 2010, the Company issued 18,971 shares of common stock upon cashless exercise of certain warrants.

The following table sets forth the number of shares of Common Stock that were issuable upon exercise of outstanding warrants as of September 30, 2010.  Net share settlement is available to warrant holders.
	Expiration	Conversion/ Exercise Price	Common Shares Issuable
Class A Warrants	2011	$5.36	95,473
Class B Warrants	2011	5.96	95,473
Class E Warrants	2011	4.74	188,018
Advisor Warrants	2011	2.36	47,482
Warrants issued in short-term borrowings	2012	1.00	100,000
Warrants issued in short-term borrowings	2013	0.88	200,000
Warrants issued in short-term borrowings	2014	0.88	671,000
Warrants attached to 10% convertible notes	2014	0.90	1,600,000
September 2009 investor warrants	2012	3.13	50,000
September 2009 finder warrants	2012	3.13	50,000
November 2009 finder warrants	2012	2.91	20,000
November 2009 finder warrants	2012	2.91	20,000
November 2009 consultant warrants	2014	0.90	360,000
December 2009 consultant warrants	2012	0.88	104,554
February 2010 consultant warrants	2015	2.50	100,000
February 2010 investor warrants	2015	2.50	12,200
February 2010 consultant warrants	2015	2.05	20,000
LPC warrants	2015	2.91	50,000
Warrants attached to 7% convertible note	2015	1.40	166,667
May 2010 finder warrants	2015	1.40	14,286
May 2010 employment warrants	2015	1.65	340,000
July 2010 consultant warrants	2015	1.50	100,000
Warrants attached to August 2010 short-term convertible note	2015	1.35	28,571
Warrants issued as convertible debt compensation	2012	0.40	287,500
May to September 2010 investor & finders warrants	2015	1.40	653,339

Weighted average exercise price and total shares issuable		$1.44	5,374,563

The following table sets forth the number of shares of Common Stock that were issuable upon conversion of convertible debt as of September 30, 2010:

	Principal Amount	Conversion/ Exercise Price	Common Shares Issuable
8.75% convertible debenture due in 2010	$172,500	1.00	172,500
10% convertible debentures due in 2011	600,000	0.90	666,667
7% convertible note, due in 2012	350,000	1.20	291,667

10% convertible note, due 2011	60,000	1.05	57,142
Total	$1,182,500	1.03	1,187,976

The following table summarizes stock option activity in the fiscal year ended September 30, 2010:

	Number of Shares	Weighted Average Exercise Price
Outstanding at beginning of period	2,219,799	$0.47
Granted	150,000	1.22
Exercised	-	-
Cancelled	(431,038)	$0.13
Outstanding at end of period	1,938,761	$0.61

The Company has agreements with consultants which provide for the issuance of up to 650,000 shares of company common stock or warrants for common stock that are contingent on the achievement of sales performance targets that are not currently considered probable of achievement.

(8) Stock–based compensation

We have three nonqualified stock option plans with 3,373,106 shares remaining available for grant as of September 30, 2010.  The exercise price of the options are established by the Board of Directors on the date of grant and are generally equal to the market price of the stock on the grant date.  The Board of Directors may determine the vesting period for each new grant. Options issued are exercisable in whole or in part for a period as determined by the Board of Directors of up to ten years from the date of grant. Through September 30, 2010, we have issued options to purchase 2,519,799 shares of Common Stock, to employees, consultants and others.

The following table summarizes stock option activity for the fiscal years ended September 30, 2010 and 2009:

	Fiscal Year Ended		Fiscal Year Ended
	September 30, 2010		September 30, 2009
		Weighted-		Weighted-
		Average		Average
	Number	Exercise	Number	Exercise
	of Shares	Price	of Shares	Price

Outstanding at beginning of the fiscal year	2,219,799	$0.47	1,218,114	$-
Granted during the fiscal year	150,000	$1.22	1,301,685	$0.81
Exercised during the fiscal year	-		(300,000)	$0.01
Cancelled during the fiscal year	(431,038)	$0.13	-
Outstanding at end of the fiscal year	1,938,761	$0.61	2,219,799	$0.47

Exercisable at end of fiscal year	892,724	$0.97	646,057	$0.91

Weighted average fair value of options granted during the fiscal year		$0.87		$0.79

The following table summarizes options outstanding at September 30, 2010:

		Weighted-	Weighted-
		Average	Average	Aggregate
	Number	Exercise	Remaining	Intrinsic
	of Shares	Price	Term	Value

Options outstanding at end of fiscal year	1,938,761	$0.61	2.6 years	$962,114
Options vested at end of fiscal year	892,724	$0.97	2.6 years	$122,995
Unvested options expected to vest	1,046,037	$0.30	2.5 years	$823,494

We previously issued an option pursuant to an employment agreement with our Chief Executive Officer, granting the right to purchase 762,076 shares of Common Stock, at an exercise price of $0.00002 per share, under the terms of a certain performance-based stock option. The right to exercise the option is based on the Company’s achievement of specific sales levels on an annual basis.  To date, the Company has not met the sales levels stipulated in this option.

(9)	Income Taxes

We have not recorded any income tax expense or benefit from inception to September 30, 2010 due to our substantial operating losses and the valuation allowance applied against our deferred tax assets.

Income tax benefit (expense) attributable to income (loss) before income taxes differed from the amounts computed by applying the United States of America federal tax rate of 40% to income (loss) before income taxes as a result of the following:

	September 30,	September 30,
	2010	2009
Current:
Federal	$-	$-
State	-	-
	$-	$-
Increase in valuation allowance	(2,800,000)	(901,000)
Benefit of operating loss carryforward	2,800,000	901,000
Provision (benefit) for income taxes, net	$-	$-

	September 30,	September 30,
	2010	2009

Statutory federal income tax rate	40.0%	40.0%
Increase in valuation allowance	(40.0)%	(40.0)%
Effective tax rate	-%	-%

Deferred income taxes result from temporary differences in the recognition of income and expenses for the financial reporting purposes and for tax purposes. The tax effect of these temporary differences representing deferred tax asset and liabilities result principally from the following:

	September 30,	September 30,
	2010	2009
Net operating loss carry-forward expiring after the year 2030	$6,500,000	$3,700,000

Deferred income tax asset	$6,500,000	$3,700,000

At September 30, 2010, the Company has available net operating loss carry forwards of approximately $16,400,000 that expire through 2030.

The net deferred tax assets and liabilities are comprised of the following:

	September 30,	September 30,
	2010	2009
Deferred tax assets
Current	$-	$-
Non-current	4,400,000	1,661,000
	4,400,000	1,661,000
Less valuation allowance	(4,400,000)	(1,661,000)
Net deferred income tax asset	$-	$-

The Company has not taken a tax position that, if challenged, would have a material effect on the financial statements for the two months ended September 30, 2010.

(10)	Leases

We leased approximately 2,000 square feet of office space in New Providence, New Jersey pursuant to a three-year lease agreement for office space which provides for an initial monthly lease payment of $3,356 with customary annual increases.  These premises serve as the corporate headquarters. The initial term of the lease expires on October 31, 2012 and the lease provides one renewal option for an additional three-year term.  Facility rent expense totaled approximately $67,200 and $44,000 for the years ended September 30, 2010 and 2009, respectively.

Future minimum rental payments through the remainder of the initial lease term of October 31, 2012:

Fiscal year ending September 30, 2011	$42,223
Fiscal year ending September 30, 2012	$44,343
Fiscal year ending September 30, 2013	$3,710

(11)	Litigation and Other Contingencies

In April 2006, the Company commenced an action against Tonga Partners, L.P. (“Tonga”), Cannell Capital, L.L.C. and J. Carlo Cannell in the United States District Court of New York, for disgorgement of short-swing profits pursuant to Section 16 of the Securities Exchange Act of 1934, as amended.  On November 10, 2004, Tonga converted a convertible promissory note into 1,701,341 shares of Common Stock, and thereafter, between November 10 and November 15, 2004, sold such shares for short-swing profits.  In September 2008, the District Court granted the Company summary judgment against Tonga for disgorgement of short-swing profits in the amount of $4,965,898.  The defendants are appealing from the order granting the Company’s summary judgment.

The Company is also subject to various other routine litigation incidental to our business. Management does not believe that any of these routine legal proceedings would have a material adverse effect on our financial condition or results of operations.

(12)	Fair Value of Financial Instruments

At year end September 30, 2010, the Company had financial instruments, which in accordance with ASC 820, were required to have their fair value measured on a nonrecurring basis.  The Company determined that these financial instruments are classified within the Fair Value Hierarchy as a Level 3 input.  The Company came to this conclusion based on the method to measure the fair value of the discount associated with the convertible debt.  Due to detachable warrants being issued with the convertible debt the Company used the Black-Scholes method for valuing the detachable warrants.

The inputs used in determining the fair value of the financial instrument were details specific to each debt instrument, such as, date of issuance, length of maturity, market price of stock at date of issuance, exercise price of warrant, risk free rate for similar debt instrument and volatility of Company’s own stock.

The Company’s reconciliation of Level 3 inputs are as follows:

	September 30, 2009	Additions	Amortization	September 30, 2010
Liabilities:
Derivatives not designated as hedging instruments:
Convertible debt discount	$639,594	$356,957	$(564,365)	$432,186

(13)	Related Party Transactions

Harborview Master Fund, L.P.

Harborview Master Fund, L.P. and affiliates (“Harborview”) beneficially own in excess of 5% of our outstanding stock. In July 2009, we issued an interest-free short-term note to Harborview in the amount of $100,000 together with three-year warrants to purchase 100,000 shares of our common stock at an exercise price of $0.90 per share.  The amount of the note was repaid during the fiscal year ended September 30, 2009.

In February 2010, we issued a 10% short-term note in the amount of $300,000 to Harborview, convertible at the rate of $2.00 per share, together with five-year warrants to purchase 100,000 shares of our common stock at an exercise price of $2.50 per share. In addition we entered into a consulting agreement with Harborview for financial consulting services for which we issued 200,000 shares of common stock as compensation. The note was repaid in August 2010.

Bradley C. Love

Mr. Love, who was a member of our board of directors from March 2010 until October 2010, was issued in January 2009, three-year options to purchase 50,000 shares of our common stock at $0.01 per share in consideration for business development and financial consulting services he provided.  Mr. Love subsequently exercised these options.

In 2009, as a consultant to Regal Capital LLC, Mr. Love received compensation from Regal of $62,500 and warrants to purchase an aggregate of 138,281 shares of our common stock at an exercise price of $0.88 per shares.  Some of the warrants expire on December 31, 2013 and the others expire on December 11, 2014 and January 21, 2015.  Also in 2009, as a registered representative with Bedminster Financial Group, Mr. Love received $48,000 in commissions with regard to our private placement.

In June 2009, Mr. Love and his spouse loaned us $100,000 pursuant to an interest-free short-term promissory note (the “Note”).  As consideration for the Note we issued them a five year warrant to purchase 120,000 shares at $0.88 per share.  In September 2009, they rolled the principal amount of the Note into a $100,000 18-month convertible debenture. Interest under the debenture is 10% per annum (or 12% per annum if paid in stock at a conversion rate of $0.90 per share, at their discretion).  The conversion rate of the debenture is $0.90 per share.  The convertible debenture was issued together with five year warrants to purchase 100,000 shares at an exercise price of $0.90 per share.  Mr. Love also has a security interest in all of the proceeds payable to us arising out the action captioned Analytical Surveys, Inc. v. Tonga Partners, L.P., Cannell Capital LLC and Carlo Cannell, pending in the United States District Court, Southern District of New York, Civil Action No. 06-cv-2692.  As of the date hereof, $3,078 had been paid in interest under the debenture, and the principal amount of the debenture still owing was $100,000.

In September 2009, we entered into a financial consulting agreement with Mr. Love pursuant to which Mr. Love provides consulting services related to assistance with obtaining potential customers for our products in the U.S. and internationally, promoting us and our products to potential investors and identifying potential strategic partners, acquisition opportunities and joint venture partners for the expansion and development of our business and products.  The Agreement was amended in March 2010 to provide for a five year term.  Under the agreement, Mr. Love will receive five year warrants to purchase up to 360,000 shares of our common stock at an exercise price of $0.90 per share, exercisable over the term of the agreement at the rate of 72,000 shares per year.

Pursuant to his appointment to the board of directors, Mr. Love was granted, subsequent to September 30, 2010, an option to purchase 150,000 shares of common stock at $1.22 per share.  The option expires five years from date of issuance and the option vests as to 50,000 shares immediately, and the remaining 100,000 shares vest in equal parts one year and two years after grant.

(14)	Subsequent Events

In accordance with the guidance offered in ASC Topic 855, formerly SFAS 165 – “Subsequent Events”, the Company has evaluated its activities through the date the financial statements were available to be issued, and determined that there were no reportable subsequent events, except as disclosed below:

(a)
Subsequent to September 30, 2010, we sold $500,000 of Units to accredited investors, with the investor receiving one share of Common Stock and a warrant to purchase one-half of a share of Common Stock for $1.40 per full share. The warrants expire five years from issuance. Pursuant to this transaction, the Company issued 416,667 shares of Common Stock and warrants to purchase 208,333 shares of Common Stock at a purchase price of $1.40 per share.  In addition, the Company paid $40,000 and issued warrants to purchase 33,333 shares of Common Stock to certain broker-dealers.

(b)
Subsequent to September 30, 2010, we amended our 8.75% convertible debenture, originally due on December 31, 2010 in the principal amount of $172,500, to extend the maturity date to April 1, 2011.  In addition, the Company agreed to reduce the conversion rate of the debenture from $1.25 to $1.00 and adjust the exercise price of certain warrants held by the debenture holder, to $1.25 per share.

10,000 6% Series A Convertible Preferred Shares
(and       Common Shares underlying the 6% Series A Convertible Preferred Shares)
Warrants
(and       Common Shares underlying the Warrants)

AXION INTERNATIONAL
HOLDINGS, INC.

PROSPECTUS

                                     , 2011

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

The following table sets forth estimated expenses expected to be incurred in connection with the issuance and distribution of the securities being registered. The registrant will pay all expenses in connection with this offering.

Securities and Exchange Commission Registration Fee	$
Printing and Engraving Expenses		*
Accounting Fees and Expenses		*
Legal Fees and Expenses		*
Transfer Agent and Registrar Fees and Expenses		*
Blue Sky Fees and Expenses (including Legal Fees)		*
Miscellaneous		*
Total	$	*

*	To be filed by amendment.

ITEM 14.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

Section 7-108-402 of the Colorado Business Corporation Act (the “Act”) provides, generally, that the articles of incorporation may contain a provision eliminating or limiting the personal liability of a director to the corporation or its shareholders for monetary damages for breach of fiduciary duty as a director, except that any such provision may not eliminate or limit the liability of a director (i) for any breach of the director’s duty of loyalty to the corporation or its shareholders, (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) acts specified in Section 7-108-403 (unlawful distributions), or (iv) any transaction from which a director directly or indirectly derived an improper personal benefit. Such provision may not eliminate or limit the liability of a director for any act or omission occurring prior to the date on which such provision becomes effective. The Company’s articles of incorporation contain such a provision.

Section 7-109-103 of the Act provides, that a corporation organized under Colorado law shall be required to indemnify a person who is or was a director of the corporation or an individual who, while serving as a director of the corporation, is or was serving at the corporation’s request as a director, an officer, an agent, an associate, an employee, a fiduciary, a manager, a member, a partner, a promoter, or a trustee of, or to hold any similar position with, another domestic or foreign corporation or other person or of an employee benefit plan (a “Director”) of the corporation and who was wholly successful, on the merits or otherwise, in the defense of any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative and whether formal or informal (a “Proceeding”), in which he was a party, against reasonable expenses incurred by him in connection with the Proceeding, unless such indemnity is limited by the corporation’s articles of incorporation.

Section 7-109-102 of the Act provides, generally, that a corporation may indemnify a person made a party to a Proceeding because the person is or was a Director against any obligation incurred with respect to a Proceeding to pay a judgment, settlement, penalty, fine (including an excise tax assessed with respect to an employee benefit plan) or reasonable expenses incurred in the Proceeding if the person conducted himself or herself in good faith and the person reasonably believed, in the case of conduct in an official capacity with the corporation, the person’s conduct was in the corporation’s best interests and, in all other cases, his or her conduct was at least not opposed to the corporation’s best interests and, with respect to any criminal proceedings, the person had no reasonable cause to believe that his or her conduct was unlawful. A corporation may not indemnify a Director in connection with any Proceeding by or in the right of the corporation in which the Director was adjudged liable to the corporation or, in connection with any other Proceeding charging the Director derived an improper personal benefit, whether or not involving actions in an official capacity, in which Proceeding the Director was judged liable on the basis that he or she derived an improper personal benefit. Any indemnification permitted in connection with a Proceeding by or in the right of the corporation is limited to reasonable expenses incurred in connection with such Proceeding.

Under Section 7-109-107 of the Act, unless otherwise provided in the articles of incorporation, a corporation may indemnify an officer, employee, fiduciary, or agent of the corporation to the same extent as a Director and may indemnify an officer, employee, fiduciary, or agent who is not a Director to a greater extent, if not inconsistent with public policy and if provided for by its bylaws, general or specific action of its board of directors or shareholders, or contract.

In addition, the Company’s articles of incorporation provide that each person who was or is made a party or is threatened to be made a party to or is otherwise involved in any Proceeding by reason of the fact that he or she, or a person of whom he or she is the legal representative, is or was a director, officer or employee of the Company or is or was serving at the request of the Company as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans (an “indemnitee”), whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee or agent in any other capacity while serving as a director, officer, employee or agent, shall be indemnified and held harmless by the Company to the fullest extent authorized by the Act against all expense, liability and loss (including attorney’s fees, judgments, fines, ERISA excise taxes or penalties and amounts paid or to be paid in settlement) reasonably incurred or suffered by such indemnitee in connection therewith. Such indemnification shall continue as to an indemnitee who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the indemnitee’s heirs, executors and administrators; provided, however, that, with respect to Proceedings to enforce rights to indemnification, the Company shall indemnify any such indemnitee in connection with a Proceeding (or part thereof) initiated by such indemnitee only if such Proceeding (or part thereof) was authorized by the Board of Directors of the Company.

The Company’s articles require that the Company maintain insurance to protect itself and any Director, officer, employee or agent of the corporation or another corporation, partnership, joint venture, trust or other enterprise against any such expense, liability or loss, whether or not the corporation would have the power to indemnify such person against such expense, liability or loss under the Act.

The Company’s articles of incorporation provide that the Company shall indemnify any Director or officer, or former director or officer, or any person who may have served at its request as a director or officer of another corporation in which it owns shares of capital stock, or of which it is a creditor, and the personal representative of all such persons, against expenses actually and necessarily incurred by him in connection with the defense of any Proceeding in which he is made a party by reason of being or having been such director or officer, except in relation to matters as to which he shall be adjudged in such Proceeding, to be liable for negligence or misconduct in the performance of duty; but such indemnification shall not be deemed exclusive of any other rights to which such Director or officer may be entitled, under any by-law, agreement, vote of shareholders, or otherwise, nor shall anything herein contained restrict the right of the Company to indemnify or reimburse such person in any proper case, even though not specifically herein provided for.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES

In the three years preceding the filing of this registration statement, we have issued the following securities that were not registered under the Securities Act of 1933, as amended:

•
Pursuant to plans approved by our shareholders, through December 19, 2011 we have granted options to purchase 5,124,185 shares of common stock and may grant options for up to an additional 1,355,404 shares of common stock. We also may issue up to an additional 762,076 shares of common stock pursuant to options that were awarded pursuant to an individual performance-based arrangement.(2)

•	From December 2008 to September 2009, we sold a total of 2,615,055 shares of common stock for aggregate gross proceeds of $2,301,248.(1)

•	In April 2009, $61,537 of principal and accrued interest of our 13% convertible debentures, was converted at a price of $0.30 per share into 207,687 shares of common stock.(1)

•
During the six months ended June 30, 2009, we issued warrants to purchase 150,000 shares of our common stock at a weighted average exercise price of $0.88 per share, for consulting services provided.(2)

•	In July 2009, $35,533 of principal and accrued interest of our 13% convertible debentures was converted at a price of $0.40 per share into 88,834 shares of common stock.(1)

•	In September 2009, an additional $181,440 of principal and accrued interest of our 13% convertible debentures was converted at a price of $0.20 per share into 907,200 shares of common stock.(1)

•
In September 2009, pursuant to Securities Purchase Agreements, we received $600,000 and issued to three accredited investors an aggregate of 600,000 units which totaled (i) $600,000 of principal amount of our 10% convertible debenture and (ii) 1.6 million 3-year common stock purchase warrants, exercisable at $0.90 per share. The warrants had a fair value of $453,968 at issuance based on the Black-Scholes pricing model.(1)

•
In September 2009, we sold 500,000 shares of common stock, together with warrants to purchase 50,000 shares of common stock at an exercise price of $3.13, to an investor for gross proceeds of $975,000. (1)

•
During the nine months ended September 30, 2009, we received proceeds from several short-term debt securities for which we issued warrants in the aggregate to purchase 646,000 shares of common stock at a weighted average exercise price of $0.89.(1)

•	During the three years ended December 19, 2011, we issued a total of 215,702 shares of common stock to settle interest due on various notes payable.(1)

•
During the three years ended December 19, 2011, we issued an aggregate of 1,476,793 shares of common stock to consultants and advisors and recorded aggregate compensation expense of $2,285,392, representing the fair value of the common stock, in connection with the issuances.(2)

•
In November 2009, the Company sold 200,000 shares of common stock and 20,000 three-year warrants, exercisable at $2.91 per share, for aggregate proceeds of $410,000. As a placement fee, the Company paid $8,200 and issued 20,000 three-year warrants, also at the exercise price of $2.91 per share.(1)

•
In November 2009, the Company issued 360,000 five-year warrants exercisable at $0.90 per share to a consultant for strategic planning, business development and investor relations services to be performed. The warrants had a fair value of $506,136 at issuance based on the Black-Scholes pricing model.(2)

•
In December 2009, the Company issued 104,554 five-year warrants exercisable at $0.88 per share to a consultant for services performed in the Company’s financing efforts. The warrants had a fair value of $283,788 at the date of grant based on the Black-Scholes pricing model.(2)

•
In February 2010, we issued a 10% short-term note in the amount of $300,000, convertible at the rate of $2.00 per share, together with a five-year warrant to purchase 100,000 shares of common stock at an exercise price of $2.50. The warrants had a fair value of $200,044 at the date of grant based on the Black-Scholes pricing model.(1)

•	In February 2010, we sold 122,000 shares of common stock and 12,200 five-year warrants, exercisable at $2.50 per share, for aggregate proceeds of $250,100.(1)

•
In February 2010, the Company issued 10,000 three-year warrants exercisable at $2.05 per share to a consultant for services performed. The warrants had a fair value of $19,442 at issuance based on the Black-Scholes pricing model.(2)

•
In February 2010, we executed a purchase agreement and a registration rights agreement with Lincoln Park Capital, LLC (“LPC”), pursuant to which LPC agreed to purchase 100,000 shares of our common stock at $2.05 per share together with warrants to purchase 50,000 shares at an exercise price of $2.91 per share for total consideration of $205,000.  Upon entering into the purchase agreement, we issued to LPC 85,000 shares of our common stock as consideration for entering into the agreement.  Pursuant to the registration rights agreement, we filed a registration statement with the Securities and Exchange Commission covering the shares issued to LPC under the purchase agreement. The registration statement became effective and the initial purchase of 100,000 shares and 50,000 warrants was completed in May 2010. After the effective date, in May 2010, we sold an additional 20,000 shares under the agreement and received proceeds of $30,067.  In July 2010, we and LPC mutually terminated the purchase agreement and related agreements.(1)

•
During March 2010, the remaining 9% convertible debentures of $278,236 were converted, prior to their maturity dates and in accordance with their terms, into an aggregate of 927,453 shares of common stock. (1)

•	During May 2010, we sold 41,667 shares of common stock for proceeds of $50,000.(1)

•
In May 2010, we issued a 7% two-year note in the amount of $350,000, convertible at the rate of $1.20 per share, together with a five-year warrant to purchase 166,667 shares of common stock at an exercise price of $1.40 per share. The warrants had a fair value of $243,468 at issuance based on the Black-Scholes pricing model, with $152,463 being allocated to the warrant based on its relative fair value of the note and warrant.(1)

•
In May 2010, we issued 340,000 three-year warrants exercisable at $1.65 per share to an officer upon hire. The warrants had a fair value of $401,239 at issuance based on the Black-Scholes pricing model.(2)

•
During the period May through September 2010, we received $1,431,209, and issued units consisting of an aggregate of 1,192,673 shares of common stock and five-year warrants to purchase 596,339 shares of common stock at an exercise price of $1.40 per share. Certain of these warrants had a fair value of $94,890 at issuance based on the Black-Scholes pricing model. As a placement fee, we issued 57,000 five-year warrants, also at the exercise price of $1.40 per share.(1)

•
During the three months ended June 30, 2010, a former holder of a convertible note claimed that additional compensation was payable by the Company in the form of warrants related to a note conversion in 2008.  The Company determined that issuance of additional warrants based on the claim was justified and charged $292,962, representing the fair value of the two-year warrant for the purchase of 287,500 shares of common stock based on the Black-Scholes pricing model, to general and administrative expenses during the fiscal year ended September 30, 2010.(1)

•
During the three months ended September 30, 2010, we issued to two consultants for services rendered, five-year warrants to purchase 114,286 shares of common stock at a weighted average exercise price of $1.49. The warrants had a fair value of $107,675 at issuance based on the Black-Scholes pricing model. (2)

•
In August 2010, we issued a 10% short-term note in the amount of $60,000, convertible at the rate of $1.05 per share and a five-year warrant to purchase 28,571 shares of common stock at an exercise price of $1.35 per share. The warrants had a fair value of $27,214 at issuance based on the Black-Scholes pricing model.(1)

•
During the three years ended December 19, 2011, we issued 514,809 shares of common stock upon cashless exercise of certain options and warrants. In addition, during the same period we issued 95,000 shares of common stock and received $950 upon exercise of certain options and warrants.(1)

•
Pursuant to the terms of a letter agreement executed in October 2010, we issued 35,000 shares of common stock to a consultant to assist us in raising capital. The shares had a fair value of $36,750 at issuance based on the quoted market price of the Company’s stock on the OTC Bulletin Board.(2)

•	During October 2010, we issued a five-year warrant to purchase 50,000 shares of common stock at $1.20 per share to one of our directors for providing recruiting assistance.(2)

•
In November 2010, we issued 80,000 three-year warrants exercisable at $1.65 per share to an director for services previously performed. The warrants had a fair value of $58,908 at issuance based on the Black-Scholes pricing model.(2)

•
During the three months ended December 31, 2010, we received $500,000, and issued units consisting of an aggregate of 416,667 shares of common stock and five-year warrants to purchase 208,333 shares of common stock at an exercise price of $1.40 per share. A warrant to purchase 33,333 shares of common stock was issued as a finder’s fee in regards to these transactions and had a fair value of $28,321 at issuance based on the Black-Scholes pricing model.(1)

•	During March 2011, we issued 262,500 shares of common stock, valued at $367,500 at date of issue pursuant to a sub-license agreement.(1)

•	At maturity in February 2011, we issued 60,000 shares of common stock upon conversion of our 10% Convertible Note, comprised of $60,000 of principal and $3,000 of accrued interest.(1)

•
On March 22, 2011, we sold 156,498 shares of our 10% Convertible Preferred Stock at a price per share of $10, for gross proceeds of $1,564,980. Each share of 10% Convertible Preferred Stock is convertible into eight (8) shares of common stock.(1)

•
During the three months ended March 31, 2011, we issued warrants to purchase 71,926 shares of our common stock at a weighted average exercise price of $0.89 per share to various consultants for services performed on our behalf. The warrants had a fair value of $288,850 at the date of grant based on the Black-Scholes pricing model.(2)

•	In June 2011, we issued 443,408 shares of common stock upon conversion of our 7% Convertible Note, in the principal amount of $350,000 and $49,067 of accrued interest.(1)

•
On April 1, 2011, we sold 188,125 shares of our 10% Convertible Preferred Stock at a price per share of $10, for gross proceeds of $1,881,250. Each share of 10% Convertible Preferred Stock is convertible into 8 shares of common stock.(1)

•
On April 13, 2011, we sold 227,500 shares of our 10% Convertible Preferred Stock at a price per share of $10, for gross proceeds of $2,275,000. Each share of 10% Convertible Preferred Stock is convertible into eight (8) shares of common stock.(1)

•
On April 21, 2011, we sold 187,650 shares of our 10% Convertible Preferred Stock at a price per share of $10, for gross proceeds of $1,876,500. Each share of 10% Convertible Preferred Stock is convertible into eight (8) shares of common stock.(1)

•
During the three months ended June 30, 2011, we issued warrants to purchase 130,000 shares of our common stock at a weighted average exercise price of $1.44 per share, to various consultants for services performed, or to be performed on our behalf.  The warrants had a fair value of $125,497 at the date of grant based on the Black-Scholes pricing model.(2)

•
During the six months ended September 30, 2011, we issued warrants to purchase 283,347 shares of our common stock at a weighted average exercise price of $0.60 per share, to debenture holders pursuant to the amended terms of our 10% convertible debentures due in June 2012. The warrants had a fair value of $187,020 at the date of grant based on the Black-Scholes pricing model.(1)

•
For the dividend payable on June 30, 2011 and September 30, 2011, we chose to pay the dividend with shares of our common stock, in lieu of cash. We issued 325,668 shares of common stock with a fair value on date of payment of $352,032.(1)

•	During July 2011, we issued 42,373 shares of common stock to Rutgers, in settlement of our $50,000 royalty obligation.(1)

•
During August 2011, for consulting services previously provided, we issued a warrant to purchase 3,750 shares of common stock at an exercise price of $1.40 per share. At the date of issuance, the warrants had a fair value of $3,536, based on the Black-Scholes pricing model. (2)

•
Pursuant to a consulting and advisory agreement entered into during December 2010, through September 2011 we issued three-year warrants to purchase 100,000 shares of common stock at an exercise price of $1.25 per share. The warrants had a cumulative fair value of $75,293 at the dates of grant based on the Black-Scholes pricing model.(2)

•
During October 2011, we issued 250,000 shares of our common stock with a fair value on the date of issuance of $212,500 to the lender as a commitment fee in regards to our revolving credit facility.(1)

(1)
We relied on the exemption provided by Sections 4(2) and/or 4(6) of the Securities Act and Regulation D under the Securities Act.  The purchasers of securities are accredited investors and acquired securities for their own account for investment purposes only and not for resale unless registered under the Securities Act or pursuant an exemption from such registration.

(2)
We relied on the exemption from registration under the Securities Act, pursuant to Rule 701 thereof, on the basis that the transactions were pursuant to compensatory benefit plans and contracts relating to compensation as provided under Rule 701, and/or Section 4(2) as transactions by an issuer not involving a public offering.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

A list of exhibits filed with this registration statement on Form S-1 is set forth on the Exhibit Index and is incorporated in this Item 16 by reference.

ITEM 17. UNDERTAKINGS

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes that:

(1)  For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2)  For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New Providence, State of New Jersey, on December 21, 2011.

AXION INTERNATIONAL HOLDINGS, INC.

By:	/s/ Steven Silverman
Steven Silverman
President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on the dates indicated.

SIGNATURE	TITLE	DATE

/s/ Steven Silverman	President, Chief Executive Officer and Director	December 21, 2011
Steven Silverman	(principal executive officer)

/s/ Donald Fallon	Chief Financial Officer	December 21, 2011
Donald Fallon	(principal financial and accounting officer)

/s/ James Kerstein	Chief Technology Officer, Secretary, and Director	December 21, 2011
James Kerstein

/s/ Michael Dodd	Director	December 21, 2011
Michael Dodd

/s/ Anthony Hatch	Director	December 21, 2011
Anthony Hatch

/s/ Allen Hershkowitz	Director	December 21, 2011
Allen Hershkowitz

/s/ Perry Jacobson	Director	December 21, 2011
Perry Jacobson

/s/ Peter Janoff	Director	December 21, 2011
Peter Janoff

EXHIBIT INDEX

Exhibit No.		Description of Document
1.1	+	Form of Placement Agency Agreement

2.1
Agreement and Plan of Merger by and among Analytical Surveys, Inc., Axion Acquisition Corp, and Axion International, Inc. dated as of November 20, 2007 (incorporated by reference to Exhibit 2.1 to the Company’s Current Report on Form 8-K dated November 21, 2007)

2.2		Certificate of Merger of the Merger Sub and Axion, dated March 20, 2008 (incorporated by reference to Exhibit 2.2 to the Company’s Current Report on Form 8-K filed on March 26, 2008)

3.1		Articles of Incorporation, as amended (incorporated by reference to the Company’s Registration Statement on Form S-18 (Registration No. 2-93108-D))

3.2		By-Laws (incorporated by reference to the Company’s Registration Statement on Form S-18 (Registration No. 2-93108-D))

3.3		Amendment to By-laws (incorporated by reference to the Company’s Annual Report on Form 10-K for the year ended September 30, 1998)

3.4		Articles of Amendment, filed July 21, 2008 (incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K filed on August 6, 2008)

3.5		Certificate of Designation of 10% Convertible Preferred Stock (incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K, filed on March 25, 2011)

3.6		Certification of Correction of Preferred Stock Designation (incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K, filed on April 21, 2011)

4.1
Form of Company’s 10% Secured Convertible Debenture due March 11, 2011, with form of Warrant as an exhibit (incorporated by reference to Exhibit 10.16 to the Company’s Current Report on Form 8-K filed on October 1, 2009)

4.2	+	Form of Class A Warrant

4.3	+	Form of Class B Warrant

4.4	+	Form of Certificate of Designation of Preferences, Rights, and Limitations of Series A Preferred Shares

5.1	+	Opinion of Counsel

10.1		Analytical Surveys, Inc. Year 2003 Stock Option Plan and Form of Agreement (incorporated by reference to the Company’s Proxy Statement dated July 21, 2003) (1)

10.2
Employment Agreement, dated as of January 1, 2008, between James Kerstein and Axion International, Inc. (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed March 26, 2008) (1)

10.3
Assignment and Amendment Agreement, dated March 20, 2008, among the Assignors named therein, ADH Ventures, LLC and the Company (incorporated by reference to Exhibit 10.4 to the Company’s Current Report on Form 8-K filed March 26, 2008)

10.4
License Agreement, dated February 1, 2007, by and between Rutgers, the State University of New Jersey, and Axion International, Inc. (incorporated by reference to Exhibit 10.1 to the Company’s Quarterly Report on Form 10-QSB filed May 15, 2008) (2)

10.5
Employment Agreement, dated September 23, 2010, between Steven Silverman and Axion International Holdings, Inc. (incorporated by reference to  Exhibit 10.18 to the Company’s Annual Report on Form 10-K, filed on January 12, 2011) (1)

10.6		Form of Subscription Agreement for private placement of 10% Convertible Preferred Stock (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K, filed on March 25, 2011)

10.7		Amended Employment Letter with Steven Silverman, dated May 10, 2011 (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K, filed on May 16, 2011) (1)

10.8		Amended Employment Letter with James Kerstein, dated May 10, 2011 (incorporated by reference to Exhibit 10.2 to the Company’s Current Report on Form 8-K, filed on May 16, 2011) (1)

10.9		Employment Agreement, dated June 7, 2011, between the Company and Donald Fallon (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K, filed on June 13, 2011) (1)

10.10
Revolving Credit Agreement, dated November 9, 2011, between the Company and Samuel G. Rose (incorporated by reference to Exhibit 10.1 to the Company’s Quarterly Report on Form 10-Q, filed on November 14, 2011)

10.11
Security Agreement, dated November 9, 2011, between the Company and Samuel G. Rose (incorporated by reference to Exhibit 10.2 to the Company’s Quarterly Report on Form 10-Q, filed on November 14, 2011)

10.12		Revolving Credit Note, dated November 9, 2011, issued by the Company (incorporated by reference to Exhibit 10.3 to the Company’s Quarterly Report on Form 10-Q, filed on November 14, 2011)

10.13	+	Form of Securities Purchase Agreement

22.1		Subsidiaries of the Company*

23.1		Consent of RBSM LLP*

23.2		Consent of Greenberg Traurig, LLP (included in Exhibit 5.1 to this Registration Statement)

99.1	+	Affidavit to Dispense with Consent of Jewett, Schwartz, Wolfe and Associates in accordance with Rule 437 of Regulation C*

* Filed herewith
+ To be filed by amendment
(1) Indicates management contract of compensatory plan or arrangement.
(2) Portions have been deleted and filed separately with the Securities and Exchange Commission.  Confidential treatment has been requested with regard to the deleted portions.